Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-248989

Explanatory Note

In connection with the proposed merger of Third Point Reinsurance Ltd. (“Third Point Re”) and Sirius International Insurance Group, Ltd. (“Sirius”) pursuant to an Agreement and Plan of Merger, dated as of August 6, 2020, by and among Sirius, Third Point Re and Yoga Merger Sub Limited, a Bermuda exempted company limited by shares and a wholly owned subsidiary of Third Point Re (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Sirius, with Sirius continuing as the surviving company and a wholly owned subsidiary of Third Point Re, the parties are making available to shareholders of Third Point Re and Sirius the following information related to Sirius. This information is being made available on November 10, 2020.

Third Point Re and Sirius urge you to read the Joint Proxy Statement/Prospectus filed with the U.S. Securities and Exchange Commission on October 23, 2020 and to vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Third Point Re special meeting or the Sirius special meeting, as applicable.

Consolidated Financial Statements of Sirius as of September 30, 2020 and for the three and nine months ended September 30, 2020 and 2019

Sirius International Insurance Group, Ltd.
Consolidated Balance Sheets
As at September 30, 2020 and December 31, 2019

(Expressed in millions of U.S. dollars, except share information)		September 30, 2020		December 31, 2019
		Unaudited		
Assets				
Fixed maturity investments, trading, at fair value (Amortized cost 2020: $1,932.7; 2019: $1,656.6)	$	1,958.9	$	1,681.0
Short-term investments, at fair value (Amortized cost 2020: $1,145.4; 2019: $1,090.8)		1,132.6		1,085.2
Equity securities, trading, at fair value (Cost 2020: $170.0; 2019: $379.2)		158.7		405.2
Other long-term investments, at fair value (Cost 2020: $327.5; 2019: $315.4)		388.0		346.8
Cash		168.4		136.3
Restricted cash		15.8		14.3
Total investments and cash		3,822.4		3,668.8
Accrued investment income		8.9		11.2
Insurance and reinsurance premiums receivable		789.0		730.1
Reinsurance recoverable on unpaid losses		482.5		410.3
Reinsurance recoverable on paid losses		70.4		73.9
Funds held by ceding companies		244.1		293.9
Ceded unearned insurance and reinsurance premiums		172.5		162.0
Deferred acquisition costs		145.2		148.2
Deferred tax asset		158.4		166.7
Accounts receivable on unsettled investment sales		19.1		6.7
Goodwill		400.8		400.8
Intangible assets		168.0		179.8
Other assets		151.5		161.4
Total assets	**$**	**6,632.8**	**$**	**6,413.8**
Liabilities				
Loss and loss adjustment expense reserves	$	2,672.9	$	2,331.5
Unearned insurance and reinsurance premiums		759.4		708.0
Ceded reinsurance payable		270.3		244.7
Funds held under reinsurance treaties		156.5		169.1
Deferred tax liability		213.6		205.9
Debt		695.8		685.2
Accounts payable on unsettled investment purchases		29.9		2.3
Other liabilities		175.9		201.3
Total liabilities		**4,974.3**		**4,548.0**
Commitments and contingencies (see Note 19)				
Mezzanine equity				
Series B preference shares		**197.5**		**223.0**
Common shareholders' equity				
Common shares (*shares issued and outstanding, 2020 & 2019: 115,299,341)*		1.2		1.2
Additional paid-in surplus		1,099.9		1,098.2
Retained earnings		564.5		778.5
Accumulated other comprehensive (loss)		(206.4)		(237.5)
Total common shareholders' equity		**1,459.2**		**1,640.4**
Non-controlling interests		**1.8**		**2.4**
Total equity		**1,461.0**		**1,642.8**
Total liabilities, mezzanine equity, and equity	**$**	**6,632.8**	**$**	**6,413.8**

See Notes to Consolidated Financial Statements

3

Sirius International Insurance Group, Ltd.
Consolidated Statements of (Loss) Income
For the three and nine months ended September 30, 2020 and 2019
Unaudited

(Expressed in millions of U.S. dollars, except share and per share information)	Three months ended September 30, 2020	Three months ended September 30, 2019	Nine months ended September 30, 2020	Nine months ended September 30, 2019
Revenues				
Net earned insurance and reinsurance premiums	$ 372.6	$ 374.2	$ 1,177.1	$ 1,056.8
Net investment income	1.7	22.8	30.0	67.3
Net realized investment (losses) gains	(3.8)	15.3	23.6	39.9
Net unrealized investment gains (losses)	31.2	53.9	(3.9)	143.4
Net foreign exchange (losses) gains	(21.3)	4.9	(18.9)	9.4
Other revenue	15.8	16.3	30.3	51.3
Total revenues	**396.2**	**487.4**	**1,238.2**	**1,368.1**
Expenses				
Loss and loss adjustment expenses	305.4	348.6	972.8	810.5
Insurance and reinsurance acquisition expenses	83.6	75.1	236.4	215.4
Other underwriting expenses	41.3	35.4	115.6	106.2
General and administrative expenses	34.4	28.0	90.4	80.6
Intangible asset amortization expenses	3.9	3.9	11.8	11.8
Interest expense on debt	8.1	7.7	23.8	23.3
Total expenses	**476.7**	**498.7**	**1,450.8**	**1,247.8**
Pre-tax income (loss)	**(80.5)**	**(11.3)**	**(212.6)**	**120.3**
Income tax (expense) benefit	(23.5)	3.7	(19.9)	(15.6)
Net (loss) income	**(104.0)**	**(7.6)**	**(232.5)**	**104.7**
(Income) attributable to non-controlling interests	(0.2)	(0.4)	(0.2)	(1.6)
(Loss) income attributable to Sirius Group	**(104.2)**	**(8.0)**	**(232.7)**	**103.1**
Change in carrying value of Series B preference shares	8.7	5.3	25.5	(3.9)
Net (loss) income attributable to Sirius Group's common shareholders	**$ (95.5)**	**$ (2.7)**	**$ (207.2)**	**$ 99.2**
Net (loss) income per common share and common share equivalent				
Basic earnings per common share and common share equivalent	$ (0.83)	$ (0.02)	$ (1.80)	$ 0.78
Diluted earnings per common share and common share equivalent	$ (0.83)	$ (0.06)	$ (1.83)	$ 0.78
Weighted average number of common shares and common share equivalents outstanding:				
Basic weighted average number of common shares and common share equivalents outstanding	115,297,945	115,251,853	115,279,197	115,225,942
Diluted weighted average number of common shares and common share equivalents outstanding	115,297,945	127,153,523	127,180,867	115,619,222

See Notes to Consolidated Financial Statements

4

Consolidated Statements of Comprehensive (Loss) Income For the three and nine months ended September 30, 2020 and 2019 Unaudited Three months ended September 30, Nine months ended September 30, (Expressed in millions of U.S. dollars)2020201920202019 Comprehensive (loss) income Net (loss) income$(104.0) $(7.6) $(232.5) $104.7 Comprehensive (loss) income attributable to Sirius Group $ (66.7) $ (50.3) $ (201.6) $ 34.1 See Notes to Consolidated Financial Statements

Consolidated Statements of Shareholders' Equity For the three and nine months ended September 30, 2020 and 2019 Unaudited Three months ended September 30, Nine months ended September 30, (Expressed in millions of U.S. dollars)2020201920202019 Common shares Balance at beginning and end of period$1.2 $1.2 $1.2 $1.2 Additional paid-in surplus See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows For the nine months ended September 30, 2020 and 2019 Unaudited Nine months ended September 30, (Expressed in millions of U.S. dollars) 2020 2019 Cash flows from operating activities: Net (loss) income $ (232.5) $ 104.7 Adjustments to reconcile net income to net cash provided from operations: Net realized and unrealized investment losses (gains) (19.7) (183.3) Amortization of premium on fixed maturity investments 3.8 (4.7) Amortization of intangible assets 11.8 11.8 Depreciation and other amortization 5.0 6.3 Share-based compensation 1.7 7.9 Revaluation of contingent consideration 0.6 — Net gain on sale of consolidated affiliate (0.9) — Other operating items: Net change in loss and loss adjustment expense reserves 296.8 274.1 Net change in reinsurance recoverable on paid and unpaid losses (46.1) (82.0) Net change in funds held by ceding companies 54.3 (61.5) Net change in unearned insurance and reinsurance premiums 24.0 212.4 Net change in ceded reinsurance payable 9.7 73.3 Net change in ceded unearned insurance and reinsurance premiums 0.5 (32.4) Net change in insurance and reinsurance premiums receivable (30.7) (269.4) Net change in deferred acquisition costs 6.4 (22.5) Net change in funds held under reinsurance treaties (15.7) 33.1 Net change in current and deferred income taxes, net 21.1 (4.8) Net change in other assets and liabilities, net 25.4 24.9 Net cash provided from operating activities 115.5 87.9 Cash flows from investing activities: Net change in short-term investments (5.5) (285.8) Sales of fixed maturities and convertible fixed maturity investments 380.6 430.7 Maturities, calls, and paydowns of fixed maturity and convertible fixed maturity investments 223.5 239.4 Sales of common equity securities 858.5 212.6 Distributions, redemptions, and maturities of other long-term investments 22.8 53.6 Return of principal on loan participations 1.4— Sale of consolidated affiliate, net of cash sold 11.2— Contributions to other long-term investments(30.5)(46.5) Purchases of common equity securities(653.3)(174.9) Purchases of fixed maturities and convertible fixed maturity investments(870.2)(504.4) Purchases of loan participation(10.0)— Net change in unsettled investment purchases and sales 15.4 23.7 Other, net (2.5) 0.8 Net cash (used for) investing activities (58.6) (50.8) Cash flows from financing activities: Payment of contingent consideration(28.4)— Cash dividends paid to non-controlling interests (1.0)— Change in collateral held on Interest Rate Cap — (0.1) Net cash (used for) financing activities(29.4) (0.1) Effect of exchange rate changes on cash 6.1 (9.4) Net increase (decrease) in cash during period 33.627.6 Cash, restricted cash, and cash held for sale balance at beginning of period 150.6 132.2 Cash, restricted cash, and cash held for sale balance at end of period $ 184.2 $ 159.8 See Notes to Consolidated Financial Statements

Note 1. General Sirius International Insurance Group, Ltd. ("the Company") is a Bermuda exempted company that provides multi-line insurance and reinsurance on a worldwide basis through its subsidiaries (collectively with the Company, "Sirius Group"). Note 2. Summary of significant accounting policies Basis of presentation The accompanying Unaudited Consolidated Financial Statements at September 30, 2020, have been prepared in accordance with generally accepted accounting principles in the United States of America ("GAAP") and the rules and regulations of the U.S. Securities and Exchange Commission ("SEC") for interim financial information. The accompanying Unaudited Consolidated Financial Statements present the consolidated results of operations, financial condition, and cash flows of the Company and its subsidiaries and those entities in which the Company has control and a majority economic interest as well as those variable interest entities ("VIEs") that meet the requirements for consolidation. All significant intercompany transactions have been eliminated in consolidation. These Unaudited Consolidated Financial Statements do not include all disclosures normally included in annual financial statements prepared in accordance with GAAP and should be read in conjunction with the Audited Consolidated Financial Statements and the related notes for the year ended December 31, 2019. The consolidated financial information as of December 31, 2019 included herein has been derived from the Audited Consolidated Financial Statements as of December 31, 2019. Effective January 1, 2020, the Company changed its reportable segments. The change in reportable segments had no impact on the Company’s historical consolidated financial positions, results of operations or cash flows as previously reported. Where applicable, all prior periods presented have been revised to conform to this new presentation. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In the opinion of management, the accompanying Unaudited Consolidated Financial Statements reflect all adjustments (consisting of normally recurring accruals) necessary for a fair statement of results on an interim basis. Tabular dollar amounts are in millions, with the exception of share and per share amounts. All amounts are reported in U.S. dollars, except where noted otherwise. Recently adopted changes in accounting principles Credit losses Effective January 1, 2020, Sirius Group adopted Accounting Standards Update ("ASU") 2016-13, Measurement of Credit Losses on Financial Instruments (ASC 326), which establishes new guidance for the recognition of credit losses for financial assets measured at amortized cost ("current expected credit losses" or "CECL"). The guidance applies to financial assets that have the contractual right to receive cash, including reinsurance receivables and recoverables and requires reporting entities to estimate the credit losses expected over the life of a credit exposure using historical information, current information and reasonable and supportable forecasts that affect the collectability of the financial asset. The expected credit losses, and subsequent adjustments to such losses, are recorded through an allowance account that is deducted from the amortized cost basis of the financial asset, with the net carrying value of the financial asset presented on the consolidated balance sheet at the amount expected to be collected. Sirius Group adopted the new guidance using a modified retrospective transition method through a cumulative-effect adjustment to retained earnings. As a result of the adoption of the new guidance, Sirius Group estimated a total CECL allowance of $14.9 million. The adoption of this guidance did not materially impact our results of operations or cash flows. Due to the adoption of the standard using the retrospective cumulative-effect adjustment method, the Company recorded a $(6.8) million cumulative-effect adjustment net of taxes to its opening retained earnings. (See Note 7.)

Fair Value Measurement Disclosures Effective January 1, 2020, Sirius Group adopted ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework —Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements of fair value measurements. The adoption of this guidance did not have any impact on the consolidated financial statements but expanded disclosure of the ranges and weighted averages of significant unobservable inputs used in Level 3 fair values. (See Note 9.) Simplifying the Accounting for Income Taxes Effective January 1, 2020, Sirius Group adopted ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which eliminates certain exceptions, and clarifies and simplifies certain aspects of accounting for income taxes. Sirius Group has fully adopted all provisions of the guidance with consideration of the various transition methods. Sirius Group adopted the removal of the exception to the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. The removal of this exception allowed Sirius Group to record a benefit for a year-to-date loss in excess of its forecasted loss in certain jurisdictions. The removal of this exception was applied prospectively to the Income tax benefit (expense) line on the Consolidated Statements of (Loss) Income. Sirius Group adopted all other provisions in the guidance, including the requirement for an entity to recognize a franchise tax (or similar tax) that is partially based on income as an income-based tax and account for any incremental amount incurred as a non-income-based tax through a cumulative-effect adjustment to retained earnings. These provisions did not have a material impact on the Consolidated Financial Statements or were not applicable to Sirius Group. Note 3. Significant transactions Merger Agreement with Third Point Reinsurance, Ltd. On August 6, 2020, the Company announced that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Third Point Reinsurance Ltd., a Bermuda exempted company (“TPRE”), and Yoga Merger Sub Limited, a Bermuda exempted company and a wholly owned subsidiary of TPRE (“Merger Sub”). The Merger Agreement provides, among other things, that, upon the terms and subject to the conditions set forth in the Merger Agreement and a Statutory Merger Agreement to be executed by the Company, TPRE and Merger Sub (the “Statutory Merger Agreement”), Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of TPRE (the “Merger”). The Merger Agreement, the Statutory Merger Agreement, and the consummation of the transactions contemplated by the Merger Agreement and the Statutory Merger Agreement, including the Merger (the “Transactions”), have been unanimously approved by the board of directors of each of the Company and TPRE. The consummation of the Transactions is expected to occur during the first quarter of 2021, subject to the satisfaction or waiver of applicable closing conditions.

Under the terms of the Merger Agreement, as of the effective time of the Merger, each issued and outstanding common share, par value $0.01 per share, of the Company (“Company Shares”) will be converted into the right to receive, at the election of the holder thereof, (i) $9.50 in cash, or (ii) (A) 0.743 of a common share, par value $0.10 per share, of TPRE (“TPRE Shares”) and (B) one contractual contingent value right (each, a “CVR”), which will represent the right to receive a contingent cash payment, and which, taken together with the fraction of the TPRE Share received, guarantee that on the second anniversary of the closing date of the Merger, the electing shareholder will have received equity and cash with a value of at least $13.73 per share (the “Share & CVR Election”), or (iii) (A) $0.905 in cash, (B) a number of TPRE Shares equal to the Mixed Election Common Shares Exchange Ratio (as such term is defined in the Merger Agreement), (C) a number of newly issued Series A preference shares of TPRE (“TPRE Preference Shares”) equal to the Mixed Election Preference Shares Exchange Ratio (as such term is defined in the Merger Agreement), (D) 0.190 of a warrant issued by TPRE and (E) $0.905 aggregate principal amount of a right issued by TPRE (the “Mixed Election”). Elections must be made no later than ten (10) Business Days (as defined in the Merger Agreement) prior to the closing of the Transactions. Pursuant to the Voting and Support Agreement dated August 6, 2020 among CMIG International Holding Pte. Ltd. (“CMIG International”), the Company and TPRE, CM Bermuda Limited ("CM Bermuda"), whose parent company is CMIG International, has agreed to make the Mixed Election. Holders of Company Shares who do not make an election will be deemed to have made the Share & CVR Election. No fractional TPRE Shares or TPRE Preference Shares will be issued in the Merger, and holders of Company Shares will receive cash in lieu of any fractional TPRE Shares or TPRE Preference Shares. Dissenting Company shareholders will be entitled to exercise appraisal rights under Bermuda law. The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including, among others, (i) the affirmative vote in favor of the approval of the Merger Agreement, the Merger and the Statutory Merger Agreement by the holders of a majority of the voting power of the Company Shares and the Company’s Series B preference shares, voting together as a single class, that are present (in person or by proxy) at the Company shareholder meeting called for such purpose, (ii) the affirmative vote in favor of the approval of the issuance of TPRE Shares in the Merger as contemplated by the Merger Agreement by the holders of at least a majority of the voting power of TPRE Shares that are present (in person or by proxy) at the TPRE shareholder meeting called for such purpose, (iii) the expiration or termination of any applicable waiting period (together with any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any other applicable antitrust laws, (iv) the receipt of certain approvals under applicable insurance laws, (v) the absence of any effective order issued by any governmental authority or court of competent jurisdiction or other legal restraint prohibiting or preventing the consummation of the Merger, (vi) in the case of each party’s obligation to effect the Merger, the absence of a material adverse effect with respect to the other party and its subsidiaries, taken as a whole, since the date of the Merger Agreement, (vii) in the case of each party’s obligation to effect the Merger, subject to certain materiality exceptions, the accuracy of the representations and warranties made by the other party, and compliance by the other party in all material respects with such party’s respective obligations under the Merger Agreement and (viii) other customary closing conditions. Sirius Group incurred various legal, advisory, and other consulting costs associated with the proposed Merger of $10 million, which are included in the Company's financial condition or results of operations as of and for the three and nine months ended September 30, 2020. As part of the amount incurred, $2.2 million is in connection with the Transaction Matters Letter Agreement entered into by Sirius Group, TPRE, CM Bermuda and CMIG International on August 6, 2020. (See Note 18.) Empire Insurance Company On July 7, 2020, Sirius Group sold 100% of the common shares of Empire Insurance Company (“Empire”) to Physicians' Reciprocal Insurers. Sirius Group received $11.4 million of proceeds and recognized a $0.9 million gain on the sale of Empire. Loss portfolio transfer On January 23, 2020, Sirius Group consummated a loss portfolio transfer with Pacific Re, Inc. Under the agreement, Sirius Group received $69.7 million in cash and assumed net undiscounted loss and loss adjustment expenses ("LAE") reserves with the same value. In addition, Sirius Group recognized Gross written premium and Loss and loss adjustment expenses for $69.7 million. As part of closing on the loss portfolio transfer, an estimate of net paid losses was included. Sixty days after the closing, actual net paid losses were determined and Sirius Group paid back $0.4 million in cash to Pacific Re, Inc. and reduced assumed net undiscounted loss and LAE reserves by the same value. In addition, Sirius Group adjusted Gross written premium and Loss and loss adjustment expenses by $(0.4) million.

Note 4. Segment information On December 31, 2019, Sirius Group completed an internal reorganization and, beginning on January 1, 2020, Sirius Group's reportable segments consist of four reportable segments – Global Reinsurance, Global Accident & Health ("Global A&H"), U.S. Specialty, and Runoff & Other. The accounting policies of the reportable segments are the same as those used for the preparation of the Company's consolidated financial statements. The Company's Global Reinsurance, Global A&H, U.S. Specialty, and Runoff & Other reportable segments each have managers who are responsible for the overall profitability of their respective segments and who are directly accountable to the Company's chief operating decision maker, the Chief Executive Officer ("CEO") of the Company. The CEO assesses segment operating performance, allocates capital, and makes resource allocation decisions based on Technical income (loss), Underwriting income (loss), and Underwriting profit (loss), including net service fee revenue. Segment results are shown prior to corporate eliminations. Corporate eliminations are shown to reconcile to consolidated Technical profit (loss), consolidated Underwriting income (loss) and consolidated Underwriting income (loss), including net service fee revenue. Sirius Group does not allocate its assets by segment, with the exception of goodwill and intangible assets, and, accordingly, investment income is not allocated to each segment. The internal reorganization had no impact to the allocation of goodwill and intangible assets to the Global A&H segment. Where applicable, all prior periods presented have been revised to conform to this new presentation. Global Reinsurance Global Reinsurance consists of Sirius Group's underwriting lines of business that offer Other Property, Property Catastrophe Excess Reinsurance, Agriculture Reinsurance, Aviation & Space, Marine & Energy, Trade Credit, Contingency, and Casualty Reinsurance: Other Property—Sirius Group participates in the broker market for property reinsurance treaties written on a proportional and excess of loss basis. For Sirius Group's international business, the book consists of treaty, written on both a proportional and excess of loss basis, facultative, and primary business, primarily in Europe, Asia and Latin America. In the United States, the book predominantly centers on significant participations on proportional and excess of loss treaties mostly in the excess and surplus lines segment of the market. Property Catastrophe Excess Reinsurance—Property catastrophe excess of loss reinsurance treaties cover losses from catastrophic events. Sirius Group writes a worldwide book with the largest concentration of exposure in Europe and the United States. The U.S. book written in Bermuda has a national account focus supporting principally the lower and/or middle layers of large capacity programs. Additionally, Stockholm writes a U.S. book mainly consisting of select small regional and standard lines carriers. The exposures written in the international book are diversified across many countries, regions, perils and layers. Agriculture Reinsurance—Sirius Group provides stop-loss reinsurance coverage to companies writing U.S. government-sponsored multi-peril crop insurance ("MPCI"). Sirius Group's participation is net of the government's stop-loss reinsurance protection. Sirius Group also provides coverage for crop-hail and certain named perils when bundled with MPCI business. Sirius Group also writes agriculture business outside of the United States. Aviation & Space—Sirius Group provides aviation insurance that covers loss of or damage to an aircraft and the aircraft operations' liability to passengers, cargo and hull as well as to third parties. Additionally, liability arising out of non-aircraft operations such as hangars, airports and aircraft products can be covered. Space insurance primarily covers loss of or damage to a satellite during launch and in orbit. The book consists of treaty, written on both a proportional and excess of loss basis, facultative, and primary business. Marine & Energy—Sirius Group provides marine & energy reinsurance, primarily written on an excess of loss and proportional basis. Coverage offered includes damage to ships and goods in transit, marine liability lines, and offshore energy industry insurance. Sirius Group also writes yacht business, both on reinsurance and a primary basis. The marine & energy portfolio is diversified across many countries and regions.

Trade Credit—Sirius Group writes credit and bond reinsurance worldwide. The bulk of the business is traditional short-term commercial credit insurance, covering pre-agreed domestic and export sales of goods and services with typical coverage periods of 60 to 120 days. Losses under these policies are correlated to adverse changes in a respective country's gross national product. Contingency—Sirius Group underwrote a contingency insurance book primarily for event cancellation and non-appearance. Additionally, coverage for probability based risks with prize redemption was also offered. The contingency insurance business was exited in 2018; however, Sirius Group continues to offer this class on a treaty reinsurance basis on a selective basis for a few key clients. Casualty Reinsurance—Sirius Group underwrites a cross section of all casualty lines, including general liability, umbrella, auto, workers compensation, professional liability, and other specialty classes, written on a proportional and excess of loss basis. Global A&H Global A&H consists of Sirius Group’s insurance and reinsurance business, and the managing general underwriting (“MGU”) units (which include ArmadaCorp Capital, LLC ("Armada") and International Medical Group, Inc. ("IMG")). Armada’s products are offered in the United States while IMG and the insurance and reinsurance business write accident and health products on a worldwide basis: Accident and Health insurance and reinsurance—Sirius Group is an insurer of accident and health business in the United States and internationally, on either an admitted or surplus lines basis, as well as a reinsurer of medical expense, travel and personal accident on a treaty or facultative basis worldwide. The MGU unit writes health insurance business worldwide through IMG and within the United States via Armada. U.S. Specialty U.S. Specialty consists of Sirius Group's specialty insurance product offerings, which currently includes Environmental, Surety, and Workers’ Compensation. Environmental underwrites a pure environmental insurance book in the United States consisting of four core products that revolve around pollution coverage, which are premises pollution liability, contractor's pollution liability, contractor's pollution and professional liability. Surety underwrote commercial surety bonds, including non-construction contract bonds, in a broad range of business segments in the United States. In April 2020, the Company decided to exit the Surety business due to competitive market conditions in that business line and recent economic downturn which presented new risks and challenges for this line of business. Workers' Compensation, is a state-mandated insurance program that provides medical, disability, survivor, burial, and rehabilitation benefits to employees who are injured or killed due to a work-related injury or illness. Runoff & Other Runoff & Other includes the results of Sirius Global Solutions Holding Company ("Sirius Global Solutions"), which specializes in the acquisition and management of runoff liabilities for insurance and reinsurance companies, both in the United States and internationally, as well as asbestos risks, environmental risks and other long-tailed liability exposures.

Sirius International Insurance Group, Ltd.
Notes to Consolidated Financial Statements
Unaudited

The following tables summarize the segment results for the three months ended September 30, 2020 and 2019:

	For the three months ended September 30, 2020					
(Expressed in millions of U.S. dollars)	**Global Reinsurance**	**Global A&H**	**U.S. Specialty**	**Runoff & Other**	**Corporate Eliminations**	**Total**
Gross written premiums	$ 248.2	$ 88.8	$ 22.6	$ (3.6)	$ —	$ 356.0
Net written premiums	$ 192.2	$ 72.2	$ 20.5	$ (2.6)	$ —	$ 282.3
Net earned insurance and reinsurance premiums	$ 243.5	$ 114.3	$ 17.2	$ (2.4)	$ —	$ 372.6
Loss and allocated LAE[1]	(194.5)	(84.6)	(11.1)	(1.1)	—	(291.3)
Insurance and reinsurance acquisition expenses	(51.8)	(36.6)	(4.0)	(0.8)	9.6	(83.6)
Technical (loss) profit	**(2.8)**	**(6.9)**	**2.1**	**(4.3)**	**9.6**	**(2.3)**
Unallocated LAE[2]	(7.7)	(0.5)	(0.2)	(1.0)	(4.7)	(14.1)
Other underwriting expenses	(25.3)	(5.7)	(4.3)	(1.3)	(4.7)	(41.3)
Underwriting (loss) income	**(35.8)**	**(13.1)**	**(2.4)**	**(6.6)**	**0.2**	**(57.7)**
Service fee revenue[3]	—	26.3	—	0.9	(10.7)	16.5
Managing general underwriter unallocated LAE	—	(5.8)	—	—	5.8	—
Managing general underwriter other underwriting expenses	—	(4.7)	—	—	4.7	—
General and administrative expenses, MGU + Runoff & Other[4]	—	(11.0)	—	(0.9)	—	(11.9)
Underwriting (loss) income, including net service fee income	**(35.8)**	**(8.3)**	**(2.4)**	**(6.6)**	—	**(53.1)**
Net investment income						1.7
Net realized investment gains						(3.8)
Net unrealized investment gains						31.2
Net foreign exchange (losses)						(21.3)
Other revenue[5]						(0.7)
General and administrative expenses[6]						(22.5)
Intangible asset amortization expenses						(3.9)
Interest expense on debt						(8.1)
Pre-tax (loss)						**$ (80.5)**
Underwriting Ratios[7]						
Loss ratio	83.0 %	74.5 %	65.7 %	NM	NM	82.0 %
Acquisition expense ratio	21.3 %	32.0 %	23.3 %	NM	NM	22.4 %
Other underwriting expense ratio	10.4 %	5.0 %	25.0 %	NM	NM	11.1 %
Combined ratio[7]	114.7 %	111.5 %	114.0 %	NM	NM	115.5 %
Goodwill and intangible assets[8]	$ —	$ 560.7	$ —	$ 8.1	$ —	$ 568.8

[1] *Loss and allocated loss adjustment expenses ("LAE") are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).*

[2] *Unallocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).*

[3] *Service fee revenue is part of Other revenue on the Consolidated Statements of (Loss) Income (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).*

[4] *General and administrative expenses, MGU + Runoff & Other is part of General and administrative expenses on the Consolidated Statements of (Loss) Income (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).*

[5] *Other revenue is presented net of Service fee revenue and is comprised mainly of losses from derivatives (see **Note 12**) (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).*

[6] *General and administrative expenses are presented net of General and administrative expenses, MGU + Runoff & Other (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).*

[7] *Ratios considered not meaningful ("NM") to Runoff & Other and Corporate Eliminations.*

[8] *Sirius Group does not allocate its assets by segment, with the exception of goodwill and intangible assets.*

13

Sirius International Insurance Group, Ltd.
Notes to Consolidated Financial Statements
Unaudited

(Expressed in millions of U.S. dollars)	Global Reinsurance	Global A&H	U.S. Specialty	Runoff & Other	Corporate Eliminations	Total
	For the three months ended September 30, 2019					
Gross written premiums	$ 256.3	$ 137.4	$ 17.9	$ 2.1	$ —	$ 413.7
Net written premiums	$ 202.6	$ 104.6	$ 14.3	$ 0.8	$ —	$ 322.3
Net earned insurance and reinsurance premiums	$ 249.5	$ 115.1	$ 9.1	$ 0.5	$ —	$ 374.2
Loss and allocated LAE(1)	(261.7)	(63.6)	(8.2)	(0.9)	—	(334.4)
Insurance and reinsurance acquisition expenses	(54.3)	(32.5)	(2.0)	(0.1)	13.8	(75.1)
Technical (loss) profit	**(66.5)**	**19.0**	**(1.1)**	**(0.5)**	**13.8**	**(35.3)**
Unallocated LAE(2)	(8.4)	(2.0)	(0.1)	(0.2)	(3.5)	(14.2)
Other underwriting expenses	(20.8)	(6.8)	(2.7)	(1.4)	(3.7)	(35.4)
Underwriting (loss) income	**(95.7)**	**10.2**	**(3.9)**	**(2.1)**	**6.6**	**(84.9)**
Service fee revenue(3)	—	31.0	—	—	(14.6)	16.4
Managing general underwriter unallocated LAE	—	(4.3)	—	—	4.3	—
Managing general underwriter other underwriting expenses	—	(3.7)	—	—	3.7	—
General and administrative expenses, MGU + Runoff & Other(4)	—	(15.1)	—	(1.2)	—	(16.3)
Underwriting (loss) income, including net service fee income	**(95.7)**	**18.1**	**(3.9)**	**(3.3)**	—	**(84.8)**
Net investment income						22.8
Net realized investment gains						15.3
Net unrealized investment gains						53.9
Net foreign exchange gains						4.9
Other revenue(5)						(0.1)
General and administrative expenses(6)						(11.7)
Intangible asset amortization expenses						(3.9)
Interest expense on debt						(7.7)
Pre-tax (loss)						**$ (11.3)**
Underwriting Ratios(7)						
Loss ratio	108.3 %	57.0 %	91.2 %	NM	NM	93.2 %
Acquisition expense ratio	21.8 %	28.2 %	22.0 %	NM	NM	20.1 %
Other underwriting expense ratio	8.3 %	5.9 %	29.7 %	NM	NM	9.5 %
Combined ratio(7)	138.4 %	91.1 %	142.9 %	NM	NM	122.8 %
Goodwill and intangible assets(8)	$ —	$ 576.1	$ —	$ 8.1	$ —	$ 584.2

(1)*Loss and allocated loss adjustment expenses ("LAE") are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).*

(2)*Unallocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).*

(3)*Service fee revenue is part of Other revenue on the Consolidated Statements of (Loss) Income (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).*

(4)*General and administrative expenses, MGU + Runoff & Other is part of General and administrative expenses on the Consolidated Statements of (Loss) Income (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).*

(5)*Other revenue is presented net of Service fee revenue and is comprised mainly of a change in contingent consideration (see* ***Note 9****) and gains (losses) from derivatives (see* ***Note 12****) (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).*

(6)*General and administrative expenses are presented net of General and administrative expenses, MGU + Runoff & Other (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).*

(7)*Ratios considered not meaningful ("NM") to Runoff & Other and Corporate Eliminations.*

(8)*Sirius Group does not allocate its assets by segment, with the exception of goodwill and intangible assets.*

14

Sirius International Insurance Group, Ltd.
Notes to Consolidated Financial Statements
Unaudited

The following tables summarize the segment results for the nine months ended September 30, 2020 and 2019:

	For the nine months ended September 30, 2020					
(Expressed in millions of U.S. dollars)	Global Reinsurance	Global A&H	U.S. Specialty	Runoff & Other	Corporate Eliminations	Total
Gross written premiums	$ 927.0	$ 434.6	$ 68.9	$ 65.7	$ —	$ 1,496.2
Net written premiums	$ 758.1	$ 334.9	$ 59.5	$ 65.7	$ —	$ 1,218.2
Net earned insurance and reinsurance premiums	$ 719.4	$ 345.4	$ 45.2	$ 67.1	$ —	$ 1,177.1
Loss and allocated LAE[(1)]	(600.2)	(234.5)	(29.2)	(61.2)	—	(925.1)
Insurance and reinsurance acquisition expenses	(156.4)	(98.9)	(10.4)	(0.9)	30.2	(236.4)
Technical (loss) profit	**(37.2)**	**12.0**	**5.6**	**5.0**	**30.2**	**15.6**
Unallocated LAE[(2)]	(17.9)	(2.8)	(0.4)	(11.8)	(14.8)	(47.7)
Other underwriting expenses	(67.1)	(18.0)	(12.4)	(3.7)	(14.4)	(115.6)
Underwriting (loss) income	**(122.2)**	**(8.8)**	**(7.2)**	**(10.5)**	**1.0**	**(147.7)**
Service fee revenue[(3)]	—	85.3	—	0.9	(33.4)	52.8
Managing general underwriter unallocated LAE	—	(18.0)	—	—	18.0	—
Managing general underwriter other underwriting expenses	—	(14.4)	—	—	14.4	—
General and administrative expenses, MGU + Runoff & Other[(4)]	—	(36.2)	—	(3.8)	—	(40.0)
Underwriting (loss) income, including net service fee income	**(122.2)**	**7.9**	**(7.2)**	**(13.4)**	—	**(134.9)**
Net investment income						30.0
Net realized investment gains						23.6
Net unrealized investment (losses)						(3.9)
Net foreign exchange (losses)						(18.9)
Other revenue[(5)]						(22.5)
General and administrative expenses[(6)]						(50.4)
Intangible asset amortization expenses						(11.8)
Interest expense on debt						(23.8)
Pre-tax (loss)						**$ (212.6)**
Underwriting Ratios[(7)]						
Loss ratio	85.9 %	68.7 %	65.5 %	NM	NM	82.6 %
Acquisition expense ratio	21.7 %	28.6 %	23.0 %	NM	NM	20.1 %
Other underwriting expense ratio	9.3 %	5.2 %	27.4 %	NM	NM	9.8 %
Combined ratio[(7)]	116.9 %	102.5 %	115.9 %	NM	NM	112.5 %
Goodwill and intangible assets[(8)]	$ —	$ 560.7	$ —	$ 8.1	$ —	$ 568.8

[(1)] *Loss and allocated loss adjustment expenses ("LAE") are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).*

[(2)] *Unallocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).*

[(3)] *Service fee revenue is part of Other revenue on the Consolidated Statements of (Loss) Income (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).*

[(4)] *General and administrative expenses, MGU + Runoff & Other is part of General and administrative expenses on the Consolidated Statements of (Loss) Income (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).*

[(5)] *Other revenue is presented net of Service fee revenue and is comprised mainly of losses from derivatives (see* ***Note 12****) (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).*

[(6)] *General and administrative expenses are presented net of General and administrative expenses, MGU + Runoff & Other (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).*

[(7)] *Ratios considered not meaningful ("NM") to Runoff & Other and Corporate Eliminations.*

[(8)] *Sirius Group does not allocate its assets by segment, with the exception of goodwill and intangible assets.*

15

Sirius International Insurance Group, Ltd.
Notes to Consolidated Financial Statements
Unaudited

	For the nine months ended September 30, 2019					
(Expressed in millions of U.S. dollars)	Global Reinsurance	Global A&H	U.S. Specialty	Runoff & Other	Corporate Eliminations	Total
Gross written premiums	$ 1,008.4	$ 459.5	$ 50.5	$ 4.7	$ —	$ 1,523.1
Net written premiums	$ 805.2	$ 360.1	$ 42.0	$ 1.5	$ —	$ 1,208.8
Net earned insurance and reinsurance premiums	$ 705.7	$ 330.0	$ 19.9	$ 1.2	$ —	$ 1,056.8
Loss and allocated LAE[(1)]	(558.0)	(198.6)	(14.7)	(4.4)	—	(775.7)
Insurance and reinsurance acquisition expenses	(149.9)	(95.1)	(4.5)	(2.6)	36.7	(215.4)
Technical (loss) profit	**(2.2)**	**36.3**	**0.7**	**(5.8)**	**36.7**	**65.7**
Unallocated LAE[(2)]	(17.1)	(5.5)	(0.2)	(0.9)	(11.1)	(34.8)
Other underwriting expenses	(64.0)	(18.8)	(7.6)	(4.6)	(11.2)	(106.2)
Underwriting (loss) income	**(83.3)**	**12.0**	**(7.1)**	**(11.3)**	**14.4**	**(75.3)**
Service fee revenue[(3)]	—	97.6	—	—	(39.3)	58.3
Managing general underwriter unallocated LAE	—	(13.7)	—	—	13.7	—
Managing general underwriter other underwriting expenses	—	(11.2)	—	—	11.2	—
General and administrative expenses, MGU + Runoff & Other[(4)]	—	(46.3)	—	(3.0)	—	(49.3)
Underwriting (loss) income, including net service fee income	**(83.3)**	**38.4**	**(7.1)**	**(14.3)**	—	**(66.3)**
Net investment income						67.3
Net realized investment gains						39.9
Net unrealized investment gains						143.4
Net foreign exchange gains						9.4
Other revenue[(5)]						(7.0)
General and administrative expenses[(6)]						(31.3)
Intangible asset amortization expenses						(11.8)
Interest expense on debt						(23.3)
Pre-tax income						**$ 120.3**
Underwriting Ratios[(7)]						
Loss ratio	81.5 %	61.8 %	74.9 %	NM	NM	76.7 %
Acquisition expense ratio	21.2 %	28.8 %	22.6 %	NM	NM	20.4 %
Other underwriting expense ratio	9.1 %	5.7 %	38.2 %	NM	NM	10.0 %
Combined ratio[(7)]	111.8 %	96.3 %	135.7 %	NM	NM	107.1 %
Goodwill and intangible assets[(8)]	$ —	$ 576.1	$ —	$ 8.1	$ —	$ 584.2

[(1)]Loss and allocated loss adjustment expenses ("LAE") are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).

[(2)]Unallocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).

[(3)]Service fee revenue is part of Other revenue on the Consolidated Statements of (Loss) Income (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).

[(4)]General and administrative expenses, MGU + Runoff & Other is part of General and administrative expenses on the Consolidated Statements of (Loss) Income (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).

*[(5)]Other revenue is presented net of Service fee revenue and is comprised mainly of a change in contingent consideration (see **Note 9**) and gains (losses) from derivatives (see **Note 12**) (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).*

[(6)]General and administrative expenses are presented net of General and administrative expenses, MGU + Runoff & Other (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).

[(7)]Ratios considered not meaningful ("NM") to Runoff & Other and Corporate Eliminations.

[(8)]Sirius Group does not allocate its assets by segment, with the exception of goodwill and intangible assets.

16

Sirius International Insurance Group, Ltd.
Notes to Consolidated Financial Statements
Unaudited

The following tables provide summary information regarding total net written premiums by client location and underwriting location by reportable segment for the three months ended September 30, 2020 and 2019:

	For the three months ended September 30, 2020				
(Expressed in millions of U.S. dollars)	**Global Reinsurance**	**Global A&H**	**U.S. Specialty**	**Runoff & Other**	**Total**
Total net written premiums by client location:					
United States	$ 86.7	$ 57.3	$ 20.5	$ 0.8	$ 165.3
Europe	49.3	7.0	—	—	56.3
Canada, the Caribbean, Bermuda and Latin America	25.9	2.3	—	(3.6)	24.6
Asia and Other	30.3	5.6	—	0.2	36.1
Total net written premiums by client location for the three months ended September 30, 2020	**$ 192.2**	**$ 72.2**	**$ 20.5**	**$ (2.6)**	**$ 282.3**
Total net written premiums by underwriting location:					
United States	$ 53.8	$ 28.6	$ 20.5	$ 0.8	$ 103.7
Europe	84.9	43.4	—	—	128.3
Canada, the Caribbean, Bermuda and Latin America	42.8	0.2	—	(3.6)	39.4
Asia and Other	10.7	—	—	0.2	10.9
Total net written premiums by underwriting location for the three months ended September 30, 2020	**$ 192.2**	**$ 72.2**	**$ 20.5**	**$ (2.6)**	**$ 282.3**

	For the three months ended September 30, 2019				
(Expressed in millions of U.S. dollars)	**Global Reinsurance**	**Global A&H**	**U.S. Specialty**	**Runoff & Other**	**Total**
Total net written premiums by client location:					
United States	$ 112.8	$ 87.6	$ 14.3	$ 0.7	$ 215.4
Europe	29.7	5.8	—	(0.1)	35.4
Canada, the Caribbean, Bermuda and Latin America	24.5	3.7	—	0.1	28.3
Asia and Other	35.6	7.5	—	0.1	43.2
Total net written premiums by client location for the three months ended September 30, 2019	**$ 202.6**	**$ 104.6**	**$ 14.3**	**$ 0.8**	**$ 322.3**
Total net written premiums by underwriting location:					
United States	$ 20.2	$ 36.9	$ —	$ 0.7	$ 57.8
Europe	81.9	68.1	14.3	—	164.3
Canada, the Caribbean, Bermuda and Latin America	91.3	(0.6)	—	—	90.7
Asia and Other	9.2	0.2	—	0.1	9.5
Total net written premiums by underwriting location for the three months ended September 30, 2019	**$ 202.6**	**$ 104.6**	**$ 14.3**	**$ 0.8**	**$ 322.3**

17

Sirius International Insurance Group, Ltd.
Notes to Consolidated Financial Statements
Unaudited

The following tables provide summary information regarding total net written premiums by client location and underwriting location by reportable segment for the nine months ended September 30, 2020 and 2019:

(Expressed in millions of U.S. dollars)	For the nine months ended September 30, 2020 Global Reinsurance	Global A&H	U.S. Specialty	Runoff & Other	Total
Total net written premiums by client location:					
United States	$ 297.9	$ 288.7	$ 59.5	$ 68.4	$ 714.5
Europe	264.8	19.4	—	0.4	284.6
Canada, the Caribbean, Bermuda and Latin America	74.2	10.1	—	(3.6)	80.7
Asia and Other	121.2	16.7	—	0.5	138.4
Total net written premiums by client location for the nine months ended September 30, 2020	**$ 758.1**	**$ 334.9**	**$ 59.5**	**$ 65.7**	**$ 1,218.2**
Total net written premiums by underwriting location:					
United States	$ 162.5	$ 185.7	$ 59.5	$ 68.4	$ 476.1
Europe	376.3	149.4	—	0.4	526.1
Canada, the Caribbean, Bermuda and Latin America	174.6	(0.3)	—	(3.6)	170.7
Asia and Other	44.7	0.1	—	0.5	45.3
Total net written premiums by underwriting location for the nine months ended September 30, 2020	**$ 758.1**	**$ 334.9**	**$ 59.5**	**$ 65.7**	**$ 1,218.2**

(Expressed in millions of U.S. dollars)	For the nine months ended September 30, 2019 Global Reinsurance	Global A&H	U.S. Specialty	Runoff & Other	Total
Total net written premiums by client location:					
United States	$ 382.1	$ 301.2	$ 42.0	$ 1.0	$ 726.3
Europe	207.7	18.9	—	0.1	226.7
Canada, the Caribbean, Bermuda and Latin America	70.2	10.7	—	0.1	81.0
Asia and Other	145.2	29.3	—	0.3	174.8
Total net written premiums by client location for the nine months ended September 30, 2019	**$ 805.2**	**$ 360.1**	**$ 42.0**	**$ 1.5**	**$ 1,208.8**
Total net written premiums by underwriting location:					
United States	$ 57.8	$ 136.0	$ —	$ 1.0	$ 194.8
Europe	368.0	190.1	42.0	0.2	600.3
Canada, the Caribbean, Bermuda and Latin America	334.4	33.4	—	—	367.8
Asia and Other	45.0	0.6	—	0.3	45.9
Total net written premiums by underwriting location for the nine months ended September 30, 2019	**$ 805.2**	**$ 360.1**	**$ 42.0**	**$ 1.5**	**$ 1,208.8**

18

Sirius International Insurance Group, Ltd.
Notes to Consolidated Financial Statements
Unaudited

Note 5. Reserves for unpaid losses and loss adjustment expenses

The following table summarizes the loss and LAE reserve activities of Sirius Group for the three and nine months ended September 30, 2020 and 2019:

	Three months ended September 30,		Nine months ended September 30,	
(Millions)	2020	2019	2020	2019
Gross beginning balance	$ **2,515.1**	$ **2,023.3**	$ **2,331.5**	$ **2,016.7**
Less beginning reinsurance recoverable on unpaid losses	(442.2)	(357.4)	(410.3)	(350.2)
Net loss and LAE reserve balance	2,072.9	1,665.9	1,921.2	1,666.5
Losses and LAE incurred relating to:				
Current year losses	305.5	342.2	967.5	723.6
Prior years losses	(0.1)	6.4	5.3	86.9
Total net incurred losses and LAE	**305.4**	**348.6**	**972.8**	**810.5**
Foreign currency translation adjustment to net loss and LAE reserves	20.8	(15.3)	12.2	(15.3)
Accretion of fair value adjustment to net loss and LAE reserves	0.1	—	0.1	0.1
Loss and LAE paid relating to:				
Current year losses	81.6	97.7	149.2	254.8
Prior years losses	127.2	108.0	566.7	413.5
Total loss and LAE payments	**208.8**	**205.7**	**715.9**	**668.3**
Net ending balance	2,190.4	1,793.5	2,190.4	1,793.5
Plus ending reinsurance recoverable on unpaid losses	482.5	392.9	482.5	392.9
Gross ending balance	$ **2,672.9**	$ **2,186.4**	$ **2,672.9**	$ **2,186.4**

Loss and LAE development - Three Months Ended September 30, 2020

For the three months ended September 30, 2020, Sirius Group had a net favorable loss reserve development of $0.1 million. Favorable loss reserve development in U.S. Specialty ($0.8 million) and Runoff & Other ($0.4 million) were partially offset by unfavorable loss reserve development in Global Reinsurance ($1.3 million).

Loss and LAE development - Three Months Ended September 30, 2019

For the three months ended September 30, 2019, Sirius Group had net unfavorable loss reserve development of $6.4 million. Increases in loss reserve estimates were recorded in Global Reinsurance ($10.9 million) due to higher than expected activity in the Casualty Reinsurance book. These increases were partially offset by favorable loss reserve development in Global A&H ($5.8 million).

Loss and LAE development - Nine Months Ended September 30, 2020

For the nine months ended September 30, 2020, Sirius Group had net unfavorable loss reserve development of $5.3 million. Increases in loss reserve estimates for Global Reinsurance ($14.9 million) were partially offset by favorable loss reserve development in Global A&H ($7.6 million) and U.S. Specialty ($2.0 million). Within Global Reinsurance, unfavorable loss reserve development in Other Property ($21.6 million), Aviation & Space ($10.1 million) and Casualty Reinsurance ($9.2 million) was partially offset by favorable loss reserve development in Property Catastrophe Excess Reinsurance ($22.5 million). The reduction in Property Catastrophe Excess Reinsurance was due to reductions in reserve estimates for prior year catastrophe events, mainly Typhoons Faxai and Hagibis.

19

Sirius International Insurance Group, Ltd.
Notes to Consolidated Financial Statements
Unaudited

Loss and LAE development - Nine Months Ended September 30, 2019

For the nine months ended September 30, 2019, Sirius Group had net unfavorable loss reserve development of $86.9 million. Increases in loss reserve estimates were recorded in Global Reinsurance ($82.7 million) and Runoff & Other ($5.4 million). The unfavorable loss reserve development in Global Reinsurance was primarily attributable to higher prior year catastrophe events, including Typhoon Jebi and Hurricanes Michael, Florence, and Irma.

Note 6. Third party reinsurance

In the normal course of business, Sirius Group seeks to protect its businesses from losses due to concentration of risk and losses arising from catastrophic events by reinsuring with third-party reinsurers. Sirius Group remains liable for risks reinsured in the event that the reinsurer does not honor its obligations under reinsurance contracts.

At September 30, 2020, Sirius Group had Reinsurance recoverable on paid losses of $70.4 million and Reinsurance recoverable on unpaid losses of $482.5 million. At December 31, 2019, Sirius Group had Reinsurance recoverable on paid losses of $73.9 million and Reinsurance recoverable on unpaid losses of $410.3 million. Because retrocessional reinsurance contracts do not relieve Sirius Group of its obligation to its insureds, the collectability of balances due from Sirius Group's reinsurers is important to its financial strength. Sirius Group monitors the financial strength and ratings of retrocessionaires on an ongoing basis. Uncollectible amounts historically have not been significant. (See **Note 7**.)

Note 7. Allowance for expected credit losses

Sirius Group is exposed to credit losses primarily through sales of its insurance and reinsurance products and services. The financial assets in scope of the current expected credit losses impairment model primarily include Sirius Group's premium receivables and reinsurance recoverables. Sirius Group pools the premium receivables and reinsurance recoverables by counterparty credit rating and applies a credit default rate that is determined based on the studies published by the rating agencies (e.g., A.M. Best, Standard & Poor's ("S&P")). In circumstances where ratings are unavailable, Sirius Group applies an internally developed default rate based on historical experience, reference data including research publications, and other relevant inputs.

To estimate the allowance for expected credit losses, Sirius Group considered the current and expected future economic and market conditions surrounding the COVID-19 pandemic. To the extent the current environment continues beyond our expectations or deteriorates further, we may experience further increases to our allowance for credit losses related to COVID-19.

As of September 30, 2020, Sirius Group's allowance for expected credit losses is as follows:

(in millions)		Gross Assets in Scope		Allowance for Expected Credit Losses
Premiums receivable & Funds held by ceding companies	$	1,033.1	$	10.6
Reinsurance recoverable on unpaid and paid loss		552.9		3.9
MGU Trade receivables[(1)]		17.2		0.4
Total as of September 30, 2020	**$**	**1,603.2**	**$**	**14.9**

[(1)] *Included as part of Other assets on the Consolidated Balance Sheet*

Sirius Group recorded no changes to the allowance for expected credit losses during three and nine months ended September 30, 2020.

Sirius Group monitors counterparty credit ratings and macroeconomic conditions, and considers the most current A.M. Best and S&P credit ratings to determine the allowance each quarter. Of the total gross assets in scope as of September 30, 2020, approximately 67% were balances with counterparties rated by either A.M. Best or S&P. Of the total rated, 63% were rated A- or better.

20

Note 8. Investment securities Sirius Group's invested assets consist of investment securities and other long-term investments held for general investment purposes. The portfolio of investment securities includes fixed maturity investments, short-term investments, equity securities, and other-long term investments which are all classified as trading securities. Realized and unrealized investment gains and losses on trading securities are reported in pre-tax revenues. Net Investment Income Sirius Group's net investment income is comprised primarily of interest income along with associated amortization of premium and accretion of discount on Sirius Group's fixed maturity investments, dividend income from its equity investments, and interest income from its short-term investments. Net investment income for the three and nine months ended September 30, 2020 and 2019 consisted of the following: For the three months ended September 30, For the nine months ended September 30, (Millions)2020201920202019 Net investment income$1.7 $22.8 $30.0 $67.3 (1)Includes $(8.1) million and $0.0 million of interest on funds held for the three months ended September 30, 2020 and 2019, respectively. (2)Includes $(7.5) million and $0.6 million of interest on funds held for the nine months ended September 30, 2020 and 2019, respectively. Net Realized and Unrealized Investment Gains (Losses) Net realized and unrealized investment gains (losses) for the three and nine months ended September 30, 2020 and 2019 consisted of the following: For the three months ended September 30, For the nine months ended September 30, (Millions)2020201920202019 (1)Includes $(11.2) and $14.0 of realized (losses) gains due to foreign currency for the three months ended September 30, 2020 and 2019, respectively. (2)Includes $5.4 and $34.5 of realized gains due to foreign currency for the nine months ended September 30, 2020 and 2019, respectively. (3)Includes $(16.7) and $33.9 of unrealized (losses) gains due to foreign currency for the three months ended September 30, 2020 and 2019, respectively. (4)Includes $(29.8) and $51.7 of unrealized (losses) gains due to foreign currency for the nine months ended September 30, 2020 and 2019, respectively.

Net realized investment gains Net realized investment gains for the three and nine months ended September 30, 2020 and 2019 consisted of the following: For the three months ended September 30, For the nine months ended September 30, (Millions)2020201920202019 Other long-term investments—0.33.49.4 Net realized investment (losses) gains $ (3.8) $ 15.3 $ 23.6 $ 39.9 Net unrealized investment gains (losses) Net unrealized investment gains (losses) for the three and nine months ended September 30, 2020 and 2019 consisted of the following: For the three months ended September 30, For the nine months ended September 30, (Millions)2020201920202019 Fixed maturity investments$(1.0) $31.4 $2.2 $72.1 Net unrealized investment gains (losses) $ 31.2 $ 53.9 $ (3.9) $ 143.4 The following table summarizes the amount of total gains (losses) included in earnings attributable to unrealized investment gains (losses) for Level 3 investments for the three and nine months ended September 30, 2020 and 2019: For the three months ended September 30, For the nine months ended September 30, (Millions)2020201920202019 Fixed maturity investments$— $— $0.3 $—

Investment Holdings Fixed maturity investments The cost or amortized cost, gross unrealized investment gains (losses), net foreign currency gains (losses), and fair value of Sirius Group's fixed maturity investments as of September 30, 2020 and December 31, 2019, were as follows: September 30, 2020 Net foreign (Millions) Cost or amortized cost Gross unrealized gains Gross unrealized (losses) currency gains (losses)Fair value Corporate debt securities$471.4 $10.0 $(0.8) $1.3 $481.9 Total fixed maturity investments$1,932.7 $48.1 $(16.0) $(5.9) $1,958.9 December 31, 2019 Net foreign (Millions) Cost or amortized cost Gross unrealized gains Gross unrealized (losses) currency gains (losses)Fair value Preferred stocks17.0———17.0 U.S. States, municipalities and political subdivision1.7———1.7 Total fixed maturity investments$1,656.6 $18.7 $(8.2) $13.9 $1,681.0 The weighted average duration of Sirius Group's fixed income portfolio as of September 30, 2020 was approximately 1.1 years, including short-term investments, and approximately 1.6 years excluding short-term investments.

Sirius International Insurance Group, Ltd.
Notes to Consolidated Financial Statements
Unaudited

The cost or amortized cost and fair value of Sirius Group's fixed maturity investments as of September 30, 2020 and December 31, 2019 are presented below by contractual maturity. Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with or without call or prepayment penalties.

	September 30, 2020		December 31, 2019	
(Millions)	Cost or amortized cost	Fair value	Cost or amortized cost	Fair value
Due in one year or less	$ 203.2	$ 212.2	$ 85.0	$ 88.4
Due after one year through five years	406.7	404.4	479.1	490.3
Due after five years through ten years	41.0	41.7	46.3	46.0
Due after ten years	12.3	12.4	25.1	24.6
Mortgage-backed and asset-backed securities	1,254.6	1,270.3	1,004.1	1,014.7
Preferred stocks	14.9	17.9	17.0	17.0
Total	**$ 1,932.7**	**$ 1,958.9**	**$ 1,656.6**	**$ 1,681.0**

The following table summarizes the ratings and fair value of fixed maturity investments held in Sirius Group's investment portfolio as of September 30, 2020 and December 31, 2019:

(Millions)	September 30, 2020	December 31, 2019
AAA	$ 807.8	$ 559.8
AA	734.4	724.3
A	213.7	219.0
BBB	99.2	95.8
Other	103.8	82.1
Total fixed maturity investments[(1)]	**$ 1,958.9**	**$ 1,681.0**

[(1)]Credit ratings are assigned based on the following hierarchy: 1) Standard & Poor's ("S&P") and 2) Moody's Investors Service ("Moody's").

At September 30, 2020, the above totals included $43.8 million of sub-prime securities. Of this total, $21.5 million was rated AAA, $18.7 million rated AA, $3.5 million rated A and $0.1 million classified as Other. At December 31, 2019, the above totals included $43.3 million of sub-prime securities. Of this total, $21.7 million was rated AAA, $18.4 million rated AA, $3.1 million rated A and $0.1 million classified as Other.

Equity securities and Other long-term investments

The cost or amortized cost, gross unrealized investment gains and losses, net foreign currency gains, and fair values of Sirius Group's equity securities and other long-term investments as of September 30, 2020 and December 31, 2019, were as follows:

	September 30, 2020				
(Millions)	Cost or amortized cost	Gross unrealized gains	Gross unrealized (losses)	Net foreign currency gains	Fair value
Equity securities	$ 170.0	$ 27.8	$ (39.7)	$ 0.6	$ 158.7
Other long-term investments	$ 327.5	$ 75.5	$ (24.4)	$ 9.4	$ 388.0

	December 31, 2019				
(Millions)	Cost or amortized cost	Gross unrealized gains	Gross unrealized (losses)	Net foreign currency gains	Fair value
Equity securities	$ 379.2	$ 55.6	$ (37.3)	$ 7.7	$ 405.2
Other long-term investments	$ 315.4	$ 49.9	$ (29.3)	$ 10.8	$ 346.8

24

Sirius International Insurance Group, Ltd.
Notes to Consolidated Financial Statements
Unaudited

Equity securities at fair value consisted of the following as of September 30, 2020 and December 31, 2019:

(Millions)	September 30, 2020	December 31, 2019
Fixed income mutual funds	$ 1.8	$ 175.3
Common stocks	170.1	228.1
Other equity securities[1]	(13.2)	1.8
Total Equity securities	**$ 158.7**	**$ 405.2**

[1] Sirius Group engaged in short selling of certain equity securities for which settlement was pending as of September 30, 2020.

Other long-term investments at fair value consisted of the following as of September 30, 2020 and December 31, 2019:

(Millions)	September 30, 2020	December 31, 2019
Hedge funds and private equity funds	$ 301.1	$ 269.0
Limited liability companies and private equity securities	86.9	77.8
Total other long-term investments	**$ 388.0**	**$ 346.8**

Hedge Funds and Private Equity Funds

Sirius Group holds investments in hedge funds and private equity funds, which are included in Other long-term investments. The fair value of these investments has been estimated using the net asset value of the funds. As of September 30, 2020, Sirius Group held investments in 10 hedge funds and 32 private equity funds. The largest investment in a single fund was $66.3 million as of September 30, 2020 and $51.6 million as of December 31, 2019.

The following table summarizes investments in hedge funds and private equity interests by investment objective and sector as of September 30, 2020 and December 31, 2019:

	September 30, 2020		December 31, 2019	
(Millions)	Fair value	Unfunded commitments	Fair value	Unfunded commitments
Hedge funds:				
Long/short multi-sector	$ 54.9	$ —	$ 53.0	—
Distressed mortgage credit	66.3	—	51.6	—
Private credit	22.1	—	21.5	—
Multi-sector	5.8	—	—	—
Other	1.2	—	1.4	—
Total hedge funds	**150.3**	**—**	**127.5**	**—**
Private equity funds:				
Energy infrastructure & services	56.6	30.7	53.6	34.6
Multi-sector	13.4	8.1	8.7	7.8
Healthcare	29.1	6.3	25.9	10.4
Life settlement	20.6	—	23.9	—
Manufacturing/Industrial	27.7	—	27.6	3.9
Private equity secondaries	0.6	0.8	0.6	0.8
Other	2.8	1.8	1.2	2.6
Total private equity funds	**150.8**	**47.7**	**141.5**	**60.1**
Total hedge and private equity funds included in Other long-term investments	**$ 301.1**	**$ 47.7**	**$ 269.0**	**$ 60.1**

25

Sirius International Insurance Group, Ltd.
Notes to Consolidated Financial Statements
Unaudited

Redemption of investments in certain hedge funds is subject to restrictions including lock-up periods where no redemptions or withdrawals are allowed, restrictions on redemption frequency, and advance notice periods for redemptions. Amounts requested for redemptions remain subject to market fluctuations until the redemption effective date, which generally falls at the end of the defined redemption period.

The following summarizes the September 30, 2020 fair value of hedge funds subject to restrictions on redemption frequency and advance notice period requirements for investments in active hedge funds:

	Notice Period					
Redemption Frequency (Millions)	1-29 days notice	30-59 days notice	60-89 days notice	90-119 days notice	120+ days notice	Total
Monthly	$ 5.8	$ —	$ 30.5	$ —	$ —	$ 36.3
Quarterly	—	0.6	24.4	66.3	—	$ 91.3
Semi-annual	—	—	0.3	—	—	$ 0.3
Annual	—	—	—	0.3	22.1	$ 22.4
Total	**$ 5.8**	**$ 0.6**	**$ 55.2**	**$ 66.6**	**$ 22.1**	**$ 150.3**

Certain of the hedge fund and private equity fund investments in which Sirius Group is invested are no longer active and are in the process of disposing of their underlying investments. Distributions from such funds are remitted to investors as the fund's underlying investments are liquidated. As of September 30, 2020, no distributions were outstanding from these investments.

Investments in private equity funds are generally subject to a "lock-up" period during which investors may not request a redemption. Distributions prior to the expected termination date of the fund may be limited to dividends or proceeds arising from the liquidation of the fund's underlying investments. In addition, certain private equity funds provide an option to extend the lock-up period at either the sole discretion of the fund manager or upon agreement between the fund and the investors.

As of September 30, 2020, investments in private equity funds were subject to lock-up periods as follows:

(Millions)	1 - 3 years	3 – 5 years	5 – 10 years	Total
Private Equity Funds – expected lock up period remaining	$ 53.9	$ 19.0	$ 77.9	$ 150.8

Investments Held on Deposit or as Collateral

As of September 30, 2020 and December 31, 2019 investments of $1,202.9 million and $1,309.5 million, respectively, were held in trusts required to be maintained in relation to various reinsurance agreements. Sirius Group's reinsurance operations are required to maintain deposits with certain insurance regulatory agencies in order to maintain their insurance licenses. The fair value of such deposits that are included within total investments totaled $1,217.9 million and $1,315.5 million as of September 30, 2020 and December 31, 2019, respectively.

As of September 30, 2020, Sirius Group held $0.1 million of collateral in the form of short-term investments associated with Interest Rate Cap agreements. (See **Note 12.**)

Unsettled investment purchases and sales

As of September 30, 2020 and December 31, 2019 Sirius Group reported $29.9 million and $2.3 million, respectively, in Accounts payable on unsettled investment purchases.

As of September 30, 2020 and December 31, 2019, Sirius Group reported $19.2 million and $6.7 million, respectively, in Accounts receivable on unsettled investment sales.

26

Note 9. Fair value measurements Fair value measurements are categorized into a hierarchy that distinguishes between inputs based on market data from independent sources ("observable inputs") and a reporting entity's internal assumptions based upon the best information available when external market data is limited or unavailable ("unobservable inputs"). Quoted prices in active markets for identical assets or liabilities have the highest priority ("Level 1"), followed by observable inputs other than quoted prices, including prices for similar but not identical assets or liabilities ("Level 2"), and unobservable inputs, including the reporting entity's estimates of the assumptions that market participants would use, having the lowest priority ("Level 3"). The availability of observable inputs can vary from financial instrument to financial instrument and is affected by a wide variety factors including, for example, the type of financial instrument, whether the financial instrument is new and not yet established in the marketplace, and other characteristics particular to the instrument. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires significantly more judgment. Accordingly, the degree of judgment exercised by management in determining fair value is greatest for instruments categorized in Level 3. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This may lead the Company to change the selection of the valuation technique (for example, from market to cash flow approach) or to use multiple valuation techniques to estimate the fair value of a financial instrument. These circumstances could cause an instrument to be reclassified between levels within the fair value hierarchy. Investments valued using Level 1 inputs include fixed maturity investments, primarily investments in U.S. Treasuries Bills and Notes, equity securities, and short-term investments. Investments valued using Level 2 inputs are primarily comprised of fixed maturity investments, which have been disaggregated into classes, including U.S. government and government agency, corporate debt securities, mortgage-backed and asset-backed securities, non-U.S. government and government agency, U.S. state and municipalities and political subdivision and preferred stocks. Investments valued using Level 2 inputs also include certain exchange-traded funds that track U.S. stock indices such as the S&P 500 but are traded on foreign exchanges. Fair value estimates for investments that trade infrequently and have few or no observable market prices are classified as Level 3 measurements. Sirius Group determines when transfers between levels have occurred as of the beginning of the period. Valuation techniques Sirius Group uses outside pricing services to assist in determining fair values for its investments. For investments in active markets, Sirius Group uses the quoted market prices provided by outside pricing services to determine fair value. The outside pricing services Sirius Group uses have indicated that they will only provide prices where observable inputs are available. In circumstances where quoted market prices are unavailable or are not considered reasonable, Sirius Group estimates the fair value using industry standard pricing models and observable inputs such as benchmark yields, reported trades, broker-dealer quotes, issuer spreads, benchmark securities, bids, offers, prepayment speeds, reference data including research publications, and other relevant inputs. Given that many fixed maturity investments do not trade on a daily basis, the outside pricing services evaluate a wide range of fixed maturity investments by regularly drawing parallels from recent trades and quotes of comparable securities with similar features. The characteristics used to identify comparable fixed maturity investments vary by asset type and take into account market convention. The valuation process above is generally applicable to all of Sirius Group's fixed maturity investments. The techniques and inputs specific to asset classes within Sirius Group's fixed maturity investments for Level 2 securities that use observable inputs are as follows: U.S. government and government agency U.S. government and government agency securities consist primarily of debt securities issued by the U.S. Treasury and mortgage pass-through agencies such as the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and the Government National Mortgage Association. Fixed maturity investments included in U.S. government and government agency securities are primarily priced by pricing services. When evaluating these securities, the pricing services gather information from market sources and integrate other observations from markets and sector news. Evaluations are updated by obtaining broker-dealer quotes and other market information including actual trade volumes, when available. The fair value of each security is individually computed using analytical models that incorporate option-adjusted spreads and other daily interest rate data.

Non-U.S. government and government agency Non-U.S. government and government agency securities consist of debt securities issued by non-U.S. governments and their agencies along with supranational organizations (also known as sovereign debt securities). Securities held in these sectors are primarily priced by pricing services that employ proprietary discounted cash flow models to value the securities. Key quantitative inputs for these models are daily observed benchmark curves for treasury, swap, and high issuance credits. The pricing services then apply a credit spread for each security, which is developed by in-depth and real-time market analysis. For securities in which trade volume is low, the pricing services utilize data from more frequently traded securities with similar attributes. These models may also be supplemented by daily market and credit research for international markets. Corporate debt securities Corporate debt securities consist primarily of investment-grade debt of a wide variety of U.S. and non-U.S. corporate issuers and industries. The corporate fixed maturity investments are primarily priced by pricing services. When evaluating these securities, the pricing services gather information from market sources regarding the issuer of the security and obtain credit data, as well as other observations, from markets and sector news. Evaluations are updated by obtaining broker-dealer quotes and other market information including actual trade volumes, when available. The pricing services also consider the specific terms and conditions of the securities, including any specific features that may influence risk. Mortgage-backed and asset-backed securities The fair value of mortgage and asset-backed securities is primarily priced by pricing services using a pricing model that utilizes information from market sources and leveraging similar securities. Key inputs include benchmark yields, reported trades, underlying tranche cash flow data and collateral performance, plus new issue data, as well as broker-dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, and reference data including issuer, vintage, loan type, collateral attributes, prepayment speeds, default rates, recovery rates, cash flow stress testing, credit quality ratings, and market research publications. U.S. states, municipalities and political subdivisions The U.S. states, municipalities and political subdivisions portfolio contains debt securities issued by U.S. domiciled state and municipal entities. These securities are generally priced by independent pricing services using the techniques described for U.S. government and government agency securities described above. Preferred stocks The fair value of preferred stocks is generally priced by independent pricing services using an evaluated pricing model that calculates the appropriate spread over a comparable security for each issue. Key inputs include exchange prices (underlying and common stock of the same issuer), benchmark yields, reported trades, broker-dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, and reference data including sector, coupon, credit quality ratings, duration, credit enhancements, early redemption features, and market research publications. Level 3 Investments Level 3 valuations are generated from techniques that use assumptions not observable in the market. These unobservable assumptions reflect Sirius Group's assumptions about what market participants would use in valuing the investment. Generally, certain securities may start out as Level 3 when they are originally issued but, as observable inputs become available in the market, they may be reclassified to Level 2. Sirius Group employs a number of procedures to assess the reasonableness of the fair value measurements for its other long-term investments, including obtaining and reviewing the audited annual financial statements of hedge funds and private equity funds and periodically discussing each fund's pricing with the fund manager. However, since the fund managers do not provide sufficient information to evaluate the pricing inputs and methods for each underlying investment, the inputs are considered to be unobservable.

The fair values of Sirius Group's investments in private equity securities and private debt instruments have been classified as Level 3 measurements. They are carried at fair value and are initially valued based on transaction price. Their valuation is subsequently estimated based on available evidence such as a market transaction in similar instruments and other financial information for the issuer. Investments measured using Net Asset Value The fair value of Sirius Group's investments in hedge funds and private equity funds has been determined using net asset value ("NAV"). The hedge fund's administrator provides quarterly updates of fair value in the form of Sirius Group's proportional interest in the underlying fund's NAV, which is deemed to approximate fair value, generally with a three month delay in valuation. The fair value of investment in hedge funds is measured using the NAV practical expedient and therefore has been not categorized within the fair value hierarchy. The private equity funds provide quarterly or semi-annual partnership capital statements with a three or six month delay which are used as a basis for valuation. These private equity investments vary in investment strategies and are not actively traded in any open markets. Due to a lag in reporting, some of the fund managers, fund administrators, or both, are unable to provide final fund valuations as of the Company's reporting date. In these circumstances, Sirius Group estimates the return of the current period and uses all credible information available. This includes utilizing preliminary estimates reported by its fund managers and using other information that is available to Sirius Group with respect to the underlying investments, as necessary.

Fair Value Measurements by Level The following tables summarize Sirius Group's financial assets and liabilities measured at fair value as of September 30, 2020 and December 31, 2019 by level: September 30, 2020 (Millions) Assets measured at fair value Fixed maturity investments: Fair Value Level 1 Inputs Level 2 Inputs Level 3 Inputs U.S. Government and government agency $ 116.4 $ 115.4 $ 1.0 $ — Corporate debt securities 481.9 — 481.9 — Residential mortgage-backed securities 416.5 — 416.5 — Asset-backed securities 731.6 — 731.6 — Commercial mortgage-backed securities 122.2 — 122.2 — Non-U.S. government and government agency 71.1 20.8 50.3 — Preferred stocks 17.9 — 15.3 2.6 U.S. States, municipalities, and political subdivision 1.3 — 1.3 — Total fixed maturity investments 1,958.9 136.2 1,820.1 2.6 Equity securities: Fixed income mutual funds 1.8 1.8 — — Common stocks 170.1 170.1 — — Other equity securities(1) (13.2) (16.9) 3.7 — Total equity securities 158.7 155.0 3.7 — Short-term investments 1,132.6 1,068.4 64.2 — Other long-term investments(2) 86.9 — — 86.9 Total investments $ 3,337.1 $ 1,359.6 $ 1,888.0 $ 89.5 Loan participation 28.5 — — 28.5 Derivative instruments 7.7 6.6 — 1.1 Total assets measured at fair value $ 3,373.3 $ 1,366.2 $ 1,888.0 $ 119.1 Total liabilities measured at fair value $ 3.9 $ 0.1 $ — $ 3.8 (1)Sirius Group engaged in short selling of certain equity securities for which settlement was pending as of September 30, 2020. (2)Excludes fair value of $301.1 associated with hedge funds and private equity funds which fair value is measured using NAV practical expedient.

December 31, 2019 (Millions) Assets measured at fair value Fixed maturity investments: Fair value Level 1 inputs Level 2 inputs Level 3 inputs U.S. Government and government agency $ 110.5 $ 109.1 $ 1.4 $ — Corporate debt securities 474.1 — 474.1 — Asset-backed securities 486.8 — 486.8 — Residential mortgage-backed securities 438.9 — 438.9 — Commercial mortgage-backed securities 89.0 — 89.0 — Non-U.S. government and government agency 63.0 31.7 31.3 — Preferred stocks 17.0 — — 17.0 U.S. States, municipalities, and political subdivision 1.7 — 1.7 — Total fixed maturity investments 1,681.0 140.8 1,523.2 17.0 Equity securities: Fixed income mutual funds 175.3 175.3 — — Common stocks 228.1 228.1 — — Other equity securities 1.8 — 1.8 — Total equity securities 405.2 403.4 1.8 — Short-term investments 1,085.2 1,073.7 11.5 — Other long-term investments(1) 77.8 — — 77.8 Total investments $ 3,249.2 $ 1,617.9 $ 1,536.5 $ 94.8 Loan participation 20.0 — — 20.0 Derivative instruments 11.4 1.3 — 10.1 Total assets measured at fair value $ 3,280.6 $ 1,619.2 $ 1,536.5 $ 124.9 Total liabilities measured at fair value $ 37.7 $ 0.2 $ — $ 37.5 (1)Excludes fair value of $269.0 associated with hedge funds and private equity funds which fair value is measured using NAV practical expedient.

Sirius International Insurance Group, Ltd.
Notes to Consolidated Financial Statements
Unaudited

Rollforward of Level 3 fair value measurements

The following tables present changes in Level 3 for financial instruments measured at fair value for the three months ended September 30, 2020 and September 30, 2019:

	For the three months ended September 30, 2020				
(Millions)	Fixed Maturities	Other long-term investments[1]	Loan Participation	Derivative instruments assets & (liabilities)	Contingent consideration (liabilities)
Balance as of June 30, 2020	$ 2.6	$ 78.2	$ 27.3	$ 1.5	$ (22.9)
Total realized and unrealized gains (losses)	—	8.2	—	(1.7)	(0.3)
Foreign currency gains through Other Comprehensive Income	—	0.5	—	—	—
Purchases	—	—	2.5	—	—
Sales/Settlements[2]	—	—	(1.3)	(2.2)	22.9
Balance as of September 30, 2020	**$ 2.6**	**$ 86.9**	**$ 28.5**	**$ (2.4)**	**$ (0.3)**

[1]Excludes fair value of $301.1 associated with hedge funds and private equity funds which fair value is measured using NAV practical expedient.
[2]Includes $18.4 payment of contingent consideration for 2017 purchase of IMG and $4.5 payment of contingent consideration for the 2017 purchase of Armada.

	For the three months ended September 30, 2019				
(Millions)	Fixed Maturities	Other long-term investments[1]	Loan Participation	Derivative instruments assets & (liabilities)	Contingent consideration (liabilities)
Balance as of June 30, 2019	$ —	$ 88.0	$ —	$ (3.6)	$ (30.8)
Total realized and unrealized (losses)	—	(0.3)	—	(2.0)	(2.1)
Foreign currency (losses) through Other Comprehensive Income	—	(1.0)	—	—	—
Purchases	17.0	—	—	—	—
Sales/Settlements[2]	—	(6.0)	—	3.4	6.9
Balance as of September 30, 2019	**$ 17.0**	**$ 80.7**	**$ —**	**$ (2.2)**	**$ (26.0)**

[1]Excludes fair value of $287.7 associated with hedge funds and private equity funds which fair value is measured using NAV practical expedient.
[2]Includes $6.9 payment of contingent consideration for 2017 purchase of IMG.

32

Sirius International Insurance Group, Ltd.
Notes to Consolidated Financial Statements
Unaudited

The following tables present changes in Level 3 for financial instruments measured at fair value for the nine months ended September 30, 2020 and September 30, 2019:

	For the nine months ended September 30, 2020				
(Millions)	**Fixed Maturities**	**Other long-term investments[(1)]**	**Loan Participation**	**Derivative instruments assets & (liabilities)**	**Contingent consideration (liabilities)**
Balance as of January 1, 2020	$ 17.0	$ 77.8	$ 20.0	$ 0.8	$ (28.2)
Total realized and unrealized gains (losses)	2.6	3.1	—	(20.7)	(0.5)
Foreign currency (losses) through Other Comprehensive Income	—	0.5	—	—	—
Purchases	—	5.5	9.9	—	—
Sales/Settlements[(2)]	(17.0)	—	(1.4)	17.5	28.4
Balance as of September 30, 2020	**$ 2.6**	**$ 86.9**	**$ 28.5**	**$ (2.4)**	**$ (0.3)**

[(1)]Excludes fair value of $301.1 associated with hedge funds and private equity funds which fair value is measured using NAV practical expedient.
[(2)]Includes $18.4 payment of contingent consideration for 2017 purchase of IMG and $10.0 payment of contingent consideration for the 2017 purchase of Armada.

	For the nine months ended September 30, 2019				
(Millions)	**Fixed Maturities**	**Other long-term investments[(1)]**	**Loan Participation**	**Derivative instruments assets & (liabilities)**	**Contingent consideration (liabilities)**
Balance as of January 1, 2019	$ 5.4	$ 63.6	$ —	$ (0.5)	$ (28.8)
Total realized and unrealized gains (losses)	—	10.6	—	(7.7)	(4.1)
Foreign currency (losses) through Other Comprehensive Income	—	(1.5)	—	—	—
Purchases	17.0	15.8	—	—	—
Sales/Settlements[(2)]	(5.4)	(7.8)	—	6.0	6.9
Balance as of September 30, 2019	**$ 17.0**	**$ 80.7**	**$ —**	**$ (2.2)**	**$ (26.0)**

[(1)]Excludes fair value of $287.7 associated with hedge funds and private equity funds which fair value is measured using NAV practical expedient.
[(2)]Includes $6.9 payment of contingent consideration for 2017 purchase of IMG.

Fair value measurements – transfers between levels

There were no transfers between Level 3 and Level 2 measurements during the three and nine months ended September 30, 2020 and 2019, respectively.

33

Sirius International Insurance Group, Ltd.
Notes to Consolidated Financial Statements
Unaudited

Significant Unobservable Inputs

The table below presents information about the significant unobservable inputs used for recurring fair value measurements for certain Level 3 instruments as of September 30, 2020 and December 31, 2019, and includes only those instruments for which information about the inputs is reasonably available to Sirius Group, such as data from independent third-party valuation service providers and from internal valuation models.

(Millions, except share prices)		September 30, 2020		
Description	**Valuation Technique(s)**	**Fair value**		**Unobservable input**
Private equity securities (1)	Purchase price of recent transaction	$ 32.5	Purchase price	40.63
Preferred stock (1)	Purchase price of recent transaction	$ 27.9	Purchase price	7.74
Loan participation (1)	Purchase price of recent transaction	$ 18.5	Comparable yields	Range - 4.46% - 7.82% Median - 5.74%
Private equity securities (1)	Multiple of GAAP book value	$ 13.3	Book value multiple	Range - 0.73x-0.91x Median - 0.82x
Loan participation (1)	Purchase price of recent transaction	$ 10.0	Comparable yields	Range - 4.46% - 7.82% Median - 5.74%
Private debt instrument (1)	Discounted cash flow	$ 6.2	Discount yield	Range - 11.87% - 12.32% Median - 12.08%
Private equity securities (1)	Purchase price of recent transaction	$ 4.7	Purchase price	7.74
Private convertible debt instrument (1)	Unit price of recent transaction	$ 2.0	Purchase price	7.74
Preferred stock (1)	Purchase price of recent transaction	$ 1.9	Purchase price	$ 1.9
Preferred stock (1)	Purchase price of recent transaction	$ 0.7	Purchase price	$ 0.7
Equity warrants	Option pricing model	$ 0.5	Strike price	$ 0.2
Currency swaps (2)	Third party appraisal	$ 0.3	Broker quote	$ 0.3
Currency forwards(2)	Third party appraisal	$ 0.3	Broker quote	$ 0.3
Private equity securities (1)	Purchase price of recent transaction	$ 0.3	Purchase price	$ 0.3
Contingent consideration	External valuation model	$ (0.3)	Discounted future payment	$ (0.3)
Weather derivatives (2)	Third party appraisal	$ (3.5)	Broker quote	$ (3.5)

(1) *As of September 30, 2020, each asset type consists of one security.*
(2) *See **Note 12** for discussion of derivative instruments.*

(Millions, except share prices)		December 31, 2019		
Description	**Valuation Technique(s)**	**Fair value**		**Unobservable input**
Private equity securities[1]	Share price of recent transaction	$ 32.5	Purchase share price	$ 40.6
Loan participation[1]	Purchase price of recent transaction	$ 20.0	Purchase price	20.0
Preferred stock[1]	Share price of recent transaction	$ 17.5	Purchase price	$ 7.74
Private equity securities[1]	Multiple of GAAP book value	$ 14.2	Book value multiple	0.9
Preferred stock[1]	Purchase price of recent transaction	$ 12.2	Purchase price	$ 12.2
Private debt instrument[1]	Purchase price of recent transaction	$ 7.2	Purchase price	$ 9.0
Weather derivatives[2]	Third party appraisal	$ 7.0	Broker quote	$ 7.0
Private equity securities[1]	Purchase price of recent transaction	$ 5.1	Purchase price	$ 7.74
Preferred stock[1]	Purchase price of recent transaction	$ 4.8	Purchase price	$ 4.80
Currency forwards[2]	Third party appraisal	$ 2.7	Broker quote	$ 2.7
Private equity securities[1]	Purchase price of recent transaction	$ 1.0	Purchase price	$ 10.0
Equity warrants[2]	Option pricing model	$ 0.4	Strike price	$ 0.2
Private equity securities[1]	Purchase price of recent transaction	$ 0.3	Purchase price	$ 0.3
Currency swaps[2]	Third party appraisal	$ (3.6)	Broker quote	$ (3.6)
Currency forwards[2]	Third party appraisal	$ (5.7)	Broker quote	$ (5.7)
Contingent consideration	External valuation model	$ (28.2)	Discounted future payments	$ (28.2)

(1) *As of December 31, 2019, each asset type consists of one security.*
(2) *See **Note 12** for discussion of derivative instruments.*

34

Sirius International Insurance Group, Ltd.
Notes to Consolidated Financial Statements
Unaudited

Financial instruments disclosed, but not carried at fair value

Sirius Group uses various financial instruments in the normal course of its business. The carrying values of Cash, Accrued investment income, certain other assets, Accounts payable on unsettled investment purchases, certain other liabilities, and other financial instruments not included in the table below approximated their fair values at September 30, 2020 and December 31, 2019, due to their respective short maturities. As these financial instruments are not actively traded, their respective fair values are classified within Level 3. The following table includes financial instruments for which the carrying value differs from the estimated fair values at September 30, 2020 and December 31, 2019:

	September 30, 2020		December 31, 2019	
(Millions)	Fair Value[(1)]	Carrying Value	Fair Value[(1)]	Carrying Value
Liabilities, Mezzanine equity, and Non-controlling interest:				
2017 SEK Subordinated Notes	$ 298.8	$ 301.3	$ 294.5	$ 291.2
2016 SIG Senior Notes	$ 394.7	$ 394.5	$ 394.5	$ 394.0
Series B preference shares	$ 244.5	$ 197.5	$ 186.4	$ 223.0

[(1)]Fair value estimated by internal pricing and considered a Level 3 measurement.

Note 10. Debt and standby letters of credit facilities

Sirius Group's debt outstanding as of September 30, 2020 and December 31, 2019 consisted of the following:

(Millions)	September 30, 2020	Effective Rate[(1)]	December 31, 2019	Effective Rate[(1)]
2017 SEK Subordinated Notes, at face value	$ 305.0	4.3 %	$ 295.0	4.0 %
Unamortized issuance costs	(3.7)		(3.8)	
2017 SEK Subordinated Notes, carrying value	301.3		291.2	
2016 SIG Senior Notes, at face value	400.0	4.7 %	400.0	4.7 %
Unamortized discount	(2.1)		(2.3)	
Unamortized issuance costs	(3.4)		(3.7)	
2016 SIG Senior Notes, carrying value	394.5		394.0	
Total debt	**$ 695.8**		**$ 685.2**	

[(1)] Effective rate considers the effect of the debt issuance costs.

2017 SEK Subordinated Notes

On September 22, 2017, Sirius Group issued floating rate callable subordinated notes denominated in Swedish kronor ("SEK") in the amount of SEK 2,750.0 million (or $346.1 million on date of issuance) at a 100% issue price ("2017 SEK Subordinated Notes"). The 2017 SEK Subordinated Notes were issued in an offering that was exempt from the registration requirements of the Securities Act of 1933 (the "Securities Act"). The 2017 SEK Subordinated Notes bear interest on their principal amount at a floating rate equal to the applicable Stockholm Interbank Offered Rate ("STIBOR") for the relevant interest period plus an applicable margin, payable quarterly in arrears on March 22, June 22, September 22, and December 22 in each year commencing on December 22, 2017, until maturity in September 2047.

35

Beginning on September 22, 2022, the 2017 SEK Subordinated Notes may be redeemed, in whole or in part, at Sirius Group's option. In addition, within 90 days following the occurrence of a Specified Event (as defined below), the 2017 SEK Subordinated Notes may be redeemed, in whole but not in part, at Sirius Group's option. "Specified Event" means (a) an "Additional Amounts Event" in connection with a change in laws, rules or regulations as a result of which Sirius Group is obligated to pay additional amounts on the notes in respect of any withholding or deduction for taxes, (b) a "Tax Event" in connection with a change in laws, rules or regulations as a result of which interest on the notes is no longer fully deductible by Sirius Group for income tax purposes in the applicable jurisdiction (to the extent that such interest was so deductible as of the time of such Tax Event), (c) a "Rating Methodology Event" in connection with a change in, or clarification to, the rating methodology of Standard & Poor's or Fitch that results in a materially unfavorable capital treatment of the notes, or (d) a "Regulatory Event" in connection with a change in, or clarification to, applicable supervisory regulations that results in the notes no longer qualifying as Tier 2 Capital. Sirius Group incurred $4.6 million in expenses related to the issuance of the 2017 SEK Subordinated Notes (including SEK 27.5 million, or $3.5 million, in underwriting fees), which have been deferred and are being recognized into interest expense over the life of the 2017 SEK Subordinated Notes. For the three months ended September 30, 2020 and 2019, Sirius Group recognized $(10.7) million and $15.9 million, respectively, of foreign currency exchange (losses) gains on the remeasurement of the 2017 SEK Subordinated Notes into USD from SEK. For the nine months ended September 30, 2020 and 2019, Sirius Group recognized $(9.9) million and $27.2 million, respectively, of foreign currency exchange (losses) gains on the remeasurement of the 2017 SEK Subordinated Notes into USD from SEK. Taking into effect the amortization of all underwriting and issuance expenses, and applicable STIBOR, the 2017 SEK Subordinated Notes yielded an effective rate of approximately 4.3% and 4.1% annualized for the three months ended September 30, 2020 and 2019, respectively. The effective rate for the nine months ended September 30, 2020 and 2019 were 4.3% and 4.0% annualized, respectively. Sirius Group recorded $3.3 million and $3.0 million of interest expense, inclusive of amortization of issuance costs on the 2017 SEK Subordinated Notes for the three months ended September 30, 2020 and 2019, respectively. Sirius Group recorded $9.4 million and $8.9 million of interest expense, inclusive of amortization of issuance costs on the 2017 SEK Subordinated Notes for the nine months ended September 30, 2020 and 2019, respectively. 2016 SIG Senior Notes On November 1, 2016, Sirius Group issued $400.0 million face value of senior unsecured notes ("2016 SIG Senior Notes") at an issue price of 99.209% for net proceeds of $392.4 million after taking into effect both deferrable and non-deferrable issuance costs. The 2016 SIG Senior Notes were issued in an offering that was exempt from the registration requirements of the Securities Act. The 2016 SIG Senior Notes bear an annual interest rate of 4.6%, payable semi-annually in arrears on May 1, and November 1, in each year commencing on May 1, 2017, until maturity in November 2026. Sirius Group incurred $5.1 million in expenses related to the issuance of the 2016 SIG Senior Notes (including $3.4 million in underwriting fees), which have been deferred and are being recognized into interest expense over the life of the 2016 SIG Senior Notes. Taking into effect the amortization of the original issue discount and all underwriting and issuance expenses, the 2016 SIG Senior Notes yield an effective rate of approximately 4.7% per annum. Sirius Group recorded $4.8 million, inclusive of amortization of issuance costs on the 2016 SIG Senior Notes, for both three month periods ended September 30, 2020 and 2019. Sirius Group recorded $14.4 million, inclusive of amortization of issuance costs on the 2016 SIG Senior Notes, for both nine month periods ended September 30, 2020 and 2019. Standby Letter of Credit Facilities On November 9, 2019, Sirius International Insurance Corporation ("Sirius International"), a wholly owned subsidiary of the Company, renewed two standby letter of credit facility agreements totaling $125 million to provide capital support for Lloyd's Syndicate 1945. The first letter of credit is a renewal of a $90 million facility with Nordea Bank Finland Abp, London Branch, which is issued on an unsecured basis. The second letter of credit is a $35 million facility with DNB Bank ASA, Sweden Branch, $25 million of which is issued on an unsecured basis. Each facility is renewable annually. The above referenced facilities are subject to various affirmative, negative and financial covenants that the Company considers to be customary for such borrowings, including certain minimum net worth and maximum debt to capitalization standards.

Sirius International has other secured letter of credit and trust arrangements with various financial institutions to support its insurance operations. As of September 30, 2020 and December 31, 2019, these secured letter of credit and trust arrangements were collateralized by pledged assets and assets in trust of SEK 4.4 billion and SEK 3.4 billion, respectively, or $488.3 million and $363.3 million, respectively (based on the September 30, 2020 and December 31, 2019 SEK to USD exchange rates). As of September 30, 2020 and December 31, 2019, Sirius America Insurance Company's trust arrangements were collateralized by pledged assets and assets in trust of $47.9 million and $57.7 million, respectively. As of September 30, 2020 and December 31, 2019, Sirius Bermuda's letters of credit and trust arrangements were collateralized by pledged assets and assets in trust of $519.9 million and $784.0 million, respectively. Revolving Credit Facility In February 2018, Sirius Group, through its indirectly wholly-owned subsidiary Sirius International Group, Ltd. entered into a three-year, $300 million senior unsecured revolving credit facility (the "Facility"). The Facility provides access to loans for working capital and general corporate purposes, and letters of credit to support obligations under insurance and reinsurance agreements and retrocessional agreements. The Facility is subject to various affirmative, negative and financial covenants that Sirius Group considers to be customary for such borrowings, including certain minimum net worth, maximum debt to capitalization, financial strength rating standards, and change in control provisions. As of September 30, 2020, there were no outstanding borrowings under the Facility. Debt and Standby Letter of Credit Facility Covenants As of September 30, 2020, Sirius Group was in compliance with all of the covenants under the 2017 SEK Subordinated Notes, the 2016 SIG Senior Notes, the Nordea Bank Finland Abp, London Branch facility, and the DNB Bank ASA, Sweden Branch facility. In addition, as of September 30, 2020, Sirius Group was in compliance with all of the covenants under the Facility. Interest Total interest expense incurred by Sirius Group for its indebtedness for the three months ended September 30, 2020 and 2019 was $8.1 million and $7.7 million, respectively. Total interest expense incurred by Sirius Group for its indebtedness for the nine months ended September 30, 2020 and 2019 was $23.8 million and $23.3 million, respectively. Total interest paid by Sirius Group for its indebtedness for the three months ended September 30, 2020 and 2019 was $3.3 million and $2.8 million, respectively. Total interest paid by Sirius Group for its indebtedness for the nine months ended September 30, 2020 and 2019 was $18.5 million and $17.7 million, respectively. Note 11. Income taxes The Company and its Bermuda-domiciled subsidiaries are not subject to Bermuda income tax under current Bermuda law. In the event there is a change in the current law such that taxes are imposed, the Company and its Bermuda-domiciled subsidiaries would be exempt from such tax until March 31, 2035, pursuant to the Bermuda Exempted Undertakings Tax Protection Act of 1966. The Company has subsidiaries and branches that operate in various other jurisdictions around the world that are subject to tax in the jurisdictions in which they operate. The jurisdictions in which the Company's subsidiaries and branches are subject to tax are Australia, Belgium, Canada, Denmark, Germany, Gibraltar, Hong Kong (China), Ireland, Luxembourg, Malaysia, Shanghai (China), Singapore, Spain, Sweden, Switzerland, the United Kingdom, and the United States. For the three month period ended September 30, 2020, Sirius Group reported an income tax expense (benefit) of $23.5 million on pre-tax income (loss) of $(80.5) million. The difference between the effective tax rate on income from continuing operations and the Swedish statutory tax rate of 21.4% (the rate at which the majority of Sirius Group's worldwide operations are taxed) is primarily attributable to unrealized investment gains in specific U.S. entities and adjustments required under applicable GAAP guidance, which are based on the annual estimated effective tax rate. For the nine month period ended September 30, 2020, Sirius Group reported an income tax expense (benefit) of $19.9 million on pre-tax income (loss) of $(212.6) million. The difference between the effective tax rate for the nine months ended September 30, 2020 and the Swedish statutory rate of 21.4% was primarily attributable to valuation allowances recorded against certain deferred tax assets, unrealized investment gains in specific U.S. entities, and adjustments required under applicable GAAP guidance, which are based on the annual estimated effective tax rate.

For the three month period ended September 30, 2019, Sirius Group reported an income tax (benefit) of $(3.7) million on pre-tax (loss) of $(11.3) million. The effective tax rate was higher than the Swedish statutory tax rate of 21.4% primarily because of income recognized in jurisdictions with higher rates than Sweden and adjustments required under applicable GAAP guidance, which are based on the annual estimated effective tax rate. For the nine month period ended September 30, 2019, Sirius Group reported an income tax expense of $15.6 million on pre-tax income of $120.3 million. The effective tax rate for the nine months ended September 30, 2019 was lower than the Swedish statutory rate of 21.4% primarily because of income recognized in countries with lower rates than Sweden and adjustments required under applicable GAAP guidance, which are based on the annual estimated effective tax rate. For purposes of estimating the annual effective tax rate for the years ending September 30, 2020 and 2019, respectively, Sirius Group took into consideration all year-to-date income and expense items including the change in unrealized investment gains (losses) and realized investment gains (losses) and such items on a forecasted basis for the remainder of each year. Based on applicable GAAP guidance, jurisdictions with a projected loss for the full year where no tax benefit can be recognized are excluded from the estimation of the annual effective tax rate. The Tax Cuts and Jobs Act ("TCJA") includes a new Base Erosion and Anti-Abuse Minimum Tax ("BEAT") provision, which is essentially a minimum tax that is potentially applicable to certain otherwise deductible payments made by U.S. entities to non-U.S. affiliates, including cross-border interest payments and reinsurance premiums. The statutory BEAT rate is 10% in 2019-2025, and then rises to 12.5% in 2026 and thereafter. The TCJA also includes provisions for Global Intangible Low-Taxed Income ("GILTI") under which taxes on foreign income are imposed on the excess of a deemed return on tangible assets of certain foreign subsidiaries. Consistent with accounting guidance, Sirius Group will treat BEAT as an in period tax charge when incurred in future periods for which no deferred taxes need to be provided and has made an accounting policy election to treat GILTI taxes in a similar manner. No provision for income taxes related to BEAT or GILTI was recorded as of September 30, 2020 and December 31, 2019. Sirius Group has capital and liquidity in many of its subsidiaries, some of which may reflect undistributed earnings. If such capital or liquidity were to be paid or distributed to the Company or Sirius Group's subsidiaries, as dividends or otherwise, they may be subject to income or withholding taxes. Sirius Group generally intends to operate, and manage its capital and liquidity, in a tax-efficient manner. However, the applicable tax laws in relevant countries are still evolving, including in connection with guidance and proposals from the Organisation for Economic Cooperation and Development. Accordingly, such payments or earnings may be subject to income or withholding tax in jurisdictions where they are not currently taxed or at higher rates of tax than currently taxed, and the applicable tax authorities could attempt to apply income or withholding tax to past earnings or payments. In April 2020, the European Court of Justice (the “ECJ”) published a decision disallowing the eligibility of an unrelated Gibraltar company for a European Union directive providing relief from withholding taxes on cross-border dividends. More generally, as a result of Brexit, it is projected that Gibraltar companies will cease to be eligible for European Union tax directives from January 1, 2021. The Company has a subsidiary organized in Gibraltar which has been a party to cross-border transactions with affiliates. The Company has assessed the tax consequences of these developments and concluded that they should not materially impact the Company’s provision for income taxes. Deferred tax asset, net of valuation allowance Sirius Group's net deferred tax liability, net of the valuation allowance as of September 30, 2020 is $55.1 million. Of the $55.1 million, $25.0 million relates to net deferred tax assets in U.S. subsidiaries, $141.3 million relates to net deferred tax assets in Luxembourg subsidiaries, $213.8 million relates to net deferred tax liabilities in Sweden subsidiaries, and $7.6 million relates to other net deferred tax liability. Sirius Group records a valuation allowance against deferred tax assets if it becomes more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in income tax expense in the period of change. In determining whether or not a valuation allowance, or change therein, is warranted, Sirius Group considers factors such as prior earnings history, expected future earnings, carryback and carryforward periods and strategies that if executed would result in the realization of a deferred tax asset. It is possible that certain planning strategies or projected earnings in certain subsidiaries may not be feasible to utilize the entire deferred tax asset, which could result in material changes to Sirius Group's deferred tax assets and tax expense.

Uncertain tax positions Recognition of the benefit of a given tax position is based upon whether a company determines that it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. In evaluating the more likely than not recognition threshold, Sirius Group must presume that the tax position will be subject to examination by a taxing authority with full knowledge of all relevant information. If the recognition threshold is met, then the tax position is measured at the largest amount of benefit that is more than 50% likely of being realized upon ultimate settlement. As of September 30, 2020, the total reserve for unrecognized tax benefits is $47.5 million. If Sirius Group determines in the future that its reserves for unrecognized tax benefits on permanent differences and interest and penalties are not needed, the reversal of $47.3 million of such reserves as of September 30, 2020 would be recorded as an income tax benefit and would impact the effective tax rate. If Sirius Group determines in the future that its reserves for unrecognized tax benefits on temporary differences are not needed, the reversal of $0.2 million of such reserves as of September 30, 2020 would not impact the effective tax rate due to deferred tax accounting but would accelerate the payment of cash to the taxing authority. Most of Sirius Group's reserves for unrecognized tax benefits on permanent differences relate to interest deductions denied by the Swedish Tax Authority ("STA"), as described further below. The STA has denied deductions claimed by two of the Company's Swedish subsidiaries in certain tax years for interest paid on intra-group debt instruments. Sirius Group has challenged the STA's denial in court based on the technical merits. In October 2018, one of the Swedish subsidiaries received an adverse decision from Sweden's Administrative Court, which Sirius Group has appealed. Sirius Group has taken into account this and other relevant developments in applicable Swedish tax law and has established a reserve for this uncertain tax position. As of September 30, 2020, the total amount of such reserve was $46.6 million. In connection with this matter, Sirius Group has also taken into account the Stock Purchase Agreement ("SPA") by which Sirius Group was sold to CMIG International Holding Pte. Ltd ("CMIG International") in 2016 and has recorded an indemnification asset. Pursuant to the SPA, the seller agreed to indemnify the buyer and Sirius Group for, among other things, (1) any additional tax liability in excess of Sirius Group's accounting for uncertain tax positions for tax periods prior to the sale of Sirius Group to CMIG International, and (2) an impairment in Sirius Group's net deferred tax assets resulting from a final determination by a tax authority. CMIG International has informed Sirius Group of their view that CMIG International, rather than Sirius Group, should be entitled to all of the proceeds of such an indemnification claim, while Sirius Group is of the view that it should be entitled to the proceeds of such an indemnification claim to the extent of the book value of the relevant deferred tax assets, and therefore, Sirius Group continues to carry the related indemnification asset on the balance sheet. While Sirius Group intends to continue challenging the STA's denial based on the technical merits (including appealing the adverse court decision received in October 2018), the ultimate resolution of these tax disputes is uncertain and no assurance can be given that there will be no material changes to Sirius Group's operating results or balance sheet in connection with these uncertain tax positions or the related indemnification. With few exceptions, Sirius Group is no longer subject to U.S. federal, state or non-U.S. income tax examinations by tax authorities for years before 2015. Note 12. Derivatives Interest Rate Cap Sirius Group entered into an interest rate swap ("Interest Rate Cap") with two financial institutions where it paid an upfront premium and in return receives a series of quarterly payments based on the 3-month London Interbank Offered Rate at the time of payment. The Interest Rate Cap does not qualify for hedge accounting. Changes in fair value are recognized as unrealized gains or losses and are presented within Other revenue. The fair value of the interest rate cap has been estimated using a single broker quote and, accordingly, has been classified as a Level 3 measurement as of September 30, 2020 and December 31, 2019. Collateral held is recorded within short-term investments with an equal amount recognized as a liability to return collateral. Sirius Group's liability to return that collateral is based on the amounts provided by the counterparties and investment earnings thereon. As at September 30, 2020 and December 31, 2019, Sirius Group held collateral balances of $0.1 million and $0.2 million at the end of each period, respectively

Foreign Currency Risk Derivatives Sirius Group executes foreign currency forwards, call options, swaps, and futures to manage foreign currency exposure. The foreign currency risk derivatives are not designated or accounted for under hedge accounting. Changes in fair value are recognized as unrealized gains or losses and are presented within Net foreign exchange gains. The fair value of the swaps and forwards are estimated using a single broker quote and accordingly, classified as a Level 3 measurement. The fair value of the futures is widely available and have quoted prices in active markets and accordingly, were classified as a Level 1 measurement. Sirius Group did not provide or hold any collateral associated with the foreign currency risk derivatives. Weather Derivatives Sirius Group holds assets and assumes liabilities related to weather and weather contingent risk management products. Weather and weather contingent derivative contracts are entered into with the objective of generating profits in normal climatic conditions. Accordingly, Sirius Group's weather and weather contingent derivatives are not designed to meet the criteria for hedge accounting under GAAP. Sirius Group receives payment of premium at the contract inception in exchange for bearing the risk of variations in a quantifiable weather index. Changes in fair value are recognized as unrealized gains or losses and are presented within Other revenue. The fair value of the weather derivatives was estimated using a broker quote. Because of the significance of the unobservable inputs used to estimate the fair value of Sirius Group's weather risk contracts, the fair value measurements of the contracts are deemed to be Level 3 measurements in the fair value hierarchy as of September 30, 2020 and December 31, 2019. Sirius Group does not provide or hold any collateral associated with the weather derivatives. Equity Contracts Sirius Group executes trades in equity futures contracts, call options, and put options to hedge against positions in Common equities. The equity contracts are not designated or accounted for under hedge accounting. Changes in fair value are presented within Net unrealized investment (losses) gains. The fair value of the equity contracts is widely available and have quoted prices in active markets and accordingly, were classified as a Level 1 measurement. Equity Warrants Sirius Group holds restricted equity warrants as part of its investment strategy. The equity warrants are not designated or accounted for under hedge accounting. Changes in fair value are presented within Net unrealized investment (losses) gains. The fair value of the equity warrants is estimated using a single broker quote and accordingly, classified as a Level 3 measurement. Sirius Group did not provide or hold any collateral associated with the equity warrants.

The following tables summarize information on the classification and amount of the fair value of derivatives not designated as hedging instruments within the Company's Consolidated Balance Sheets as at September 30, 2020 and December 31, 2019: (Millions)September 30, 2020December 31, 2019 Derivatives not designated as hedging instruments Notional Value Asset derivative at fair value(1) Liability derivative at fair value(2) Notional Value Asset derivative at fair value(1) Liability derivative at fair value(2) Interest rate cap $ 250.0 $ — $ — $ 250.0 $ — $ — Foreign currency swaps $ 40.0 $ 0.3 $ — $ 90.0 $ — $ 3.6 Foreign currency forwards $ 225.2 $ 0.3 $ — $ (30.0) $ 2.7 $ 5.7 Weather derivatives $ 53.6 $ — $ 3.5 $ 110.7 $ 7.0 $ — Equity futures contracts $ (1.0) $ — $ — $ 34.5 $ — $ — Foreign currency futures contracts $ 22.3 $ — $ — $ — $ — $ — Equity call options $ 34.6 $ 2.5 $ — $ — $ — $ — Equity put options $ 77.3 $ 1.9 $ 0.1 $ 31.0 $ 1.3 $ 0.2 Foreign currency call options $ 50.6 $ 2.2 $ — $ — $ — $ — Equity warrants $ 0.5 $ 0.5 $ — $ 0.4 $ 0.4 $ — (1)Asset derivatives are classified within Other assets within the Company's Consolidated Balance Sheets at September 30, 2020 and December 31, 2019. (2)Liability derivatives are classified within Other liabilities within the Company's Consolidated Balance Sheets at September 30, 2020 and December 31, 2019. The following table summarizes information on the classification and net impact on earnings, recognized in the Company's Consolidated Statements of (Loss) Income relating to derivatives during the three and nine months ended September 30, 2020 and 2019: (Millions) For the three months ended September 30, For the nine months ended September 30,

Note 13. Share-based compensation Sirius Group's compensation plans include grants for various types of share-based and non-share-based compensation awards to key employees and directors of Sirius Group. During the quarter ended September 30, 2020, all of Sirius Group's outstanding performance shares units ("PSUs") were cancelled and converted into cash-based restricted share units ("RSUs") at the most recent forecasted performance percentage. As of September 30, 2020, Sirius Group's share-based awards consisted of RSUs, restricted stock and options. Additionally, during the quarter ended September 30, 2020, the Company's Compensation Committee approved to offer active employees the opportunity to early settle the 2018 long term incentive award at the recent forecasted performance percentage in cash with the remaining balance of share units converted into replacement cash-based RSUs with extended vesting periods. Sirius Group recognized $(3.3) million and $3.0 million of compensation expense under the share-based awards during the three months ended September 30, 2020 and 2019, respectively. Sirius Group recognized $0.7 million and $3.1 million of compensation expense under the share-based awards during the nine months ended September 30, 2020 and 2019, respectively. Sirius Group paid $1.9 million and $3.3 million to employees for share-based awards during both the three and the nine months ended September 30, 2020 and 2019, respectively. The following tables present unrecognized compensation cost associated with unvested awards and weighted average period over which it is expected to be recognized: (Millions)September 30, 2020 RSUsStock Options Unrecognized compensation cost related to unvested awards$6.4 $1.3 Weighted average recognition period (years)1.3 years1.5 years As of September 30, 2019, there were $27.1 million of unrecognized share-based compensation costs, which are expected to be recognized over two to three years. The following table summarizes outstanding and changes in share-settled awards for the three and nine months ended September 30, 2020:

In the comparative periods of three and nine months ended September 30, 2019, the Company granted members of the Board of Directors 2,424 restricted shares and 37,039 restricted shares, respectively. For the three months ended September 30, 2019, Sirius Group granted employees 7,059 PSUs and 16,471 RSUs. For the nine months ended September 30, 2019, Sirius Group granted employees 408,370 PSUs, 1,428,185 RSUs, and 1,374,944 stock options. During the three months ended September 30, 2019, Sirius Group employees forfeited 43,230 PSUs and 25,936 RSUs. During the nine months ended September 30, 2019, Sirius Group's employees forfeited 57,565 PSUs and 71,988 RSUs. Cash-Settled Awards During the quarter ended September 30, 2020, Sirius Group recognized an expense of $6.1 million related to newly issued RSUs. Additionally, during the quarter ended September 30, 2020, phantom performance shares of the existing long-term incentive compensation award that was issued in February 2020, were converted into cash-based phantom restricted shares. During the three and nine months ended September 30, 2020, Sirius Group recognized an expense of $1.1 million and $4.2 million, respectively, related to this award. In addition, in November 2019, Sirius Group issued retention awards to certain key employees that vest and are paid in equal proportions on or prior to March 15, 2020 and on or prior to March 15, 2021, subject to continued employment on the applicable vesting date. In total, the awards issued under this retention program were $13.8 million, of which, $6.9 million was paid on March 15, 2020. During the three and nine months ended September 30, 2020, Sirius Group recognized an expense of $1.6 million and $9.2 million, respectively, in General and administrative expenses. Note 14. Common shareholder's equity, mezzanine equity, and non-controlling interests Common shareholder's equity The authorized share capital of the Company consists of 500,000,000 Common shares, $0.01 par value per share, and 100,000,000 Preference shares, $0.01 par value per share. The following table presents changes in the Company's issued and outstanding Common shares for the three and nine months ended September 30, 2020 and 2019, respectively: Three months ended September 30, Nine months ended September 30, 2020201920202019 Shares issued and outstanding, end of period 115,299,341 115,299,342 115,299,341 115,299,342 Dividends The Company did not pay dividends to common shareholders during the three and nine months ended September 30, 2020 and 2019. Mezzanine equity Series B Preference Shares Sirius Group has issued 11,901,670 of the 15,000,000 designated Series B preference shares, with a par value of $0.01 per share.

The Series B preference shares rank senior to common shares with respect to dividend rights, rights of liquidation, winding-up, or dissolution of the Company and junior to all of the Company's existing and future policyholder obligations and debt obligations. Without the consent of the holders of the Series B preference shares, the Company may not issue any class or series of shares that rank senior or pari passu with the Series B preference shares as to the payment of dividends or as to distribution of assets upon any voluntary or involuntary liquidation, winding-up or dissolution of the Company, if the aggregate gross proceeds from the issuance of all such senior or pari passu shares equals or exceeds $100 million. The Company adjusts the carrying value of the Series B preference shares to equal the redemption value at the end of each reporting period. At September 30, 2020 and December 31, 2019, the balance of the Series B preference shares was $197.5 million and $223.0 million, respectively. Non-controlling interests Non-controlling interests consist of the ownership interests of non-controlling shareholders in consolidated entities and are presented separately on the balance sheet. At September 30, 2020 and December 31, 2019, Sirius Group's balance sheet included $1.8 million and $2.4 million, respectively, in non-controlling interests. The following tables show the change in non-controlling interest for the three and nine months ended September 30, 2020 and 2019: (Millions) For the three months ended September 30, 2020 For the three months ended September 30, 2019 Non-controlling interests, beginning of the period $ 2.5 $ 3.0 Net income attributable to non-controlling interests 0.2 0.4 Dividends paid (1.0) — Other, net 0.1 — Non-controlling interests, end of the period $ 1.8 $ 3.4 (Millions) For the nine months ended September 30, 2020 For the nine months ended September 30, 2019 Non-controlling interests, beginning of the period$2.4 $1.7 Net income attributable to non-controlling interests0.21.6 Dividends paid(1.0) — Other, net 0.20.1 Non-controlling interests, end of the period$1.8 $3.4 Alstead Re As of September 30, 2020 and December 31, 2019, Sirius Group recorded non-controlling interest of $1.8 million and $2.3 million, respectively, in Alstead Re Insurance Company ("Alstead Re"). (See Note 17.) Note 15. Earnings per share Basic earnings per share is computed by dividing net income available to Sirius Group common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income (loss) available to Sirius Group common shareholders on a diluted basis by the weighted-average number of common shares outstanding adjusted to give effect to potentially dilutive securities. The Series B preference shares qualify as participating securities, which requires the application of the two-class method to compute both basic and diluted earnings per share. The two-class method is an earnings allocation formula that treats participating securities as having rights to earnings that would otherwise have been available to common shareholders. The Series B preference shares have no obligation to absorb losses of the Company in periods of net loss.

Sirius International Insurance Group, Ltd.
Notes to Consolidated Financial Statements
Unaudited

The following table sets forth the computation of basic and diluted earnings per common share for the three and nine months ended September 30, 2020 and 2019:

(Millions, except share and per share information)	For the three months ended September 30, 2020	For the three months ended September 30, 2019	For the nine months ended September 30, 2020	For the nine months ended September 30, 2019
Basic earnings per share				
Numerator:				
Net income	$ (104.0)	$ (7.6)	$ (232.5)	$ 104.7
Less: Income attributable to non-controlling interests	(0.2)	(0.4)	(0.2)	(1.6)
Less: Change in carrying value of Series B preference shares	8.7	5.3	25.5	(3.9)
Net income available for dividends out of undistributed earnings	$ (95.5)	$ (2.7)	$ (207.2)	$ 99.2
Less: Earnings attributable to Series B preference shares	—	—	—	(9.3)
Net income available to Sirius Group common shareholders	$ (95.5)	$ (2.7)	$ (207.2)	$ 89.9
Denominator:				
Weighted average shares outstanding for basic earnings per share	115,297,945	115,251,853	115,279,197	115,225,942
Basic earnings per share	$ (0.83)	$ (0.02)	$ (1.80)	$ 0.78
Diluted earnings per share				
Numerator:				
Net income available to Sirius Group common shareholders	$ (95.5)	$ (2.7)	$ (207.2)	$ 89.9
Add: Change in carrying value of Series B preference shares	—	(5.3)	(25.5)	—
Net income available to Sirius Group common shareholders on a diluted basis	$ (95.5)	$ (8.0)	$ (232.7)	$ 89.9
Denominator:				
Weighted average shares outstanding for basic earnings per share	115,297,945	115,251,853	115,279,197	115,225,942
Add: Series B preference shares	—	11,901,670	11,901,670	—
Add: Unvested performance share units and restricted share units	—	—	—	393,280
Weighted average shares outstanding for diluted earnings per share[(1)]	115,297,945	127,153,523	127,180,867	115,619,222
Diluted earnings per share	$ (0.83)	$ (0.06)	$ (1.83)	$ 0.78

[(1)]For the three months ended September 30, 2020, there were a total of 26,057,275 potentially dilutive securities excluded from the calculation of Diluted earnings per share. For the three months ended September 30, 2019, there were 19,537,270 potentially dilutive securities excluded from the calculation of Diluted earnings per share. For the nine months ended September 30, 2020, there were a total of 14,155,605 potentially dilutive securities excluded from the calculation of Diluted earnings per share. For the nine months ended September 30, 2019, there were 31,045,660 potentially dilutive securities excluded from the calculation of Diluted earnings per share.

Note 16. Investments in unconsolidated entities

Sirius Group's investments in unconsolidated entities are included within Other long-term investments and consist of investments in common equity securities or similar instruments, which give Sirius Group the ability to exert significant influence over the investee's operating and financial policies ("equity method eligible unconsolidated entities"). Such investments may be accounted for under either the equity method or, alternatively, Sirius Group may elect to account for them under the fair value option.

45

Sirius International Insurance Group, Ltd.
Notes to Consolidated Financial Statements
Unaudited

The following table presents the components of Other long-term investments as of September 30, 2020 and December 31, 2019:

(Millions)	September 30, 2020	December 31, 2019
Equity method eligible unconsolidated entities, at fair value	$ 166.8	$ 151.9
Other unconsolidated investments, at fair value[1]	221.2	194.9
Total Other long-term investments[2]	**$ 388.0**	**$ 346.8**

[1]*Includes Other long-term investments that are not equity method eligible.*
[2]*There were no investments accounted for using the equity method as of September 30, 2020 and December 31, 2019.*

Equity method eligible unconsolidated entities, at fair value

Sirius Group has elected the fair value option to account for its equity method eligible investments accounted for as part of Other long-term investments for consistency of presentation with the rest of its investment portfolio. The following table presents Sirius Group's investments in equity method eligible unconsolidated entities as of September 30, 2020 and December 31, 2019:

	Ownership interest as of		
Investee	**September 30, 2020**	**December 31, 2019**	**Instrument Held**
BE Reinsurance Limited	24.9 %	24.9 %	Common shares
BioVentures Investors (Offshore) IV LP	73.0 %	73.0 %	Units
Camden Partners Strategic Fund V (Cayman), LP	39.4 %	39.4 %	Units
Diamond LS I LP	15.6 %	16.0 %	Units
Gateway Fund LP	22.9 %	15.0 %	Units
Monarch	12.8 %	12.8 %	Units
New Energy Capital Infrastructure Credit Fund LP	29.8 %	30.5 %	Units
New Energy Capital Infrastructure Offshore Credit Fund LP	29.8 %	30.5 %	Units
Pie Preferred Stock[1]	30.1 %	30.1 %	Preferred shares
Pie Series B Preferred Stock[1]	23.4 %	22.4 %	Preferred shares
Quintana Energy Partners	21.8 %	21.8 %	Units
Tuckerman Capital V LP	48.3 %	48.3 %	Units
Tuckerman Capital V Co-Investment I LP	48.3 %	48.1 %	Units

[1]*Sirius Group holds investments in several financing instruments of Pie Insurance Holdings, Inc.*

Note 17. Variable interest entities

Sirius Group consolidates the results of operations and financial position of every voting interest entity ("VOE") in which it has a controlling financial interest and VIEs in which it is considered to be the primary beneficiary. The consolidation assessment, including the determination as to whether an entity qualifies as a VOE or VIE, depends on the facts and circumstances surrounding each entity.

46

Sirius International Insurance Group, Ltd.
Notes to Consolidated Financial Statements
Unaudited

Sirius Group has determined that Alstead Re is a VIE for which Sirius Group is the primary beneficiary and is required to consolidate it. The following table presents Alstead Re's assets and liabilities, as classified in the Consolidated Balance Sheets as of September 30, 2020 and December 31, 2019:

(Millions)	September 30, 2020	December 31, 2019
Assets:		
Fixed maturity investments	$ 3.8	$ 3.9
Short-term investments	0.5	0.5
Cash	0.1	0.1
Total investments	4.3	4.5
Insurance and reinsurance premiums receivable	(0.5)	(0.3)
Funds held by ceding companies	2.3	3.4
Deferred acquisition costs	—	0.3
Other assets	—	—
Total assets	**$ 6.2**	**$ 7.9**
Liabilities		
Loss and loss adjustment expense reserves	$ 0.3	$ 0.5
Unearned insurance and reinsurance premiums	—	0.6
Other liabilities	0.1	0.1
Total liabilities	**$ 0.4**	**$ 1.2**

Sirius Group is a passive investor in certain third-party-managed hedge and private equity funds, some of which are VIEs. Sirius Group is not involved in the design or establishment of these VIEs, nor does it actively participate in the management of the VIEs. The exposure to loss from these investments is limited to the carrying value of the investments at the balance sheet date.

Sirius Group calculates maximum exposure to loss to be (i) the amount invested in the debt or equity of the VIE, (ii) the notional amount of VIE assets or liabilities where Sirius Group has also provided credit protection to the VIE with the VIE as the referenced obligation, and (iii) other commitments and guarantees to the VIE. Sirius Group does not have any VIEs that it sponsors nor any VIEs where it has recourse to it or has provided a guarantee to the VIE interest holders.

The following table presents total assets of unconsolidated VIEs in which Sirius Group holds a variable interest, as well as the maximum exposure to loss associated with these VIEs:

		Maximum Exposure to Loss		
(Millions)	Total VIE Assets	On-Balance Sheet	Off-Balance Sheet	Total
September 30, 2020				
Other long-term investments[1]	$ 254.8	$ 117.1	$ 7.4	$ 124.5
Total at September 30, 2020	**$ 254.8**	**$ 117.1**	**$ 7.4**	**$ 124.5**
December 31, 2019				
Other long-term investments[1]	$ 257.8	$ 102.6	$ 16.3	$ 118.9
Total at December 31, 2019	**$ 257.8**	**$ 102.6**	**$ 16.3**	**$ 118.9**

[1]Comprised primarily of hedge funds and private equity funds.

47

Note 18. Transactions with related parties (Re)insurance contracts In the normal course of business, Sirius Group enters into insurance and reinsurance contracts with certain of its insurance and MGU affiliates, or their subsidiaries. During the three and nine months ended September 30, 2020, these contracts resulted in gross written premiums of $16.0 million and $84.1 million, respectively. During the three and nine months ended September 30, 2019, these contracts resulted in gross written premiums of $21.7 million and $70.7 million, respectively. As of September 30, 2020 and December 31, 2019, Sirius Group had total receivables due from affiliates of $22.0 million and $16.1 million, respectively. As of both September 30, 2020 and December 31, 2019, Sirius Group had total payables due to affiliates of $0.9 million. Transaction Matters Letter Agreement On August 6, 2020, CM Bermuda Limited ("CM Bermuda"), the Company, TPRE and CMIG International entered into a Transaction Matters Letter Agreement (the “Transaction Matters Agreement”), pursuant to which, among other things and subject to the terms and conditions thereof, the Company has agreed to pay for and reimburse CMIG International and CM Bermuda for certain legal expenses incurred by CMIG International and CM Bermuda in connection with the Transactions and the related sales process or other discussions between CMIG International, CM Bermuda and the Company occurring on or after March 6, 2020, and TPRE has agreed to assume such remaining payment obligations of the Company following the closing of the Merger. TPRE has also agreed to pay for the fees and expenses payable by CMIG International and CM Bermuda to its financial advisor, Goldman Sachs (Asia) L.L.C., relating to the Transactions. Under the terms of the Transaction Matters Agreement, the Company is not permitted to terminate or threaten to terminate the Merger Agreement following a change by the TPRE board of directors of its recommendation to TPRE’s shareholders in favor of the TPRE Share Issuance without the prior written consent of CM Bermuda and CMIG International. During the quarter ended September 30, 2020, the Company paid $2.2 million for certain legal expenses incurred by CM Bermuda and CMIG International in connection with the Transaction Matters Agreement. Series B preference shareholders expense reimbursement agreement On March 27, 2020, the Company entered into an expense reimbursement agreement (the “Agreement”) with each of the holders of the Series B preference shares. Pursuant to the Agreement, the Company agreed to reimburse each of the holders of the Series B preference shares for all reasonable and documented out-of-pocket expenses incurred by them in connection with pursuing a potential negotiated transaction (a “Potential Transaction”) involving the Company or one or more of its subsidiaries on or after January 8, 2020 up to $250,000 for each holder of Series B preference shares together with its affiliates and $1,000,000 in the aggregate with any reimbursement above such amounts requiring the written consent of the Company (but excluding any expenses incurred in connection with the evaluation or enforcement of any rights or obligations of the holders of the Series B preference shares or the Company relating to the preference shares in the Company held by such Series B preference shareholders). In addition, the Company agreed to reimburse the holders of the Series B preference shares for any and all reasonable and documented out-of-pocket attorneys’ fees or other fees payable to third party advisors up to $500,000 in the aggregate to the extent arising out of any litigation, dispute, arbitration or other proceeding commencing after the date of the Agreement that is not brought or commenced by a holder of the Series B preference shares and involves the Company, such Series B preference shareholder's investment in the Company or a Potential Transaction. As of the end of the third quarter 2020, no payments have been requested or made under the Agreement. Other Meyer "Sandy" Frucher is the Company's Chairman of the Board of Directors and was also Vice Chairman of Nasdaq, Inc. ("Nasdaq") until December 2019. On January 1, 2020, Mr. Frucher concluded his tenure as Vice Chairman of Nasdaq and assumed the role of Strategic Advisor to Nasdaq. The Company is traded on the Nasdaq Global Select Market and has business transactions that are related to its listing on the exchange under the normal course of business. (See Note 3.)

Note 19. Commitments and contingencies Legal Proceedings Sirius Group, and the insurance and reinsurance industry in general, are routinely subject to claims related litigation and arbitration in the normal course of business, as well as litigation and arbitration that do not arise from, or are directly related to, claims activity. Sirius Group's estimates of the costs of settling matters routinely encountered in claims activity are reflected in the reserves for unpaid loss and LAE. (See Note 5.) Sirius Group considers the requirements of ASC 450, Contingencies ("ASC 450"), when evaluating its exposure to non-claims related litigation and arbitration. ASC 450 requires that accruals be established for litigation and arbitration if it is probable that a loss has been incurred and it can be reasonably estimated. ASC 450 also requires that litigation and arbitration be disclosed if it is probable that a loss has been incurred or if there is a reasonable possibility that a loss may have been incurred. Management has considered all pending and/or threatened non-claims related litigation and has not identified any matters triggering disclosure under ASC 450. Leases Sirius Group leases office space and equipment under various noncancelable operating lease agreements. The average life of the office leases is 7 years and the equipment leases is 3 years. During the three and nine months ended September 30, 2020, Sirius Group recognized operating lease expense of $3.0 million and $9.0 million, respectively, including property taxes and routine maintenance expense as well as rental expenses related to short term leases. During the three and nine months ended September 30, 2019, Sirius Group recognized operating lease expense of $3.4 million and $9.3 million, respectively, including property taxes and routine maintenance expense as well as rental expenses related to short term leases. As of September 30, 2020 and December 31, 2019, Sirius Group had $27.1 million and $27.4 million of operating lease right-of-use assets, respectively, included in Other assets. As of September 30, 2020 and December 31, 2019, Sirius Group had $29.0 million and $29.3 million of operating lease liability, respectively, included in Other liabilities. The following table presents the lease balances within the Consolidated Balance Sheets as of September 30, 2020 and December 31, 2019: The following table presents weighted average remaining lease term and weighted average discount rate as of September 30, 2020: Weighted average lease term (years) as at September 30, 2020 Leased offices 7 years Leased equipment 3 years Weighted average discount rate: Leased offices 3.3 % Leased equipment 3.3%

The following table presents future annual minimum rental payments required under non-cancellable leases and the present value discount to arrive at total lease liability as of September 30, 2020: As of September 30, 2020, the Company's future operating lease obligations that have not yet commenced are immaterial. ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS The following is management's discussion and analysis ("MD&A") of the Company's unaudited consolidated results of operations for the three and nine months ended September 30, 2020 and 2019 and the Company's consolidated financial condition, liquidity and capital resources as of September 30, 2020 and December 31, 2019. This discussion and analysis should be read in conjunction with our historical consolidated financial statements and the related notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2019 (our "2019 Annual Report"), filed with the U.S. Securities and Exchange Commission ("SEC") on March 5, 2020, and the Company's Unaudited Consolidated Financial Statements and related notes included elsewhere in this Quarterly Report on Form 10-Q. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("GAAP"). The following MD&A includes forward-looking statements, which are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed or implied by our forward-looking statements. See "Cautionary Note Regarding Forward-Looking Statements".

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following is management’s discussion and analysis (“MD&A”) of Sirius's unaudited consolidated results of operations for the three and nine months ended September 30, 2020 and 2019 and Sirius’s consolidated financial condition, liquidity and capital resources as of September 30, 2020 and December 31, 2019. This discussion and analysis should be read in conjunction with Sirius’s historical consolidated financial statements and the related notes appearing in its Annual Report on Form 10-K for the year ended December 31, 2019 (“2019 Annual Report”), filed with the U.S. Securities and Exchange Commission (“SEC”) on March 5, 2020, and Sirius’s Unaudited Consolidated Financial Statements and related notes included elsewhere herein. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

INDEX TO MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS Page Overview Executive Summary 51 55 57 60 63 65 66 69 71 73 74 76 77 83 83 83 85 Consolidated Results of Operations – Three Months and Nine Months Ended September 30, 2020 and 2019 Summary of Investment Results Foreign Currency Translation Results of Reportable Segments Global Reinsurance Global A&H U.S. Specialty Runoff & Other Reinsurance Protection Non-GAAP Financial Measures Liquidity and Capital Resources Off Balance Sheet Arrangements Contractual Obligations and Commitments Cash Flows Summary of Critical Accounting Estimates Overview The Company is a Bermuda exempted company that provides multi-line insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries. Sirius Group's key insurance and reinsurance subsidiaries include Sirius Bermuda Insurance Company Ltd. ("Sirius Bermuda"), Sirius International Insurance Corporation ("Sirius International"), Sirius America Insurance Company ("Sirius America"), Sirius International Corporate Member Limited, a Lloyd's of London ("Lloyd's") Corporate Member, and Sirius Global Solutions Holding Company ("Sirius Global Solutions"). In addition, Sirius International sponsors Lloyd's Syndicate 1945 ("Syndicate 1945") and Sirius International Corporate Member participates in the Lloyd's market, which in turn provides underwriting capacity to Syndicate 1945. In addition to the key insurance and reinsurance subsidiaries, we own two managing general underwriters ("MGUs"), International Medical Group, Inc. ("IMG") and ArmadaCorp Capital, LLC ("Armada"). Background and Recent Developments Merger Agreement On August 6, 2020, the Company announced that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Third Point Reinsurance Ltd., a Bermuda exempted company (“TPRE”), and Yoga Merger Sub Limited, a Bermuda exempted company and a wholly owned subsidiary of TPRE (“Merger Sub”). The Merger Agreement provides, among other things, that, upon the terms and subject to the conditions set forth in the Merger Agreement and a Statutory Merger Agreement to be executed by the Company, TPRE and Merger Sub (the “Statutory Merger Agreement”), Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of TPRE (the “Merger”). The Merger Agreement, the Statutory Merger Agreement, and the consummation of the transactions contemplated by the Merger Agreement and the Statutory Merger Agreement, including the Merger (the “Transactions”), have been unanimously approved by the board of directors of each of the Company and TPRE. The consummation of the Merger is expected to occur during the first quarter of 2021, subject to the satisfaction or waiver of applicable closing conditions. Under the terms of the Merger Agreement, as of the effective time of the Merger, each issued and outstanding common share, par value $0.01 per share, of the Company (“Company Shares”) will be converted into the right to receive, at the election of the holder thereof, (i) $9.50 in cash, or (ii) (A) 0.743 of a common share, par value $0.10 per share, of TPRE (“TPRE Shares”) and (B) one contractual contingent value right (each, a “CVR”), which will represent the right to receive a contingent cash payment, 51 and which, taken together with the fraction of the TPRE Share received, guarantee that on the second anniversary of the closing date of the Merger, the electing shareholder will have received equity and cash with a value of at least $13.73 per share (the "Share & CVR Election"), or (iii) (A) $0.905 in cash, (B) a number of TPRE Shares equal to the Mixed Election Common Shares Exchange Ratio (as such term is defined in the Merger Agreement), (C) a number of newly issued Series A preference shares of TPRE ("TPRE Preference Shares") equal to the Mixed Election Preference Shares Exchange Ratio (as such term is defined in the Merger Agreement), (D) 0.190 of a warrant issued by TPRE and (E) $0.905 aggregate principal amount of a right (each, an "Upside Right") issued by TPRE (the "Mixed Election"). Elections must be made no later than ten (10) Business Days (as defined in the Merger Agreement) prior to the closing of the Transactions. Pursuant to the Voting and Support Agreement dated August 6, 2020 among CM Bermuda Limited ("CM Bermuda"), CMIG International Holding Pte. Ltd. ("CMIG International"), the Company, and TPRE (the "Voting and Support Agreement"), CM Bermuda, a Bermuda exempted company and majority shareholder of the Company, whose parent company is CMIG International has agreed to make the Mixed Election. Holders of Company Shares who do not make an election will be deemed to have made the Share & CVR Election. No fractional TPRE Shares or TPRE Preference Shares will be issued in the Merger, and holders of Company Shares will receive cash in lieu of any fractional TPRE Shares or TPRE Preference Shares. Dissenting Company shareholders will be entitled to exercise appraisal rights under Bermuda law.

The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including, among others, (i) the affirmative vote in favor of the approval of the Merger Agreement, the Merger and the Statutory Merger Agreement by the holders of a majority of the voting power of the Company Shares and the Company's Series B preference shares, voting together as a single class, that are present (in person or by proxy) at the Company shareholder meeting called for such purpose, (ii) the affirmative vote in favor of the approval of the issuance of TPRE Shares in the Merger as contemplated by the Merger Agreement by the holders of at least a majority of the voting power of TPRE Shares that are present (in person or by proxy) at the TPRE shareholder meeting called for such purpose, (iii) the expiration or termination of any applicable waiting period (together with any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any other applicable antitrust laws, (iv) the receipt of certain approvals under applicable insurance laws, (v) the absence of any effective order issued by any governmental authority or court of competent jurisdiction or other legal restraint prohibiting or preventing the consummation of the Merger, (vi) in the case of each party's obligation to effect the Merger, the absence of a material adverse effect with respect to the other party and its subsidiaries, taken as a whole, since the date of the Merger Agreement, (vii) in the case of each party's obligation to effect the Merger, subject to certain materiality exceptions, the accuracy of the representations and warranties made by the other party, and compliance by the other party in all material respects with such party's respective obligations under the Merger Agreement and (viii) other customary closing conditions.

Sirius Group incurred various legal, advisory, and other consulting costs associated with the proposed Merger of $10 million, which are included in the Company's financial condition or results of operations as of and for the three and nine months ended September 30, 2020. As part of the amount incurred, $2 million is in connection with the Transaction Matters Letter Agreement entered into by Sirius Group, TPRE, CM Bermuda and CMIG International on August 6, 2020 (the "Transaction Matters Agreement").

For a further discussion on Sirius Group's risks related to the Merger, see *"Risks Related to the Merger"* included in Part II, Item 1A. "Risk Factors" of this Quarterly Report on Form 10-Q.

COVID-19

The novel coronavirus (COVID-19) pandemic has adversely affected our business and our results of operations. Because of the size and duration of this pandemic, all of the direct and indirect consequences of COVID-19 are not yet known and may not emerge for some time. The future impact of the pandemic on us is highly uncertain and cannot be predicted. For a further discussion on Sirius Group's risks related to COVID-19, see *"The novel coronavirus (COVID-19) pandemic has adversely affected our business. Epidemics, pandemics, and other public health threats, including the ongoing COVID-19 pandemic, could have a material adverse effect on Sirius Group's business, including our results of operations, financial position and/or liquidity, in a manner and to a degree that cannot be predicted"* included in Part II, Item 1A. "Risk Factors" of this Quarterly Report on Form 10-Q.

The safety and welfare of our employees is our highest priority during the COVID-19 pandemic. We implemented various business continuity and crisis management procedures to ensure all functions remained fully operational, which included regular management meetings both globally and locally as well as the monitoring of core business processes and outcomes. Prior to our decision to work remotely, we confirmed that all of our employees had access to our network, telecommunications equipment, and would remain fully operational. As a result of these actions, we have experienced no material disruptions in our business operations that would affect our clients.

52

During the third quarter, we reviewed our inforce (re)insurance portfolios to reevaluate our estimate of ultimate losses from the COVID-19 pandemic, and as a result of new information and more detailed modeling, we increased our estimates by $39 million, which included $31 million of losses from Global A&H primarily from contracts covering infectious disease related expenses. For the nine months ended September 30, 2020, we recorded $192 million of estimated ultimate losses in our underwriting results, which includes losses from Property, Accident & Health, Contingency, Trade Credit, and to a lesser extent Casualty lines of business. This best estimate of ultimate loss was based on our evaluation of the information readily available at this time, including an analysis of reported claims, an underwriting review of in-force contracts, industry estimates of ultimate losses, and other factors requiring considerable judgment. There may be additional future losses from COVID-19 which have not yet been reflected in Sirius Group’s estimates, if loss emergence varies from our initial expectations. COVID-19 has had a negative impact on general economic activity which has, in turn, negatively impacted our premium volumes. The degree of the continued impact will depend on the extent and duration of the economic contraction. As a result of the anticipated impact of the pandemic on our earned premiums, we may experience an increase in our underwriting expense ratio. Sirius Group has experienced and may continue to experience lower gross written premiums for travel medical and trip cancellation insurance. During the first quarter of 2020, Sirius Group experienced losses in its investment portfolio as a result of volatile markets, such as a decline in interest rates, a sharp decline in equity markets, and a widening of credit risk spreads for bonds. In addition, the disruption in the financial markets caused by COVID-19 contributed to net unrealized investment losses, primarily due to the impact of changes in fair value on our equity investments and, to a lesser extent, change in unrealized losses in our fixed-income investment portfolio. Contingent Consideration On September 24, 2020, Sirius Group paid $4 million to WE B CEJS (formerly known as Armada Enterprises LLC) as a contingent consideration payment for the three-year contingent earn-out mechanism from the acquisition of Armada and its subsidiaries (the "Armada Earnout") for performance related to the 2019 underwriting year. Previously, on April 17, 2020, Sirius Group paid $6 million to WE B CEJS as a contingent consideration payment for performance related to the 2017 and 2018 underwriting years. See Note 3 "Significant transactions" in Sirius Group's audited financial statements included in our 2019 Annual Report for further details and discussion with respect to the Armada Earnout. On July 2, 2020, Sirius Group paid $18 million to IMG Acquisition Holdings, LLC ("IMGAH") for the contingent consideration payment for the 2019 calendar year, which represents the final contingent consideration payment. See Note 3 "Significant transactions" in Sirius Group's audited financial statements included in our 2019 Annual Report for further details and discussion with respect to the IMGAH contingent consideration. Empire Insurance Company On July 7, 2020, Sirius Group sold 100% of the common shares of Empire Insurance Company (“Empire”) to Physicians' Reciprocal Insurers. Sirius Group received $11 million of proceeds and recognized $1 million gain on the sale of these assets. Loss Portfolio Transfer On January 23, 2020, Sirius Group entered into a loss portfolio transfer (the "LPT") with Pacific Re, Inc. Under the agreement, Sirius Group received $70 million in cash and assumed net undiscounted loss and loss adjustment expenses ("LAE") reserves with the same value. In addition, Sirius Group recognized Gross written premium and Loss and loss adjustment expenses for $70 million. 53

Reportable Segments On December 31, 2019, Sirius Group completed an internal reorganization to optimize the Company's operations, better serve its clients and make the Company more nimble and efficient. Beginning on January 1, 2020, Sirius Group's reportable segments consist of four reportable segments – Global Reinsurance, Global A&H, U.S. Specialty, and Runoff & Other. • Global Reinsurance consists of Sirius Group's underwriting lines of business that offer Other Property, Property Catastrophe Excess Reinsurance, Agriculture Reinsurance, Aviation & Space, Marine & Energy, Trade Credit, Contingency, and Casualty Reinsurance; Global A&H consists of Sirius Group's global accident and health insurance and reinsurance underwriting business along with IMG and Armada, which provide supplemental healthcare and medical travel insurance products as well as related administration services; U.S. Specialty consists of Sirius Group's specialty insurance product offerings, which includes Environmental, Surety, and Workers’ Compensation. In April 2020, the Company decided to exit the Surety business due to competitive market conditions in that business line and the recent economic downturn which presented new risks and challenges for this line of business; and Runoff & Other consists of the results of Sirius Global Solutions, which specializes in the acquisition and management of runoff liabilities for insurance and reinsurance companies, both in the United States and internationally, as well as asbestos risks, environmental risks and other long-tailed liability exposures. • • • 54

Executive Summary Three Months Ended September 30, 2020 and 2019 Sirius Group ended the third quarter of 2020 with a net (loss) attributable to common shareholders of $(96) million and basic earnings per common share of $(0.83) and diluted earnings per share of $(0.83). This compares to net (loss) attributable to common shareholders of $(3) million and basic earnings per common share of $(0.02) and diluted earnings per share of $(0.06) for the three months ended September 30, 2019. The higher net (loss) attributable to common shareholders was driven primarily by lower net realized and unrealized investment gains as a result of foreign exchange losses, COVID-19 losses ($39 million), and non-investment related net foreign exchange losses, partially offset by lower catastrophe losses. During the three months ended September 30, 2020, Sirius Group recorded catastrophe losses, net of reinsurance and reinstatement premiums, of $53 million compared to $109 million for the three months ended September 30, 2019. The three months ended September 30, 2020 results included an insignificant amount of net favorable prior year loss reserve development compared to $6 million of net unfavorable prior year loss reserve development for the three months ended September 30, 2019. Sirius Group reported a comprehensive (loss) of $(67) million for the three months ended September 30, 2020 compared to comprehensive (loss) of $(50) million for the three months ended September 30, 2019. The higher comprehensive (loss) was driven primarily by a net (loss) of $(104) million, partially offset by foreign currency translation gains of $38 million recognized through other comprehensive income for the three months ended September 30, 2020 compared to $(42) million of foreign currency translation (losses) recognized through other comprehensive income and a net loss of $(8) million for the three months ended September 30, 2019. See "Foreign Currency Translation" below. Sirius Group's combined ratio was 115% for the three months ended September 30, 2020 compared to 123% for the three months ended September 30, 2019. The improvement in the combined ratio was due to lower catastrophe losses, partially offset by COVID-19 losses, net of reinsurance and additional premiums due, of $39 million (11 points). The combined ratio included 14 points of catastrophe losses for the three months ended September 30, 2020 compared to 29 points for the three months ended September 30, 2019. Sirius Group's combined ratio for the three months ended September 30, 2020 was impacted by an insignificant amount of net favorable prior year loss reserve development compared to 2 points of net unfavorable prior year loss reserve development for the three months ended September 30, 2019. Nine Months Ended September 30, 2020 and 2019 Sirius Group ended the first nine months of 2020 with a net (loss) attributable to common shareholders of $(207) million and basic earnings per common share of $(1.80) and diluted earnings per share of $(1.83). This compares to net income attributable to common shareholders of $99 million and basic and diluted earnings per common share of $0.78 for the nine months ended September 30, 2019. The decrease was driven primarily by $192 million from COVID-19 losses, net of reinsurance and additional premiums due, lower net unfavorable prior year loss reserve development, and catastrophe losses. The nine months ended September 30, 2020 results included $5 million of net unfavorable prior year loss reserve development compared to $87 million of net unfavorable prior year loss reserve development for the nine months ended September 30, 2019. During the nine months ended September 30, 2020, Sirius Group recorded catastrophe losses, net of reinsurance and reinstatement premiums, of $72 million compared to $119 million for the nine months ended September 30, 2019. Sirius Group reported a comprehensive (loss) of $(202) million for the nine months ended September 30, 2020 compared to comprehensive income of $34 million for the nine months ended September 30, 2019. The decrease was driven primarily by a net (loss) of $(233) million and a foreign currency translation gain of $31 million recognized through other comprehensive income for the nine months ended September 30, 2020 compared to net income of $105 million, partially offset by a foreign currency translation (loss) of $(69) million recognized through other comprehensive income, for the nine months ended September 30, 2019. See "Foreign Currency Translation" below. 55

Sirius Group's combined ratio was 113% for the nine months ended September 30, 2020 compared to 107% for the nine months ended September 30, 2019. The increase in the combined ratio from the prior period was driven primarily by $192 million of COVID-19 losses (16 points), partially offset by lower net unfavorable prior year loss reserve development and catastrophe losses. Sirius Group's combined ratio for the nine months ended September 30, 2020 was impacted by less than 1 point of net unfavorable prior year loss reserve development compared to 8 points of net unfavorable prior year loss reserve development for the nine months ended September 30, 2019. The combined ratio included 6 points of catastrophe losses for the nine months ended September 30, 2020 compared to 11 points for the nine months ended September 30, 2019. Book Value Per Common Share Book value per common share was $12.66 as of September 30, 2020 compared to book value per common share of $13.18 as of June 30, 2020, a decrease of 3.9% due to the comprehensive (loss) of $(67) million recognized for the three months ended September 30, 2020. Book value per common share was $12.66 as of September 30, 2020 compared to book value per common share of $14.23 as of December 31, 2019, a decrease of 11.0% due to the comprehensive (loss) of $(202) million recognized for the nine months ended September 30, 2020. Total common shareholders’ equity at the end of the third quarter of 2020 was $1,459 million compared to $1,520 million as of June 30, 2020 and $1,640 million as of December 31, 2019. Return on Equity Return on Equity ("ROE"), calculated by dividing Net (loss) income attributable to Sirius Group's common shareholders for the period by beginning common shareholders' equity, was (6.3)% for the three months ended September 30, 2020 compared to (0.2)% for the three months ended September 30, 2019 due to a higher net (loss) recognized for the three months ended September 30, 2020. ROE was (12.6)% for the nine months ended September 30, 2020 compared to 5.8% for the nine months ended September 30, 2019 due to the net (loss) recognized for the nine months ended September 30, 2020. Tangible Book Value Per Common Share Tangible book value per common share, which is derived by subtracting Goodwill, Intangible assets, and Net deferred tax liability on intangible assets from Book value, was $7.89 compared to $8.39 as of June 30, 2020, a decrease of 6.0% due to the comprehensive (loss) of $(67) million recognized for the three months ended September 30, 2020. Tangible book value per common share was $7.89 compared to $9.39 as of December 31, 2019, a decrease of 16.0% due to the comprehensive (loss) of $(202) million recognized for the nine months ended September 30, 2020. See "Non-GAAP Financial Measures" for an explanation and calculation of Tangible book value and Tangible book value per common share. Operating (loss) attributable to common shareholders For the three months ended September 30, 2020, Operating (loss) attributable to common shareholders was $(101) million compared to $(65) million for the three months ended September 30, 2019 primarily due to lower net investment income, transaction related expenses, and lower net service fee income, partially offset by a lower net underwriting (loss). For the nine months ended September 30, 2020, Operating (loss) attributable to common shareholders was $(218) million compared to $(66) million for the nine months ended September 30, 2019 primarily due to a higher net underwriting (loss), lower net investment income, a higher loss from the change in the fair value of weather derivatives, and transaction related expenses. See "Non-GAAP Financial Measures" for an explanation and calculation of Operating (loss) attributable to common shareholders. 56

Consolidated Results of Operations – Three and Nine Months Ended September 30, 2020 and 2019

(Expressed in millions of U.S. dollars, except ratios, share and per share information)

	Three months ended September 2020	Three months ended September 2019	Nine months ended September 2020	Nine months ended September 2019
Revenues				
Gross written premiums	$ 356.0	$ 413.7	$ 1,496.2	$ 1,523.1
Net written premiums	$ 282.3	$ 322.3	$ 1,218.2	$ 1,208.8
Net earned insurance and reinsurance premiums	$ 372.6	$ 374.2	$ 1,177.1	$ 1,056.8
Net investment income	1.7	22.8	30.0	67.3
Net realized investment (losses) gains	(3.8)	15.3	23.6	39.9
Net unrealized investment gains (losses)	31.2	53.9	(3.9)	143.4
Net foreign exchange (losses) gains	(21.3)	4.9	(18.9)	9.4
Other revenue	15.8	16.3	30.3	51.3
Total revenues	**396.2**	**487.4**	**1,238.2**	**1,368.1**
Expenses				
Loss and loss adjustment expenses	305.4	348.6	972.8	810.5
Insurance and reinsurance acquisition expenses	83.6	75.1	236.4	215.4
Other underwriting expenses	41.3	35.4	115.6	106.2
General and administrative expenses	34.4	28.0	90.4	80.6
Intangible asset amortization expenses	3.9	3.9	11.8	11.8
Interest expense on debt	8.1	7.7	23.8	23.3
Total expenses	**476.7**	**498.7**	**1,450.8**	**1,247.8**
Pre-tax (loss) income	**(80.5)**	**(11.3)**	**(212.6)**	**120.3**
Income tax (expense) benefit	(23.5)	3.7	(19.9)	(15.6)
Net (loss) income	**(104.0)**	**(7.6)**	**(232.5)**	**104.7**
(Income) attributable to non-controlling interests	(0.2)	(0.4)	(0.2)	(1.6)
(Loss) income attributable to Sirius Group	**(104.2)**	**(8.0)**	**(232.7)**	**103.1**
Change in carrying value of Series B preference shares	8.7	5.3	25.5	(3.9)
Net (loss) income attributable to Sirius Group's common shareholders	**$ (95.5)**	**$ (2.7)**	**$ (207.2)**	**$ 99.2**
Comprehensive (loss) income				
Net (loss) income	$ (104.0)	$ (7.6)	$ (232.5)	$ 104.7
Other comprehensive income (loss)				
Change in foreign currency translation, net of tax	37.5	(42.3)	31.1	(69.0)
Total other comprehensive income (loss)	**37.5**	**(42.3)**	**31.1**	**(69.0)**
Comprehensive (loss) income	**(66.5)**	**(49.9)**	**(201.4)**	**35.7**
Net (income) attributable to non-controlling interests	(0.2)	(0.4)	(0.2)	(1.6)
Comprehensive (loss) income attributable to Sirius Group	**$ (66.7)**	**$ (50.3)**	**$ (201.6)**	**$ 34.1**
Ratios:				
Loss ratio[1]	82.0 %	93.2 %	82.6 %	76.7 %
Acquisition expense ratio[2]	22.4 %	20.1 %	20.1 %	20.4 %
Other underwriting expense ratio[3]	11.1 %	9.5 %	9.8 %	10.0 %
Combined ratio[4]	**115.5 %**	**122.8 %**	**112.5 %**	**107.1 %**
Selected financial data:				
Basic earnings per common share and common shares equivalent	$ (0.83)	$ (0.02)	$ (1.80)	$ 0.78
Diluted earnings per common share and common shares equivalent	$ (0.83)	$ (0.06)	$ (1.83)	$ 0.78
Basic weighted average number of common shares and common share equivalents outstanding	115,297,945	115,251,853	115,279,197	115,225,942
Diluted weighted average number of common shares and common share equivalents outstanding	115,297,945	127,153,523	127,180,867	115,619,222
Return on equity[5]	(6.3)%	(0.2)%	(12.6)%	5.8 %
Operating (loss) attributable to common shareholders[6]	$ (100.8)	$ (65.4)	$ (218.2)	$ (65.9)

[1] *The loss ratio is calculated by dividing loss and LAE expenses by net earned insurance and reinsurance premiums.*
[2] *The acquisition expense ratio is calculated by dividing insurance and reinsurance acquisition expenses by net earned insurance and reinsurance premiums.*
[3] *The other underwriting expense ratio is calculated by dividing other underwriting expenses by net earned insurance and reinsurance premiums.*
[4] *The combined ratio is calculated by combining the loss ratio, the acquisition expense ratio, and the other underwriting expense ratio.*

57

(5) Return on equity is calculated by dividing Net (loss) income attributable to Sirius Group's common shareholders for the period by beginning common shareholders' equity. (6) Operating (loss) attributable to common shareholders is a non-GAAP financial measure. See "Non-GAAP Financial Measures" for an explanation and calculation of Operating (loss) attributable to common shareholders. As of September 30, 2020 As of June 30, 2020 As of December 31, 2019 Book value per common share (1) $ 12.66 $ 13.18 $ 14.23 (1) Book value per common share is calculated by dividing Total common shareholders' equity by the total number of Common shares outstanding. (2) Tangible book value per common share is a non-GAAP financial measure. See "Non-GAAP Financial Measures" for an explanation and calculation of Tangible book value per common share. Three and Nine Months Ended September 30, 2020 and 2019 Gross written premiums – Gross written premiums for the three months ended September 30, 2020 were $356 million, a decrease of $58 million or 14% compared to gross written premiums of $414 million for the three months ended September 30, 2019, with Global A&H down 35%, Global Reinsurance down 3%, and U.S. Specialty up 28%. The most significant reasons for the decline in gross written premiums were COVID-19 and client reaction to Sirius Group's rating downgrade. See "Results of Reportable Segments" below. Gross written premiums for the nine months ended September 30, 2020 were $1,496 million, a decrease of $27 million or 2% compared to gross written premiums of $1,523 million for the nine months ended September 30, 2019, with U.S. Specialty up 35%, Global Reinsurance down 8%, and Global A&H down 5%. Runoff & Other gross written premiums increased to $66 million for the nine months ended September 30, 2020 from $5 million for the nine months ended September 30, 2019 primarily due to the LPT. The most significant reasons for the decline in gross written premiums were COVID-19 and client reaction to Sirius Group's rating downgrade. See "Results of Reportable Segments" below. Net written premiums – Net written premiums for the three months ended September 30, 2020 were $282 million, a decrease of $40 million or 12% compared to net written premiums of $322 million for the three months ended September 30, 2019, with Global A&H down 31%, Global Reinsurance down 5%, and U.S. Specialty up 50%. See "Results of Reportable Segments" below. Net written premiums for the nine months ended September 30, 2020 were $1,218 million, an increase of $9 million or 1% compared to net written premiums of $1,209 million for the nine months ended September 30, 2019, with U.S. Specialty up 43%, Global A&H down 7%, and Global Reinsurance down 6%. Runoff & Other net written premiums increased to $66 million for the nine months ended September 30, 2020 from $2 million for the nine months ended September 30, 2019 primarily due to the LPT. Absent the effect of the LPT within the Runoff & Other segment, net written premiums decreased 5% compared to the prior period. See "Results of Reportable Segments" below. Net earned insurance and reinsurance premiums – Net earned insurance and reinsurance premiums for the three months ended September 30, 2020 were $373 million, a decrease of $1 million or less than 1% compared to net earned insurance and reinsurance premiums of $374 million for the three months ended September 30, 2019, with Global Reinsurance down 2%, Global A&H down 1%, and U.S. Specialty up 89%. See "Results of Reportable Segments" below. Net earned insurance and reinsurance premiums for the nine months ended September 30, 2020 were $1,177 million, an increase of $120 million or 11% compared to net earned insurance and reinsurance premiums of $1,057 million for the nine months ended September 30, 2019, with U.S. Specialty up 125%, Global A&H up 5%, and Global Reinsurance up 2%. Runoff & Other net earned insurance and reinsurance premiums increased to $67 million for the nine months ended September 30, 2020 from $1 million for the nine months ended September 30, 2019 primarily due to the LPT. See "Results of Reportable Segments" below. 58 Tangible book value per common share (2)$7.89 $8.39 $9.39 Selected balance sheet data:

Net investment income, Net realized investment (losses) gains, Net unrealized investment gains (losses), and Net foreign exchange (losses) gains – Net investment income decreased to $2 million for the three months ended September 30, 2020 from $23 million for the three months ended September 30, 2019 primarily due to a reduction of previously earned funds held interest that was a result of underwriting results on a runoff contract, lower yields from short-term and fixed maturity investments, lower income from equity securities due to lower holdings, lower income from other long-term investments, and higher investment expenses. Sirius Group reported net realized investment (losses) of $(4) million for the three months ended September 30, 2020, which included $(11) million of net realized foreign currency (losses), compared to net realized investment gains of $15 million for the three months ended September 30, 2019, which included $14 million of net realized foreign currency gains. Net unrealized investment gains were $31 million for the three months ended September 30, 2020, which included $(17) million of net unrealized foreign currency (losses), compared to net unrealized investment gains of $54 million for the three months ended September 30, 2019, which included $34 million of net unrealized foreign currency gains. See "Summary of Investment Results" below. Additionally, Sirius Group recorded $(21) million of non-investment related foreign exchange (losses) for the three months ended September 30, 2020 compared to $5 million of non-investment related foreign exchange gains for the three months ended September 30, 2019. Included in the amount for the three months ended September 30, 2020 is $(11) million of unfavorable currency movement on the 2017 SEK Subordinated Notes (as defined herein) compared to $16 million of favorable currency movement for the three months ended September 30, 2019. See "Foreign Currency Translation" below. Net investment income decreased to $30 million for the nine months ended September 30, 2020 from $67 million for the nine months ended September 30, 2019 primarily due to a reduction of previously earned funds held interest that was a result of underwriting results on a runoff contract, lower yields from short-term and fixed maturity investments, lower income from equity securities due to lower holdings, and lower income from other long-term investments. Sirius Group reported net realized investment gains of $24 million for the nine months ended September 30, 2020, which included $5 million of foreign currency gains, compared to net realized investments gains of $40 million for the nine months ended September 30, 2019, which included $35 million of foreign currency gains. Net unrealized (losses) were $(4) million for the nine months ended September 30, 2020, which included $(30) million of net unrealized foreign currency (losses), compared to net unrealized investment gains of $143 million for the nine months ended September 30, 2019, which included $52 million of net unrealized foreign currency gains. See "Summary of Investment Results" below. Additionally, Sirius Group recorded $(19) million of non-investment related foreign exchange (losses) for the nine months ended September 30, 2020 compared to $9 million of non-investment related foreign exchange gains for the nine months ended September 30, 2019. Included in the amount for the nine months ended September 30, 2020 is $(10) million of unfavorable currency movement on the 2017 SEK Subordinated Notes (as defined herein) compared to $27 million of favorable currency movement for the nine months ended September 30, 2019. See "Foreign Currency Translation" below. Other revenue – Other revenue was $16 million for each of the three months ended September 30, 2020 and 2019. Other revenue decreased to $30 million for the nine months ended September 30, 2020 from $51 million for the nine months ended September 30, 2019. The decrease in other revenue was primarily attributable to a $(22) million (loss) on the change in the fair value of weather derivatives compared to a $(4) million (loss) for the nine months ended September 30, 2019. Loss and loss adjustment expenses – Loss and loss adjustment expenses decreased 13% to $305 million for the three months ended September 30, 2020 from $349 million for the three months ended September 30, 2019 primarily due to lower catastrophe losses and net favorable prior year loss reserve development, partially offset by COVID-19 losses. See "Results of Reportable Segments" below. Loss and loss adjustment expenses increased 20% to $973 million for the nine months ended September 30, 2020 from $811 million for the nine months ended September 30, 2019 primarily due to COVID-19 losses and increased net earned insurance and reinsurance premiums, partially offset by lower net unfavorable prior year loss reserve development and catastrophe losses. In addition, Runoff & Other loss and loss adjustment expenses increased to $73 million for the nine months ended September 30, 2020 from $5 million for the nine months ended September 30, 2019 primarily due to the LPT. See "Results of Reportable Segments" below. Insurance and reinsurance acquisition expenses – Insurance and reinsurance acquisition expenses increased 12% to $84 million for the three months ended September 30, 2020 from $75 million for the three months ended September 30, 2019 primarily due to an increase in net earned insurance and reinsurance premiums for U.S. Specialty for the three months ended September 30, 2020 as well as business mix. See "Results of Reportable Segments" below. 59

Insurance and reinsurance acquisition expenses increased 10% to $236 million for the nine months ended September 30, 2020 from $215 million for the nine months ended September 30, 2019 primarily due to an increase in net earned insurance and reinsurance premiums for U.S. Specialty, Global Reinsurance, and Global A&H for the nine months ended September 30, 2020 as well as business mix. See "Results of Reportable Segments" below. Other underwriting expenses – Other underwriting expenses increased 17% to $41 million for the three months ended September 30, 2020 from $35 million for the three months ended September 30, 2019 due to higher variable compensation expenses. See "Results of Reportable Segments" below. Other underwriting expenses increased 9% to $116 million for the nine months ended September 30, 2020 from $106 million for the nine months ended September 30, 2019 due to higher variable compensation expenses. See "Results of Reportable Segments" below. General and administrative expenses – General and administrative expenses increased 21% to $34 million for the three months ended September 30, 2020 from $28 million for the three months ended September 30, 2019 primarily due to various legal, advisory, and other consulting costs associated with the proposed Merger and expenses related to retention awards that were issued to key employees in November 2019, partially offset by lower expenses from the MGUs. See Note 13 "Share-based compensation" in Sirius Group's unaudited financial statements included elsewhere in this Quarterly Report on Form 10-Q for further details and discussion of the retention awards. General and administrative expenses increased 11% to $90 million for the nine months ended September 30, 2020 from $81 million for the nine months ended September 30, 2019 due to the same reasons for the three months ended September 30, 2020 increase. Summary of Investment Results Pre-Tax Return on Investments Total return on investments includes investment income, net realized gains and losses, and the change in unrealized gains and losses generated by the investment portfolio including equity method eligible investments for which we have made a fair value election. Total return is calculated on a pre-tax basis and includes the impact of investment related foreign exchange gains or losses whether reflected in pre-tax income or other comprehensive income, unless otherwise noted. Returns are calculated on average investments for the period displayed and presented gross of separately managed account fees as well as internal expenses in order to produce a better comparison to benchmark returns that exclude an expense load. Sirius Group maintains an equity portfolio that consists of equity securities and other long-term investments, including hedge funds, private equity funds, and direct investments in privately held common equity securities investments. From time to time, Sirius Group may also invest in exchange-traded funds ("ETFs") and mutual funds. For return purposes, investments in fixed-income ETFs and mutual funds are included in the fixed income results and excluded from equity portfolio results. Returns exclude the impact of the funds held interest, third-party currency swaps, forwards, options, and /or futures. 60

A summary of Sirius Group's total pre-tax net investment results and performance metrics for the three and nine months ended September 30, 2020 and 2019, respectively, follows:

		Three months ended September 30,		Nine months ended September 30,	
(Millions)		2020	2019	2020	2019
Pre-tax investment results					
Net investment income	$	1.7	$ 22.8	$ 30.0	$ 67.3
Net realized and unrealized investment gains [(1)]		27.4	69.2	19.7	183.3
Change in foreign currency translation on investments recognized through other comprehensive income[(2)]		45.1	(67.8)	44.1	(109.6)
Net pre-tax investment gains	**$**	**74.2**	**$ 24.2**	**$ 93.8**	**$ 141.0**

[(1)] *Includes foreign exchange (losses) gains for the three months ended September 30, 2020 and 2019 of $(27.8) million and $47.9 million, respectively, and for the nine months ended September 30, 2020 and 2019 of $(24.4) million and $86.2 million, respectively.*

[(2)] *Excludes non-investment related foreign exchange (losses) gains for the three months ended September 30, 2020 and 2019 of $(21.3) million and $4.9 million, respectively, and for the nine months ended September 30, 2020 and 2019 of $(18.9) million and $9.4 million, respectively.*

	Three months ended September 30,		Nine months ended September 30,	
	2020	2019	2020	2019
Performance metrics				
Total fixed income investment returns:				
In U.S. dollars	1.1 %	0.4 %	2.0 %	2.8 %
In local currencies	0.6 %	0.8 %	1.7 %	3.4 %
Bloomberg Barclays U.S. Agg 1-3 Year Total Return Value Unhedged USD	*0.2 %*	*0.7 %*	*2.8 %*	*3.4 %*
OMX Stockholm OMRX Total Bond Index	*0.3 %*	*0.6 %*	*1.3 %*	*2.6 %*
Total equity securities and other long-term investments returns:				
In U.S. dollars	7.8 %	2.4 %	5.2 %	11.7 %
In local currencies	7.3 %	2.8 %	5.0 %	11.5 %
S&P 500 Index (total return)	*8.9 %*	*1.7 %*	*5.6 %*	*20.6 %*
Total consolidated portfolio				
In U.S. dollars	2.2 %	0.8 %	2.6 %	4.4 %
In local currencies	1.8 %	1.2 %	2.3 %	4.8 %

Three and nine months ended September 30, 2020 and 2019

Sirius Group's pre-tax total gross return on invested assets was 2.2% for the three months ended September 30, 2020 compared to 0.8% for the three months ended September 30, 2019. The result for the three months ended September 30, 2020 included foreign currency gains on investments, which increased the total pre-tax return by 0.4%. The currency gains for the third quarter of 2020 were generated from our Swedish kronor ("SEK"), Euro ("EUR"), and Canadian dollar ("CAD") holdings as these currencies strengthened against the U.S. dollar. The result for the three months ended September 30, 2019 included foreign currency losses on investments, which decreased the total pre-tax return by 0.4%. The currency losses for the third quarter of 2019 were generated mainly from our SEK, EUR and CAD holdings.

Sirius Group's pre-tax total gross return on invested assets was 2.6% for the nine months ended September 30, 2020 compared to 4.4% for the nine months ended September 30, 2019. The result for the nine months ended September 30, 2020 was impacted by the ongoing concern of the COVID-19 pandemic and included foreign currency gains on investments, which increased the total pre-tax return by 0.3%. The currency gains for the nine months ended September 30, 2020 were generated mainly from our SEK and EUR holdings as these currencies strengthened against the U.S. dollar. For the nine months ended September 30, 2019, currency reduced the total pre-tax return by 0.4%.

61

Net investment income was $2 million for the three months ended September 30, 2020 compared to $23 million for the three months ended September 30, 2019 primarily due to a reduction of previously earned funds held interest that was a result of underwriting results on a runoff contract, lower yields from short-term and fixed maturity investments, lower income from equity securities due to lower holdings, lower income from other long-term investments, and higher investment expenses. Net investment income was $30 million for the nine months ended September 30, 2020 compared to $67 million for the nine months ended September 30, 2019 primarily due to a reduction of previously earned funds held interest that was a result of underwriting results on a runoff contract, lower yields from short-term and fixed maturity investments, lower income from equity securities due to lower holdings, and lower income from other long-term investments. Net realized and unrealized investment gains on investments, excluding foreign currency, were $55 million for the three months ended September 30, 2020 compared to $21 million for the three months ended September 30, 2019 driven by favorable market conditions. Net realized and unrealized investment gains on investments, excluding foreign currency, were $44 million for the nine months ended September 30, 2020 compared to $97 million for the nine months ended September 30, 2019. The decrease was driven by unrealized investment losses consistent with overall market performance for the first nine months of 2020. Fixed income results (including short-term investments) As of September 30, 2020 and December 31, 2019, the fixed income portfolio duration was approximately 1.0 years and 1.5 years, respectively. The average credit quality of the fixed income portfolio, including short-term investments, was AA+ and AA as of September 30, 2020 and December 31, 2019, respectively. As of September 30, 2020 and December 31, 2019, Sirius Group held $497 million and $341 million, respectively, of non-U.S. denominated fixed income securities. The fixed income portfolio returned 1.1% on a U.S. dollar basis and 0.6% in local currencies for the three months ended September 30, 2020. Our U.S. portfolio returned 0.7% versus the Bloomberg Barclays U.S. Aggregate 1-3 Year (“BarcAgg1-3”) of 0.2%. Our non-U.S. portfolio returned 0.2% in original currencies compared to the OMX Stockholm OMRX Total Return Bond Index (“OMRX”) of 0.3%. For the three months ended September 30, 2020, the outperformance of our U.S. portfolio against the index was due to a lower share of U.S. government issued securities compared to the BarcAgg1-3. The underperformance of our non-U.S portfolio was primarily due to the EUR and CAD positions, which did not perform well against the index. The fixed income portfolio gained 0.4% on a U.S. dollar basis and 0.8% in local currencies for the three months ended September 30, 2019. For the three months ended September 30, 2019, our U.S. portfolio returned 0.9% versus the BarcAgg1-3 of 0.7% and our non-U.S. portfolio returned 0.1% in original currencies versus the OMRX of 0.6%. The fixed income portfolio returned 2.0% on a U.S. dollar basis and 1.7% in local currencies for the nine months ended September 30, 2020. Our U.S. portfolio returned 1.9% versus the BarcAgg1-3 of 2.8%. Our non-U.S. portfolio returned 0.8% in original currencies compared to the OMRX of 1.3%. For the nine months ended September 30, 2020, a lower duration in a decreasing interest rate environment adversely impacted our return versus the indices. The fixed income portfolio gained 2.8% on a U.S. dollar basis and 3.4% in local currencies for the nine months ended September 30, 2019. For the nine months ended September 30, 2019, our U.S. portfolio returned 3.7% versus the BarcAgg1-3 of 3.4% and our non-U.S. portfolio returned 0.9% in original currencies versus the OMRX of 2.6%. The lower duration of our portfolio adversely impacted our return versus the indices due to the decreasing interest rate environment. Equity securities and other long-term investments results As of September 30, 2020, the equity and other long-term investments portfolio included $563 million of U.S. dollar and $80 million of non-U.S. dollar denominated securities. As of December 31, 2019, the equity and other long-term investments portfolio included $482 million of U.S. dollar and $187 million of non-U.S. dollar denominated securities. For the three months ended September 30, 2020, the equity portfolio returned 7.8% on a U.S. dollar basis and 7.3% on a local currency basis. The S&P 500 returned 8.9% for the same period. Performance lagged the index primarily due to the market neutral strategy of a large portion of our equity and other long-term investments portfolio. For the three months ended September 30, 2019, the equity portfolio gained 2.4% on a U.S. dollar basis and gained 2.8% in local currencies. The S&P 500 gained 1.7% for the same period. 62

For the nine months ended September 30, 2020, the equity portfolio returned 5.2% on a U.S. dollar basis and 5.0% on a local currency basis. The S&P 500 returned 5.6% for the same period. The portfolio yielded a slightly lower performance, while experiencing much less volatility, than the S&P 500 for the nine months ended September 30, 2020 due to the market neutral strategy of a large portion of our equity and other long-term investments portfolio. For the nine months ended September 30, 2019, the equity portfolio returned 11.7% on a U.S. dollar basis and 11.5% in original currencies versus the S&P 500 of 20.6%. Performance lagged the S&P 500 due to the market neutral strategy previously discussed. Foreign Currency Translation Impact of Foreign Currency Translation The U.S. dollar is the functional currency for Sirius Group's businesses except for Sirius International, Syndicate 1945, several subsidiaries of IMG, and the Canadian reinsurance operations of Sirius America. Sirius Group also invests in securities denominated in foreign currencies. Assets and liabilities recorded in these foreign currencies are translated into U.S. dollars at exchange rates in effect at the balance sheet date, and revenues and expenses are converted using the average exchange rates for the period. Net foreign exchange gains and losses arising from the translation of functional currencies into U.S. dollars are reported in common shareholders' equity and in Accumulated other comprehensive (loss). As of September 30, 2020 and December 31, 2019, Sirius Group had net unrealized foreign currency translation (losses) of $(206) million and $(238) million, respectively, recorded in Accumulated other comprehensive (loss) on its Consolidated Balance Sheets. Assets and liabilities relating to foreign operations are remeasured into the functional currency using current exchange rates; revenues and expenses are remeasured into the functional currency using the weighted average exchange rate for the period. The resulting exchange gains and losses are reported as a component of Net income (loss) in the period in which they arise within Net realized investment gains (losses), Net unrealized investment gains (losses), and Net foreign exchange gains (losses). The following rates of exchange for the U.S. dollar have been used for translation of investments whose functional currency is not the U.S. dollar as of September 30, 2020 and December 31, 2019: Closing Rate September 30, 2020 Closing Rate December 31, 2019 Currency British pound 0.7778 0.7568 Canadian dollar 1.3379 1.3003 Sirius International holds a large portfolio of investments that are denominated in U.S. dollars, but its functional currency is the SEK. When Sirius International prepares its stand-alone GAAP financial statements, it remeasures its U.S. dollar-denominated investments to SEK and recognizes the related foreign currency remeasurement gains or losses through pre-tax income (loss). When Sirius Group consolidates Sirius International, it translates Sirius International's stand-alone GAAP financial statements to U.S. dollars and recognizes the related foreign currency translation gains or losses through other comprehensive income (loss). Since Sirius Group reports its financial statements in U.S. dollars, there is no net effect to book value per common share or to investment returns from foreign currency translation on its U.S. dollar-denominated investments at Sirius International. However, net realized and unrealized investment gains (losses), other revenues, net income (loss), earnings per share, and other comprehensive income (loss) can be significantly affected during periods of high volatility in the foreign exchange rate between the U.S. dollar and other currencies, especially the SEK. 63 Euro0.85500.8912 Swedish kronor9.01639.3210

A summary of the impact of foreign currency translation on Sirius Group's consolidated financial results for the three and nine months ended September 30, 2020 and 2019 follows:

	Three months ended September 30,		Nine months ended September 30,	
(Millions)	2020	2019	2020	2019
Net realized investment (losses) gains - foreign currency[1]	$ (11.1)	$ 14.0	$ 5.4	$ 34.5
Net unrealized investment (losses) gains - foreign currency[2]	(16.7)	33.9	(29.8)	51.7
Net realized and unrealized investment (losses) gains - foreign currency	(27.8)	47.9	(24.4)	86.2
Net foreign exchange (losses) gains - foreign currency translation [3]	(21.8)	9.0	(20.7)	14.0
Net foreign exchange (losses) gains - currency swaps[3]	(0.9)	3.7	1.8	6.1
Net foreign exchange (losses) - currency forwards[3]	(0.4)	(7.8)	(0.9)	(10.8)
Net foreign exchange gains - currency options[3]	0.9	—	0.8	—
Net foreign exchange gains - currency futures[3]	0.8	—	0.1	—
Income tax benefit (expense)	4.3	(0.8)	6.4	0.1
Total foreign currency remeasurement (losses) gains recognized through net (loss) income, after tax	(44.9)	52.0	(36.9)	95.6
Change in foreign currency translation on investments recognized through other comprehensive income (loss), after tax	45.1	(67.8)	44.1	(109.6)
Change in foreign currency translation on non - investment net liabilities recognized through other comprehensive income (loss), after tax	(7.6)	25.5	(13.0)	40.6
Total foreign currency translation gains (losses) recognized through other comprehensive income (loss), after tax	37.5	(42.3)	31.1	(69.0)
Total foreign currency (losses) gains recognized in comprehensive (loss) income, after tax	**$ (7.4)**	**$ 9.7**	**$ (5.8)**	**$ 26.6**

[1] *Component of Net realized investment (losses) gains on the Consolidated Statements of (Loss) Income*
[2] *Component of Net unrealized investment gains (losses) on the Consolidated Statements of (Loss) Income*
[3] *Component of Net foreign exchange (losses) gains on the Consolidated Statements of (Loss) Income*

As of September 30, 2020, the following currencies represented the largest exposure to foreign currency risk as a percentage of Sirius Group's common shareholders' equity: the SEK 4% (short) and the Japanese Yen 2% (long).

As of December 31, 2019, the following currencies represented the largest exposure to foreign currency risk as a percentage of Sirius Group's common shareholders' equity: the Japanese Yen 9% (short) and the SEK 3% (long).

Investment portfolio composition by currency

As of September 30, 2020 and December 31, 2019, Sirius Group's investment portfolio included approximately $535 million and $484 million of non-U.S. dollar denominated investments, most of which is denominated in Swedish kronor, Canadian dollar, Euro, Israeli shekel, and British pound. The investment values are impacted by changes in the exchange rate between the U.S. dollar and those currencies.

64

Set forth below is the carrying value of our investment holdings in U.S. dollars and foreign currencies as of September 30, 2020 and December 31, 2019: Carrying Value at September 30, 2020 Carrying Value at December 31, 2019 Currency (Millions) Local Currency USD Local Currency USD Swedish kronor 1,522.0 168.8 1,513.7 162.4 Euro 66.3 77.6 78.2 87.7 British pound 14.2 18.2 8.5 11.2 Total investments $3,638.2 $3,518.2 65 Other—137.1—59.2 Israeli shekel172.550.3264.876.6 Canadian dollar110.682.7113.187.0 U.S. Dollar3,103.5$3,103.53,034.1$3,034.1

Results of Reportable Segments

Global Reinsurance

Global Reinsurance consists of Sirius Group's underwriting lines of business that offer Other Property, Property Catastrophe Excess Reinsurance, Agriculture Reinsurance, Aviation & Space, Marine & Energy, Trade Credit, Contingency, and Casualty Reinsurance.

Global Reinsurance *(Millions)*	Three months ended September 30, 2020	Three months ended September 30, 2019	Nine months ended September 30, 2020	Nine months ended September 30, 2019
Gross written premiums	$ 248.2	$ 256.3	$ 927.0	$ 1,008.4
Net written premiums	192.2	202.6	758.1	805.2
Net earned insurance and reinsurance premiums	243.5	249.5	719.4	705.7
Loss and allocated LAE	(194.5)	(261.7)	(600.2)	(558.0)
Insurance and reinsurance acquisition expenses	(51.8)	(54.3)	(156.4)	(149.9)
Technical (loss)	**$ (2.8)**	**$ (66.5)**	**$ (37.2)**	**$ (2.2)**
Unallocated LAE	(7.7)	(8.4)	(17.9)	(17.1)
Other underwriting expenses	(25.3)	(20.8)	(67.1)	(64.0)
Underwriting (loss)	**$ (35.8)**	**$ (95.7)**	**$ (122.2)**	**$ (83.3)**
Ratios:				
Loss ratio[(1)]	83.0 %	108.3 %	85.9 %	81.5 %
Acquisition expense ratio[(2)]	21.3 %	21.8 %	21.7 %	21.2 %
Other underwriting expense ratio[(3)]	10.4 %	8.3 %	9.3 %	9.1 %
Combined ratio[(4)]	**114.7 %**	**138.4 %**	**116.9 %**	**111.8 %**

[(1)]The loss ratio is calculated by dividing the sum of loss and allocated LAE and unallocated LAE expenses by net earned insurance and reinsurance premiums.

[(2)]The acquisition expense ratio is calculated by dividing insurance and reinsurance acquisition expenses by net earned insurance and reinsurance premiums.

[(3)]The other underwriting expense ratio is calculated by dividing other underwriting expenses by net earned insurance and reinsurance premiums.

[(4)]The combined ratio is calculated by combining the loss ratio, the acquisition expense ratio, and the other underwriting expense ratio.

Underwriting Results

Three months ended September 30, 2020 and 2019:

Gross written premiums decreased 3% to $248 million for the three months ended September 30, 2020 from $256 million for the three months ended September 30, 2019 primarily due to a decrease in Trade Credit ($9 million). Net written premiums decreased 5% to $192 million for the three months ended September 30, 2020 from $203 million for the three months ended September 30, 2019 primarily due to the same reason for the gross written premiums decrease.

Global Reinsurance produced a net combined ratio of 115% for the three months ended September 30, 2020 compared to 138% for the three months ended September 30, 2019. The decrease in the combined ratio was driven primarily by lower catastrophe losses.

66

Global Reinsurance recorded an underwriting (loss) of $(36) million for the three months ended September 30, 2020 compared to an underwriting (loss) of $(96) million for the three months ended September 30, 2019. The three months ended September 30, 2020 included COVID-19 losses of $6 million (2 points). Additionally, third quarter losses included $14 million (6 points) from the August Beirut explosion. Net unfavorable prior year loss reserve development was $1 million (less than 1 point) for the three months ended September 30, 2020. Net unfavorable prior year loss reserve development was $11 million (4 points) for the three months ended September 30, 2019 primarily driven by Other Property ($14 million), Casualty Reinsurance ($9 million), and Agriculture Reinsurance ($1 million), partially offset by net favorable prior year loss reserve development in Property Catastrophe Excess Reinsurance ($14 million). Catastrophe losses, net of reinsurance and reinstatement premiums, for the three months ended September 30, 2020 were $53 million (22 points) primarily from Hurricane Laura ($29 million), an August Midwest derecho ($11 million) and the California wildfires ($10 million). Catastrophe losses, net of reinsurance and reinstatement premiums, for the three months ended September 30, 2019, were $109 million (44 points) primarily from Typhoon Faxai ($52 million) and Hurricane Dorian ($44 million). Nine months ended September 30, 2020 and 2019: Gross written premiums decreased 8% to $927 million for the nine months ended September 30, 2020 from $1,008 million for the nine months ended September 30, 2019 primarily due to a decrease in Other Property ($75 million) from lower premiums on a fronting arrangement. Absent the effect of the fronting arrangement, gross written premiums increased less than 1% compared to the prior period due to an increase in Casualty Reinsurance ($19 million), Marine & Energy ($7 million), and Contingency ($7 million), partially offset by decreases in Trade Credit ($15 million) and Agriculture Reinsurance ($12 million). Net written premiums decreased 6% to $758 million for the nine months ended September 30, 2020 from $805 million for the nine months ended September 30, 2019 primarily due to decreases in Property Catastrophe Excess Reinsurance ($40 million), Agriculture Reinsurance ($12 million), and Trade Credit ($15 million), partially offset by an increase in Casualty Reinsurance ($18 million). The reduction in Property Catastrophe Excess Reinsurance was due to increased retrocessional protections as the Company took actions to reduce catastrophic risk. The Other Property fronting arrangement did not impact net written or earned insurance and reinsurance premiums for either the 2020 or 2019 periods. Global Reinsurance produced a net combined ratio of 117% for the nine months ended September 30, 2020 compared to 112% for the nine months ended September 30, 2019. The increase in the combined ratio was driven by COVID-19 losses, partially offset by lower net unfavorable prior year loss reserve development and catastrophe losses. Global Reinsurance recorded an underwriting (loss) of $(122) million for the nine months ended September 30, 2020 compared to an underwriting (loss) of $(83) million for the nine months ended September 30, 2019. The nine months ended September 30, 2020 included COVID-19 losses of $136 million (19 points) in Contingency ($47 million), Property Catastrophe Excess Reinsurance ($37 million), Other Property ($35 million), Trade Credit ($12 million), Casualty Reinsurance ($4 million), and Marine & Energy ($1 million). Additionally, losses for the nine months ended September 30. 2020 included $14 million (2 points) from the August Beirut explosion. Net unfavorable prior year loss reserve development was $15 million (2 points) for the nine months ended September 30, 2020 as unfavorable prior year loss reserve development in Other Property ($22 million), Aviation & Space ($10 million), and Casualty Reinsurance ($9 million) was partially offset by favorable prior year loss reserve development in Property Catastrophe Excess Reinsurance ($23 million). Net unfavorable prior year loss reserve development was $83 million (12 points) for the nine months ended September 30, 2019 mainly due to unfavorable prior year loss reserve development in Other Property ($53 million), Property Catastrophe Excess Reinsurance ($14 million), and Casualty Reinsurance ($11 million). The unfavorable prior year loss reserve development in Other Property and Property Catastrophe Excess Reinsurance was primarily due to higher losses from recent accident years mainly Typhoon Jebi and Hurricanes Michael, Florence and Irma. Catastrophe losses, net of reinsurance and reinstatement premiums, for the nine months ended September 30, 2020 were $72 million (10 points) compared to $119 million (17 points) for the nine months ended September 30, 2019. Catastrophe losses, net of reinsurance and reinstatement premiums, for the nine months ended September 30, 2020 were primarily from Hurricane Laura ($29 million), an August Midwest derecho ($11 million), and the California wildfires ($10 million). Catastrophe losses, net of reinsurance and reinstatement premiums, for the nine months ended September 30, 2019 were primarily from Typhoon Faxai ($52 million) and Hurricane Dorian ($44 million). 67

Global Reinsurance gross written premiums

Global Reinsurance (*Millions*)	Three months ended September 30, 2020	Three months ended September 30, 2019	Nine months ended September 30, 2020	Nine months ended September 30, 2019
Other Property	$ 107.4	$ 103.6	$ 297.4	$ 371.9
Casualty Reinsurance	63.3	63.5	178.5	159.6
Property Catastrophe Excess Reinsurance	41.4	42.3	281.2	286.4
Aviation & Space	17.0	20.4	47.2	54.8
Marine & Energy	8.1	6.1	34.1	27.0
Agriculture Reinsurance	4.8	8.0	51.3	63.2
Contingency	3.3	0.9	10.6	4.0
Trade Credit	2.9	11.5	26.7	41.5
Total	**$ 248.2**	**$ 256.3**	**$ 927.0**	**$ 1,008.4**

Three months ended September 30, 2020 and 2019:

Global Reinsurance's gross written premiums decreased 3% to $248 million for the three months ended September 30, 2020 from $256 million for the three months ended September 30, 2019 primarily due to a decrease in Trade Credit ($9 million).

Nine months ended September 30, 2020 and 2019:

Global Reinsurance's gross written premiums decreased 8% to $927 million for the nine months ended September 30, 2020 from $1,008 million for the nine months ended September 30, 2019. The decrease in Other Property ($75 million) was due to lower premium volume on a fronting arrangement. Absent the effect of the fronting arrangement, gross written premiums increased by less than 1% compared to the prior period primarily due to increases in Casualty Reinsurance ($19 million), Marine & Energy ($7 million), and Contingency ($7 million), partially offset by decreases in Trade Credit ($15 million) and Agriculture Reinsurance ($12 million).

Global Reinsurance net earned insurance and reinsurance premiums

Global Reinsurance (*Millions*)	Three months ended September 30, 2020	Three months ended September 30, 2019	Nine months ended September 30, 2020	Nine months ended September 30, 2019
Other Property	$ 89.1	$ 86.8	$ 260.3	$ 268.2
Casualty Reinsurance	56.2	50.8	163.1	132.3
Property Catastrophe Excess Reinsurance	46.5	49.4	140.7	145.4
Aviation & Space	16.9	18.0	51.5	46.9
Agriculture Reinsurance	15.9	23.8	41.8	51.1
Trade Credit	9.3	12.7	33.1	34.7
Marine & Energy	6.6	6.6	20.1	22.8
Contingency	3.0	1.4	8.8	4.3
Total	**$ 243.5**	**$ 249.5**	**$ 719.4**	**$ 705.7**

Three months ended September 30, 2020 and 2019:

Global Reinsurance's net earned insurance and reinsurance premiums decreased 2% to $244 million for the three months ended September 30, 2020 from $250 million for the three months ended September 30, 2019 primarily due to a decrease in Agriculture Reinsurance ($8 million).

Nine months ended September 30, 2020 and 2019:

Global Reinsurance's net earned insurance and reinsurance premiums increased 2% to $719 million for the nine months ended September 30, 2020 from $706 million for the nine months ended September 30, 2019 primarily due to an increase in Casualty Reinsurance ($31 million), partially offset by a decrease in Agriculture Reinsurance ($9 million). The Other Property fronting arrangement did not impact net earned insurance and reinsurance premiums for either the 2020 or 2019 periods.

68

Global A&H

Global A&H consists of Sirius Group's Global A&H insurance and reinsurance underwriting business along with IMG and Armada, which provide supplemental healthcare and medical travel insurance products as well as related administration services.

	Three months ended September 30,		Nine months ended September 30,	
Global A&H (*Millions*)	**2020**	**2019**	**2020**	**2019**
Gross written premiums	$ 88.8	$ 137.4	$ 434.6	$ 459.5
Net written premiums	72.2	104.6	334.9	360.1
Net earned insurance and reinsurance premiums	114.3	115.1	345.4	330.0
Loss and allocated LAE	(84.6)	(63.6)	(234.5)	(198.6)
Insurance and reinsurance acquisition expenses	(36.6)	(32.5)	(98.9)	(95.1)
Technical (loss) profit	**$ (6.9)**	**$ 19.0**	**$ 12.0**	**$ 36.3**
Unallocated LAE	(0.5)	(2.0)	(2.8)	(5.5)
Other underwriting expenses	(5.7)	(6.8)	(18.0)	(18.8)
Underwriting (loss) income	**$ (13.1)**	**$ 10.2**	**$ (8.8)**	**$ 12.0**
Service fee revenue	26.3	31.0	85.3	97.6
MGU unallocated LAE	(5.8)	(4.3)	(18.0)	(13.7)
MGU other underwriting expenses	(4.7)	(3.7)	(14.4)	(11.2)
MGU general and administrative expenses	(11.0)	(15.1)	(36.2)	(46.3)
Underwriting (loss) income, including net service fee income	**$ (8.3)**	**$ 18.1**	**$ 7.9**	**$ 38.4**
Ratios:				
Loss ratio[1]	74.5 %	57.0 %	68.7 %	61.8 %
Acquisition expense ratio[2]	32.0 %	28.2 %	28.6 %	28.8 %
Other underwriting expense ratio[3]	5.0 %	5.9 %	5.2 %	5.7 %
Combined ratio[4]	**111.5 %**	**91.1 %**	**102.5 %**	**96.3 %**

[1]*The loss ratio is calculated by dividing the sum of loss and allocated LAE and unallocated LAE expenses by net earned insurance and reinsurance premiums.*

[2]*The acquisition expense ratio is calculated by dividing insurance and reinsurance acquisition expenses by net earned insurance and reinsurance premiums.*

[3]*The other underwriting expense ratio is calculated by dividing other underwriting expenses by net earned insurance and reinsurance premiums.*

[4]*The combined ratio is calculated by combining the loss ratio, the acquisition expense ratio, and the other underwriting expense ratio.*

Underwriting Results

Three months ended September 30, 2020 and 2019:

Gross written premiums decreased 35% to $89 million for the three months ended September 30, 2020 from $137 million for the three months ended September 30, 2019 due to reduced premium volume for travel medical and trip cancellation insurance. Net written premiums decreased 31% to $72 million for the three months ended September 30, 2020 from $105 million for the three months ended September 30, 2019 due to the same reasons as the gross written premiums decrease.

Global A&H produced a net combined ratio of 112% for the three months ended September 30, 2020 compared to 91% for the three months ended September 30, 2019. The three months ended September 30, 2020 included COVID-19 losses of $31 million (27 points), primarily from contracts covering infectious disease related expenses. Net favorable prior year loss reserve development was insignificant for the three months ended September 30, 2020 compared to net favorable prior year loss reserve development of $6 million (5 points) for the three months ended September 30, 2019. Additionally, attritional losses were lower for the three months ended September 30, 2020 due to lower medical utilization.

69

Underwriting (loss), including net service fee income, for Global A&H was $(8) million for the three months ended September 30, 2020 compared to $18 million of underwriting income for the three months ended September 30, 2019. The decrease of $26 million was driven by COVID-19 losses and lower net service fee income. For the three months ended September 30, 2020 and 2019, underwriting income, including net service fee income, included net losses of $1 million and $2 million relating to ArmadaHealth, LLC, respectively. Nine months ended September 30, 2020 and 2019: Gross written premiums decreased 5% to $435 million for the nine months ended September 30, 2020 from $460 million for the nine months ended September 30, 2019 due to reduced premium volume for travel medical and trip cancellation insurance, partially offset by higher writings for risks primarily originating from the U.S. Net written premiums decreased 7% to $335 million for the nine months ended September 30, 2020 from $360 million for the nine months ended September 30, 2019 due to the same reasons as the gross written premiums decrease. Global A&H produced a net combined ratio of 103% for the nine months ended September 30, 2020 compared to 96% for the nine months ended September 30, 2019. The nine months ended September 30, 2020 included COVID-19 losses of $53 million (15 points). Net favorable prior year loss reserve development was $8 million (2 points) for the nine months ended September 30, 2020 compared to net favorable prior year loss reserve development of $1 million (less than 1 point) for the nine months ended September 30, 2019. Underwriting income, including net service fee income, for Global A&H was $8 million for the nine months ended September 30, 2020 compared to $38 million for the nine months ended September 30, 2019. The decrease of $30 million was driven by COVID-19 losses and lower net service fee income, partially offset by higher favorable loss reserve development for the nine months ended September 30, 2020. For each of the nine months ended September 30, 2020 and 2019, underwriting (loss) income, including net service fee income, included net losses of $4 million relating to ArmadaHealth, LLC. 70

U.S. Specialty

U.S. Specialty consists of Sirius Group's specialty insurance product offerings, which includes Environmental, Surety, and Workers' Compensation. In April 2020, the Company decided to exit the Surety business due to competitive market conditions in that business line and the recent economic downturn which presented new risks and challenges for this line of business.

	Three months ended September 30,		Nine months ended September 30,	
U.S. Specialty (*Millions*)	**2020**	**2019**	**2020**	**2019**
Gross written premiums	$ 22.6	$ 17.9	$ 68.9	$ 50.5
Net written premiums	20.5	14.3	59.5	42.0
Net earned insurance premiums	17.2	9.1	45.2	19.9
Loss and allocated LAE	(11.1)	(8.2)	(29.2)	(14.7)
Insurance acquisition expenses	(4.0)	(2.0)	(10.4)	(4.5)
Technical profit (loss)	**$ 2.1**	**$ (1.1)**	**$ 5.6**	**$ 0.7**
Unallocated LAE	(0.2)	(0.1)	(0.4)	(0.2)
Other underwriting expenses	(4.3)	(2.7)	(12.4)	(7.6)
Underwriting (loss)	**$ (2.4)**	**$ (3.9)**	**$ (7.2)**	**$ (7.1)**
Ratios:				
Loss ratio[(1)]	65.7 %	91.2 %	65.5 %	74.9 %
Acquisition expense ratio[(2)]	23.3 %	22.0 %	23.0 %	22.6 %
Other underwriting expense ratio[(3)]	25.0 %	29.7 %	27.4 %	38.2 %
Combined ratio[(4)]	**114.0 %**	**142.9 %**	**115.9 %**	**135.7 %**

[(1)]*The loss ratio is calculated by dividing the sum of loss and allocated LAE and unallocated LAE expenses by net earned insurance premiums.*
[(2)]*The acquisition expense ratio is calculated by dividing insurance acquisition expenses by net earned insurance premiums.*
[(3)]*The other underwriting expense ratio is calculated by dividing other underwriting expenses by net earned insurance premiums.*
[(4)]*The combined ratio is calculated by combining the loss ratio, the acquisition expense ratio, and the other underwriting expense ratio.*

Underwriting Results

Three months ended September 30, 2020 and 2019:

Gross written premiums increased 28% to $23 million for the three months ended September 30, 2020 from $18 million for the three months ended September 30, 2019 primarily due to an increase in Workers' Compensation ($8 million). Net written premiums increased 50% to $21 million for the three months ended September 30, 2020 from $14 million for the three months ended September 30, 2019 due to an increase in Workers' Compensation ($8 million). The increase in Workers' Compensation is due to business written through Pie Insurance, a start-up specializing in a data driven approach to workers' compensation insurance, where we also have a minority investment and carrier relationship.

U.S. Specialty recorded an underwriting (loss) of $(2) million for the three months ended September 30, 2020 compared to an underwriting (loss) of $(4) million for the three months ended September 30, 2019.

Nine months ended September 30, 2020 and 2019:

Gross written premiums increased 35% to $69 million for the nine months ended September 30, 2020 from $51 million for the nine months ended September 30, 2019 primarily due to an increase in Workers' Compensation ($22 million). Net written premiums increased 43% to $60 million for the nine months ended September 30, 2020 from $42 million for the nine months ended September 30, 2019 due to an increase in Workers' Compensation ($19 million). The increase in Workers' Compensation is due to business written through Pie Insurance.

U.S. Specialty recorded an underwriting (loss) of $(7) million for each of the nine months ended September 30, 2020 and 2019.

71

U.S. Specialty gross written premiums

U.S. Specialty (*Millions*)	Three months ended September 30, 2020	Three months ended September 30, 2019	Nine months ended September 30, 2020	Nine months ended September 30, 2019
Workers' Compensation	$ 18.6	$ 10.6	$ 54.1	$ 32.4
Environmental	3.2	4.8	11.9	13.1
Surety	0.8	2.5	2.9	5.0
Total	**$ 22.6**	**$ 17.9**	**$ 68.9**	**$ 50.5**

Three months ended September 30, 2020 and 2019:

Gross written premiums increased 28% to $23 million for the three months ended September 30, 2020 from $18 million for the three months ended September 30, 2019 primarily due to an increase in Workers' Compensation ($8 million). The increase in Workers' Compensation is due to business written through Pie Insurance.

Nine months ended September 30, 2020 and 2019:

Gross written premiums increased 35% to $69 million for the nine months ended September 30, 2020 from $51 million for the nine months ended September 30, 2019 primarily due to an increase in Workers' Compensation ($22 million). The increase in Workers' Compensation is due to business written through Pie Insurance.

U.S. Specialty net earned insurance premiums

U.S. Specialty (*Millions*)	Three months ended September 30, 2020	Three months ended September 30, 2019	Nine months ended September 30, 2020	Nine months ended September 30, 2019
Workers' Compensation	$ 14.7	$ 6.8	$ 36.4	$ 13.9
Environmental	1.6	1.0	4.6	2.4
Surety	0.9	1.3	4.2	3.6
Total	**$ 17.2**	**$ 9.1**	**$ 45.2**	**$ 19.9**

Three months ended September 30, 2020 and 2019:

Net earned insurance premiums increased 89% to $17 million for the three months ended September 30, 2020 from $9 million for the three months ended September 30, 2019 primarily due to an increase in Workers' Compensation ($8 million). The increase in Workers' Compensation is due to business written through Pie Insurance.

Nine months ended September 30, 2020 and 2019:

Net earned insurance premiums increased 125% to $45 million for the nine months ended September 30, 2020 from $20 million for the nine months ended September 30, 2019 primarily due to an increase in Workers' Compensation ($22 million). The increase in Workers' Compensation is due to business written through Pie Insurance.

72

__Runoff & Other__

Runoff & Other consists of the results of Sirius Global Solutions, which specializes in the acquisition and management of runoff liabilities for insurance and reinsurance companies, both in the United States and internationally, as well as asbestos risks, environmental risks and other long-tailed liability exposures.

	Three months ended September 30,		Nine months ended September 30,	
Runoff & Other (*Millions*)	**2020**	**2019**	**2020**	**2019**
Gross written premiums	$ (3.6)	$ 2.1	$ 65.7	$ 4.7
Net written premiums	(2.6)	0.8	65.7	1.5
Net earned insurance and reinsurance premiums	(2.4)	0.5	67.1	1.2
Loss and allocated LAE	(1.1)	(0.9)	(61.2)	(4.4)
Insurance and reinsurance acquisition expenses	(0.8)	(0.1)	(0.9)	(2.6)
Technical (loss) profit	**$ (4.3)**	**$ (0.5)**	**$ 5.0**	**$ (5.8)**
Unallocated LAE	(1.0)	(0.2)	(11.8)	(0.9)
Other underwriting expenses	(1.3)	(1.4)	(3.7)	(4.6)
Underwriting (loss)	**$ (6.6)**	**$ (2.1)**	**$ (10.5)**	**$ (11.3)**
Service fee revenue	0.9	—	0.9	—
General and administrative expenses	(0.9)	(1.2)	(3.8)	(3.0)
Underwriting (loss), including net service fee income	**$ (6.6)**	**$ (3.3)**	**$ (13.4)**	**$ (14.3)**

Underwriting Results

__Three months ended September 30, 2020 and 2019:__

Runoff & Other recorded $(4) million of gross written premiums for the three months ended September 30, 2020 compared to $2 million of gross written premiums for the three months ended September 30, 2019. The reduction in gross written for the three months ended September 30, 2020 was due to a return of premium related to a runoff contract based on updated information from the client.

Runoff & Other recorded an underwriting (loss), including net service fee income, of $(7) million for the three months ended September 30, 2020 compared to an underwriting (loss), including net service fee income, of $(3) million for the three months ended September 30, 2019. Runoff & Other recorded less than $1 million of net favorable prior year loss reserve development for the three months ended September 30, 2020 compared to $1 million of net unfavorable prior year loss reserve development for the three months ended September 30, 2019. For the three months ended September 30, 2020, underwriting (loss) income, including net service fee income, included a $1 million gain on the sale of Empire to Physicians' Reciprocal Insurers. See "*Overview - Background and Recent Developments - Empire Insurance Company*" for further details on the sale of Empire.

__Nine months ended September 30, 2020 and 2019:__

Runoff & Other recorded $66 million of gross written premiums for the nine months ended September 30, 2020 compared to $5 million of gross written premiums for the nine months ended September 30, 2019. The increase from the prior period was primarily due to premiums from the LPT. The LPT did not have an impact on net underwriting results as net earned insurance and reinsurance premiums were offset by a corresponding losses incurred amount. See "*Overview - Background and Recent Developments - Loss Portfolio Transfer*" for further details on the LPT.

73

Runoff & Other recorded an underwriting (loss), including net service fee income, of $(13) million for the nine months ended September 30, 2020 compared to an underwriting (loss), including net service fee income, of $(14) million for the nine months ended September 30, 2019. Runoff & Other recorded an insignificant amount of net unfavorable prior year loss reserve development for the nine months ended September 30, 2020 compared to $5 million of net unfavorable prior year loss reserve development for the nine months ended September 30, 2019. The net unfavorable prior year loss reserve development for the nine months ended September 30, 2019 was primarily due to an increase in reserves for a disputed Latin American Facultative Surety claim in arbitration. For the nine months ended September 30, 2020, underwriting (loss) income, including net service fee income, included a $1 million gain on the sale of Empire to Physicians' Reciprocal Insurers. See "*Overview - Background and Recent Developments - Empire Insurance Company*" for further details on the sale of Empire.

Reinsurance Protection

The following tables display Sirius Group's underwriting ratios prior to cessions to reinsurers ("Gross"), cessions to reinsurers ("Ceded"), and after cessions to reinsurers ("Net") basis.

Three months ended September 30, 2020 and 2019

	Three months ended September 30, 2020			
	Global Reinsurance	**Global A&H**	**U.S. Specialty**	**Total**
Gross ratios:				
Loss ratio	83.1%	71.8%	54.4%	79.1%
Acquisition expense ratio	20.9%	26.8%	21.2%	21.7%
Other underwriting expense ratio	8.3%	3.6%	19.3%	8.0%
Gross Combined ratio	**112.3%**	**102.2%**	**94.9%**	**108.8%**
Ceded ratios:				
Loss ratio	83.3%	69.6%	16.2%	69.2%
Acquisition expense ratio	19.4%	21.3%	12.4%	20.3%
Ceded Combined ratio	**102.7%**	**90.9%**	**28.6%**	**89.5%**
Net ratios:				
Loss ratio	83.0%	74.5%	65.7%	82.0%
Acquisition expense ratio	21.3%	32.0%	23.3%	22.4%
Other underwriting expense ratio	10.4%	5.0%	25.0%	11.1%
Net Combined ratio	**114.7%**	**111.5%**	**114.0%**	**115.5%**

Sirius Group's net combined ratio was 7 points higher than the gross combined ratio primarily due to the costs of retrocessional protections with limited ceded loss recoveries for the three months ended September 30, 2020, driven mainly by Global Reinsurance.

74

	Three months ended September 30, 2019			
	Global Reinsurance	Global A&H	U.S. Specialty	Total
Gross ratios:				
Loss ratio	101.8%	56.2%	112.3%	88.7%
Acquisition expense ratio	22.1%	26.8%	14.9%	20.5%
Other underwriting expense ratio	6.5%	4.6%	27.2%	7.4%
Gross Combined ratio	**130.4%**	**87.6%**	**154.4%**	**116.6%**
Ceded ratios:				
Loss ratio	79.1%	53.3%	238.0%	72.7%
Acquisition expense ratio	22.2%	21.9%	26.9%	22.2%
Ceded Combined ratio	**101.3%**	**75.2%**	**264.9%**	**94.9%**
Net ratios:				
Loss ratio	108.3%	57.0%	91.2%	93.2%
Acquisition expense ratio	21.8%	28.2%	22.0%	20.1%
Other underwriting expense ratio	8.3%	5.9%	29.7%	9.5%
Net Combined ratio	**138.4%**	**91.1%**	**142.9%**	**122.8%**

Sirius Group's net combined ratio was 6 points higher than the gross combined ratio primarily due to the costs of retrocessional protections with limited ceded loss recoveries for the three months ended September 30, 2019, driven mainly by Global Reinsurance.

Nine months ended September 30, 2020 and 2019

	Nine months ended September 30, 2020			
	Global Reinsurance	Global A&H	U.S. Specialty	Total
Gross ratios:				
Loss ratio	87.7%	68.2%	61.2%	82.6%
Acquisition expense ratio	21.0%	26.8%	22.7%	19.9%
Other underwriting expense ratio	7.7%	3.9%	29.6%	8.0%
Gross Combined ratio	**116.4%**	**98.9%**	**113.5%**	**110.5%**
Ceded ratios:				
Loss ratio	96.3%	67.5%	35.6%	82.8%
Acquisition expense ratio	17.2%	21.0%	21.3%	18.9%
Ceded Combined ratio	**113.5%**	**88.5%**	**56.9%**	**101.7%**
Net ratios:				
Loss ratio	85.9%	68.7%	65.5%	82.6%
Acquisition expense ratio	21.7%	28.6%	23.0%	20.1%
Other underwriting expense ratio	9.3%	5.2%	27.4%	9.8%
Net Combined ratio	**116.9%**	**102.5%**	**115.9%**	**112.5%**

Sirius Group's net combined ratio was 2 points higher than the gross combined ratio for the nine months ended September 30, 2020. An Other Property fronting arrangement, which records offsetting gross and ceded loss and commission results, less a margin to Sirius Group, also impacted the gross and ceded loss and commission ratios for the nine months ended September 30, 2020.

75

	Nine months ended September 30, 2019			
	Global Reinsurance	Global A&H	U.S. Specialty	Total
Gross ratios:				
Loss ratio	76.4%	61.7%	79.7%	72.9%
Acquisition expense ratio	22.3%	27.3%	25.2%	21.4%
Other underwriting expense ratio	7.1%	4.3%	33.1%	7.8%
Gross Combined ratio	**105.8%**	**93.3%**	**138.0%**	**102.1%**
Ceded ratios:				
Loss ratio	58.0%	61.2%	106.8%	59.8%
Acquisition expense ratio	26.6%	22.3%	24.1%	25.1%
Ceded Combined ratio	**84.6%**	**83.5%**	**130.9%**	**84.9%**
Net ratios:				
Loss ratio	81.5%	61.8%	74.9%	76.7%
Acquisition expense ratio	21.2%	28.8%	22.6%	20.4%
Other underwriting expense ratio	9.1%	5.7%	38.2%	10.0%
Net Combined ratio	**111.8%**	**96.3%**	**135.7%**	**107.1%**

Sirius Group's net combined ratio was 5 points higher than the gross combined ratio primarily due to the costs of retrocessional protections with limited ceded loss recoveries for the nine months ended September 30, 2019, driven mainly by Global Reinsurance.

Non-GAAP Financial Measures

In presenting Sirius Group's results, management has included and discussed non-GAAP financial measures: Tangible book value, Tangible book value per common share, and Operating (loss) attributable to common shareholders. The Company believes that these non-GAAP financial measures, which may be defined and calculated differently by other companies, better explain and enhance the understanding of the Company's results of operations. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP.

Tangible book value and Tangible book value per common share

Tangible book value and Tangible book value per common share are non-GAAP financial measures. Tangible book value and Tangible book value per common share are useful to investors because they measure the realizable value of common shareholder returns, excluding the impact of goodwill, intangible assets, and net deferred liability on intangible assets.

Tangible book value is derived by subtracting Goodwill, Intangible assets and Net deferred tax liability on intangible assets from book value. Tangible book value per common share is derived by dividing Tangible book value by the total number of Common shares outstanding.

The reconciliations to Total common shareholders' equity and Book value per common share, the most directly comparable GAAP measures, are presented in the table below.

76

(Expressed in millions of U.S. dollars, except share and per share amounts)		September 30, 2020		June 30, 2020		December 31, 2019
Common shares outstanding		**115,299,341**		**115,299,341**		**115,299,341**
Total common shareholders' equity	$	1,459.2	$	1,519.7	$	1,640.4
Goodwill		(400.8)		(400.8)		(400.8)
Intangible assets		(168.0)		(171.9)		(179.8)
Net deferred tax liability on intangible assets		19.1		20.1		22.8
Tangible book value	**$**	**909.5**	**$**	**967.1**	**$**	**1,082.6**
Book value per common share	**$**	**12.66**	**$**	**13.18**	**$**	**14.23**
Tangible book value per common share	**$**	**7.89**	**$**	**8.39**	**$**	**9.39**

Operating (loss) attributable to common shareholders

The Company uses Operating (loss) attributable to common shareholders as a measure to evaluate the underlying fundamentals of its operations and believes it to be a useful measure of its core performance. Operating (loss) attributable to common shareholders as used herein differs from net (loss) income attributable to common shareholders, which the Company believes is the most directly comparable GAAP measure, by the exclusion of net realized and unrealized gains and losses on investments, net foreign exchange gains (losses) and the associated income tax expense or benefit. The Company's management believes that Operating (loss) attributable to common shareholders is useful to investors because it is more reflective of the Company's core business, as it removes the variability arising from fluctuations in the Company's fixed maturity investment portfolio, equity investments trading, investments-related derivatives, and net foreign exchange gains (losses) and the associated income tax expense or benefit of those fluctuations. The following is a reconciliation of Net (loss) income attributable to common shareholders to Operating (loss) attributable to common shareholders:

		Three months ended September 30,		Nine months ended September 30,	
(Expressed in millions of U.S. dollars)		2020	2019	2020	2019
Net (loss) income attributable to common shareholders	**$**	**(95.5) $**	**(2.7) $**	**(207.2) $**	**99.2**
Adjustment for net realized and unrealized (gains) on investments		(27.4)	(69.2)	(19.7)	(183.3)
Adjustment for net foreign exchange losses (gains)		21.3	(4.3)	18.9	(9.4)
Adjustment for income tax expense (benefits) [(1)]		0.8	10.8	(10.2)	27.6
Operating (loss) attributable to common shareholders	**$**	**(100.8) $**	**(65.4) $**	**(218.2) $**	**(65.9)**

[(1)]Adjustment for income tax expense (benefits) represents the income tax expense (benefits) associated with the adjustment for net realized and unrealized (gains) on investments and the income tax expense (benefits) associated with the adjustment for net foreign exchange losses (gains). The income tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors.

Liquidity and Capital Resources

Liquidity is a measure of a company's ability to generate cash flows sufficient to meet short-term and long-term cash requirements of its business operations. Sirius Group's insurance and reinsurance operations are subject to regulation and supervision in each of the jurisdictions where they are domiciled and licensed to conduct business. Generally, regulatory authorities have broad supervisory and administrative powers over such matters as licenses, standards of solvency, premium rates, policy forms, investments, security deposits, methods of accounting, form and content of financial statements, reserves for unpaid loss and LAE, reinsurance, minimum capital and surplus requirements, dividends and other distributions to shareholders, periodic examinations and annual and other report filings. In general, such regulation is for the protection of policyholders rather than shareholders. Sirius Group manages its liquidity needs primarily through the maintenance of a short duration and high quality fixed income portfolio.

77

To date, the COVID-19 pandemic has not materially impacted our ability to meet liquidity, regulatory capital requirements, or other contractual commitments. Dividend Capacity Sirius Group's top tier regulated insurance and reinsurance operating subsidiary is Sirius Bermuda. Sirius Bermuda's ability to pay dividends is limited under Bermuda law and regulations. Under the Insurance Act 1978, Sirius Bermuda is restricted with respect to the payment of dividends. Sirius Bermuda is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year's statutory balance sheet) unless it files, at least seven days before payment of such dividends, with the Bermuda Monetary Authority ("BMA") an affidavit stating that it will continue to meet the required margins following the declaration of those dividends. As of December 31, 2019, Sirius Bermuda could pay approximately $524 million to its parent company, Sirius International Group, Ltd., during 2020. Sirius Bermuda indirectly owns Sirius International, Sirius America and Sirius Group's other insurance and reinsurance operating companies, each of which are limited in their ability to pay dividends by the insurance laws of their relevant jurisdictions. CMIG International, which is approximately 82% owned by China Minsheng Investment Group Corp., Ltd. ("CMIG"), shares approximately 87% of the voting and dispositive power over the Sirius Group equity securities as of September 30, 2020, with CMIG, and CMIG International's wholly-owned Bermuda holding company, CM Bermuda Ltd. ("CM Bermuda"). During 2019, CMIG made several public announcements relating to defaults and cross-defaults on certain bonds and other debt obligations issued by certain subsidiaries of CMIG (the "CMIG Defaults"), the failure and uncertainty of CMIG's subsidiaries to repay their debt obligations as they become due and the existence of certain asset freeze orders relating to the equity interests of CMIG in certain Chinese subsidiaries not within the chain of control of Sirius Group. On May 3, 2019, in connection with the CMIG Defaults, Sirius Bermuda and Sirius Group entered into a voluntary undertaking with the BMA to provide further comfort to the BMA as the group supervisor of Sirius Group and primary regulator of Sirius Bermuda, the designated insurer for group supervisory purposes regarding the potential risks to Sirius Group in connection with the CMIG Defaults. On March 27, 2020, Sirius Group extended the voluntary undertaking for an additional year. Pursuant to the voluntary undertaking, each of Sirius Group and Sirius Bermuda have agreed, until May 3, 2021, (a) to provide ten days prior written notice to the BMA prior to declaring any dividend or capital distribution, which notice shall include an affidavit confirming that the declaration and payment of such dividend would not be in breach of (i) the provisions of section 54 of the Companies Act 1981 in the case of Sirius Bermuda, (ii) the Minimum Liquidity Ratio as defined in the Insurance Act 1978 in the case of Sirius Bermuda; and (iii) the Target Capital Level of 120% of the Enhanced Capital Requirement as defined by the Bermuda Solvency Capital Requirement promulgated by the BMA for Sirius Group and Sirius Bermuda, and a summary description of the use proceeds from such declaration or dividend or capital distribution within Sirius Group or Sirius Bermuda; (b) not to enter into any guarantees, keepwells, loans or other financial arrangements between Sirius Group and CMIG, or provide any credit support with respect to any obligations of CMIG; and (c) not to enter into any related party transaction with CMIG without the BMA's consent. For the nine months ended September 30, 2020, Sirius Bermuda paid $70 million of dividends to its immediate parent. Sirius International has the ability to pay dividends to its immediate parent subject to the availability of unrestricted equity, calculated in accordance with the Swedish Act on Annual Accounts in Insurance Companies and the Swedish Financial Supervisory Authority (the "SFSA"). Unrestricted equity is calculated on a consolidated group account basis and on a parent account basis. Differences between the two include but are not limited to accounting for goodwill, subsidiaries (with parent accounts stated at original foreign exchange rates), taxes and pensions. Sirius International's ability to pay dividends is limited to the "lower of" unrestricted equity as calculated within the group and parent accounts. As of December 31, 2019, Sirius International had $402 million (based on the December 31, 2019 SEK to USD exchange rate) of unrestricted equity on a parent account basis (the lower of the two approaches) available to pay dividends in 2020. The amount of dividends available to be paid by Sirius International in any given year is also subject to cash flow and earnings generated by Sirius International's business, the maintenance of adequate solvency capital ratios for Sirius International and the consolidated Sirius International UK Holdings Ltd. group, as well as dividends received from its subsidiaries. Earnings generated by Sirius International's business that are allocated to the Safety Reserve are not available to pay dividends (see "Safety Reserve" below). For the nine months ended September 30, 2020, Sirius International did not declare a dividend and paid $9 million of dividends declared prior to 2018. 78

Under the normal course of business, Sirius America has the ability to pay dividends to its immediate parent during any twelve-month period without the prior approval of regulatory authorities in an amount set by a formula based on the lesser of net investment income, as defined by statute, or 10% of statutory surplus, in both cases as most recently reported to regulatory authorities, subject to the availability of earned surplus and subject to dividends paid in prior periods. Based on this formula, Sirius America has ordinary dividend capacity as of September 30, 2020 without prior regulatory approval. As of December 31, 2019, Sirius America had $522 million of statutory surplus and $89 million of earned surplus and could pay approximately $52 million to its parent company, Sirius International Holding Company, during 2020. For the nine months ended September 30, 2020, Sirius America paid a dividend of $25 million to its immediate parent. For the nine months ended September 30, 2020, Sirius Group did not pay any dividends. As of September 30, 2020, Sirius Group had $42 million of net unrestricted cash, short-term investments, and fixed maturity investments outside of its regulated and unregulated insurance and reinsurance operating subsidiaries. Safety Reserve Subject to certain limitations under Swedish law, Sirius International is permitted to transfer pre-tax income amounts into a reserve referred to as a "Safety Reserve." Under local statutory requirements, an amount equal to the deferred tax liability on Sirius International's Safety Reserve is included in Solvency Capital. Access to the Safety Reserve is restricted to cover insurance and reinsurance losses and to cover a breach of the Solvency Capital Requirement. Access for any other purpose requires the approval of Swedish regulatory authorities. Similar to the approach taken by Swedish regulatory authorities, most major rating agencies generally include the balance of the Safety Reserve, without any provision for deferred taxes, in Sirius International's regulatory capital when assessing Sirius International and Sirius Group's financial strength. As of September 30, 2020, Sirius International's Safety Reserve amounted to SEK 10.2 billion, or $1.1 billion (based on the September 30, 2020 SEK to USD exchange rate). Under GAAP, an amount equal to the Safety Reserve, net of a related deferred tax liability established at the Swedish tax rate, is classified as common shareholders' equity. Generally, this deferred tax liability ($234 million based on the September 30, 2020 SEK to USD exchange rate) is only required to be paid by Sirius International if it fails to maintain prescribed levels of premium writings and loss reserves in future years. As a result of the indefinite deferral of these taxes, the related deferred tax liability is not taken into account by Swedish regulatory authorities for purposes of calculating Solvency Capital under Swedish insurance regulations. Pursuant to tax legislation effective as of January 1, 2019, the tax rate applicable to Swedish corporations decreased to 21.4%, and then will further reduce to 20.6% starting in 2021. The tax legislation also introduced an annual tax on the Safety Reserve effective as of January 1, 2019. This provision adds additional taxable income for the Company annually. The calculation applies the Government Borrowing Rate (with a floor rate of +0.5%) to the Safety Reserve balance at the beginning of the year. At the current year tax rate of 21.4% the additional tax expense for the nine months ended September 30, 2020 is SEK 8 million, or $1 million (based on the September 30, 2020 SEK to USD exchange rate). Further, the enacted legislation also included a new provision treating an amount equal to 6% of the Safety Reserve balance as of January 1, 2021, as additional taxable income in tax year 2021 only, subject to tax at the applicable 20.6% rate. Based on this provision and Sirius International's Safety Reserve balance as of September 30, 2020, Sirius International has recorded an additional deferred tax liability as of September 30, 2020 in the amount of SEK 126 million, or $14 million (based on the September 30, 2020 SEK to USD exchange rate) for a total deferred tax liability of $248 million. Insurance Float Insurance float is an important aspect of Sirius Group's insurance and reinsurance operations. Insurance float represents funds that an insurance or reinsurance company holds for a limited time. In an insurance or reinsurance operation, float arises because premiums are collected before losses are paid. This interval can extend over many years. During that time, the insurer or reinsurer invests the funds. When the premiums that an insurer or reinsurer collects do not cover the losses and expenses it eventually must pay, the result is an underwriting loss, which can be considered as the cost of insurance float. 79

Insurance float can increase in a number of ways, including through acquisitions of insurance and reinsurance operations, organic growth in existing insurance and reinsurance operations and recognition of losses that do not immediately cause a corresponding reduction in investment assets. Conversely, insurance float can decrease in a number of other ways, including sales of insurance and reinsurance operations, shrinking or runoff of existing insurance and reinsurance operations, the acquisition of operations that do not have substantial investment assets (e.g., an agency) and the recognition of gains that do not cause a corresponding increase in investment assets. It is Sirius Group's intention to generate low-cost float over time through a combination of acquisitions and organic growth in its existing insurance and reinsurance operations.

Certain operational leverage metrics can be measured with ratios that are calculated using insurance float. There are many activities that do not change the amount of insurance float at an insurance or reinsurance company but can have a significant impact on Sirius Group's operational leverage metrics. For example, investment gains and losses, foreign currency translation gains and losses, debt issuances and repurchases/repayments, common and preference share issuances and repurchases and dividends paid to shareholders are all activities that do not change insurance float but can meaningfully impact operational leverage metrics that are calculated using insurance float. Insurance float increased by $297 million from December 31, 2019 mainly due to losses incurred from COVID-19 for the nine months ended September 30, 2020.

The following table illustrates Sirius Group's consolidated insurance float position as of September 30, 2020 and December 31, 2019:

(Expressed in millions of U.S. dollars, except multiples)	**September 30, 2020**	**December 31, 2019**
Loss and LAE reserves	$ 2,672.9	$ 2,331.5
Unearned insurance and reinsurance premiums	759.4	708.0
Ceded reinsurance payable	270.3	244.7
Funds held under reinsurance treaties	156.5	169.1
Deferred tax liability on safety reserve	247.5	239.4
Float liabilities	**4,106.6**	3,692.7
Cash	168.4	136.3
Reinsurance recoverable on paid and unpaid losses	552.9	484.2
Insurance and reinsurance premiums receivable	789.0	730.1
Funds held by ceding companies	244.1	293.9
Ceded unearned insurance and reinsurance premiums	172.5	162.0
Deferred acquisition costs	145.2	148.2
Float assets	**2,072.1**	1,954.7
Insurance float	**$ 2,034.5**	$ 1,738.0
Insurance float as a multiple of total capital[(1)]	**0.9 x**	0.7 x
Insurance float as a multiple of Sirius Group's common shareholders' equity	**1.4 x**	1.1 x

[(1)] *See calculation of total capital in the table below under "Financing."*

Financing

Sirius Group can provide no assurance that, if needed, it would be able to obtain additional debt or equity financing on satisfactory terms, if at all. In particular, as discussed in Item 1A, "Risk Factors," in our 2019 Annual Report, the CMB Resolution (as defined therein) may prohibit our Board of Directors from issuing any common or preference shares, warrants, options or other forms of share equity, or to confer any new share rights or implement any rights plan, or to amend or vary or alter any rights attaching to any existing shares, in each case without the prior approval of holders of the common shares of the Company representing at least 75% of the shareholder voting rights. The approval of holders of the common shares of the Company representing at least 75% of the shareholder voting rights cannot be assured. As such, the CMB Resolution may prevent Sirius Group from performing a number of matters necessary to the operation of its business, including raising capital, even if necessary to meet regulatory or rating agency capital requirements, to finance its operations or to increase its public float, as well as incentivizing employees using shares of the Company, and completing equity-based financing of transactions without the prior approval of holders of the common shares of the Company representing at least 75% of the shareholder voting rights.

80

The following table summarizes Sirius Group's capital structure as of September 30, 2020 and December 31, 2019:

(Expressed in millions of U.S. dollars, except ratios)	September 30, 2020		December 31, 2019	
2017 SEK Subordinated Notes	$	301.3	$	291.2
2016 SIG Senior Notes		394.5		394.0
Total debt		**695.8**		**685.2**
Series B preference shares		197.5		223.0
Common shareholders' equity		1,459.2		1,640.4
Total capital	**$**	**2,352.5**	**$**	**2,548.6**
Total debt to total capital		**30 %**		**27 %**
Total debt and Series B preference shares to total capital		**38 %**		**36 %**

2017 SEK Subordinated Notes

On September 22, 2017, Sirius Group issued floating rate callable subordinated notes denominated in SEK in the amount of SEK 2,750 million (or $346 million on date of issuance) at a 100% issue price ("2017 SEK Subordinated Notes"). The 2017 SEK Subordinated Notes were issued in an offering that was exempt from the registration requirements of the Securities Act of 1933 (the "Securities Act"). The 2017 SEK Subordinated Notes bear interest on their principal amount at a floating rate equal to the applicable Stockholm Interbank Offered Rate ("STIBOR") for the relevant interest period plus an applicable margin, payable quarterly in arrears on March 22, June 22, September 22, and December 22 in each year commencing on December 22, 2017, until maturity in September 2047.

See Note 10 *"Debt and standby letters of credit facilities"* and Note 14 *"Common shareholder's equity, mezzanine equity, and non-controlling interests"* in Sirius Group's unaudited financial statements included elsewhere herein for further details and discussion with respect to the 2017 SEK Subordinated Notes.

2016 SIG Senior Notes

On November 1, 2016, Sirius Group issued $400 million face value of senior unsecured notes ("2016 SIG Senior Notes") at an issue price of 99.209% for net proceeds of $392 million after taking into effect both deferrable and non-deferrable issuance costs. The 2016 SIG Senior Notes were issued in an offering that was exempt from the registration requirements of the Securities Act. The 2016 SIG Senior Notes bear an annual interest rate of 4.6%, payable semi-annually in arrears on May 1, and November 1, in each year commencing on May 1, 2017, until maturity in November 2026.

See Note 10 *"Debt and standby letters of credit facilities"* in Sirius Group's unaudited financial statements included elsewhere herein for further details and discussion with respect to the 2016 SIG Senior Notes.

Series B Preference Shares

In connection with the closing of the merger of Sirius Group with Easterly Acquisition Corp. (the "Easterly Merger") on November 5, 2018, Sirius Group issued 11,901,670 of the 15,000,000 authorized Series B preference shares, with a par value of $0.01 per share, to affiliated funds of Gallatin Point Capital, The Carlyle Group, Centerbridge Partners, L.P. and Bain Capital Credit (collectively, the "Preference Share Investors") as part of the private placement of Series B preference shares, common shares, and warrants in connection with the Easterly Merger. The Series B preference shares contain both a mandatory conversion and optional redemption features, with the optional redemption features allowing for settlement in either common shares or cash. Sirius Group accounts for the Series B preference shares outside of permanent equity as mezzanine equity in the Consolidated Balance Sheets as its ability to settle in common shares cannot be assured, and thus we presume that Sirius Group will be required to settle the Series B preference shares in cash, as if it were a redemption feature.

The Series B preference shares rank senior to common shares with respect to dividend rights, rights of liquidation, winding-up, or dissolution of the Company and junior to all of the Company's existing and future policyholder obligations and debt obligations. Without the consent of the holders of the Series B preference shares, the Company may not issue any class or series of shares that rank senior or pari passu with the Series B preference shares as to the payment of dividends or as to distribution of assets upon any voluntary or involuntary liquidation, winding-up or dissolution of the Company, if the aggregate gross proceeds from the issuance of all such senior or pari passu shares equals or exceeds $100 million.

81

The Company adjusts the carrying value of the Series B preference shares to equal the redemption value at the end of each reporting period. As of September 30, 2020 and December 31, 2019, the balance of the Series B preference shares was $198 million and $223 million, respectively. In April and May 2020, the Company received letters from the Preference Share Investors, including Notices of Redemption claiming that there has been a change in control of Sirius Group within the meaning of the Certificate of Designation of the Series B preference shares and demanding the redemption of all of their Series B preference shares. The Company has reviewed the Notices of Redemption and related attachments, and continued its inquiry into the matters asserted therein. In connection with that inquiry, the Company received a letter from CMIG International confirming that (i) CMIG International continues to own 100% of the outstanding equity of CM Bermuda, and there have been no transfers of any shares of CM Bermuda (or CMIG International) and (ii) there have been no transfers of the shares owned by CM Bermuda, in each case since the initial listing of the Company’s common shares in November 2018. In addition, the Company received a secretary’s certificate from CM Bermuda identifying CMIG International as CM Bermuda’s sole shareholder. CM Bermuda also provided a letter from its lead facility agent confirming on behalf of the lenders under CM Bermuda’s facility agreement that no default or event of default has been declared under the facility agreement and that the facility agent has not exercised any of the rights that may be available it under an event of default. The letter further confirms that at no time has any lender or any trustee appointed on behalf of a lender acquired direct or indirect beneficial ownership of any of the shares of Sirius Group, CM Bermuda, CMIG International or China Minsheng Investment Group Corp., Ltd. As a result of such inquiry, Sirius Group responded to the Preference Share Investors that it is not aware of any facts that would support the conclusion that an event has occurred that would result in a change in beneficial ownership of the shares of the Company owned by CM Bermuda that would give rise to a redemption right by the Preference Share Investors. As such, Sirius Group concluded and notified the Preference Share Investors that they are not entitled at this time to elect a redemption of any of their Series B preference shares. On September 4, 2020, TPRE entered into a transaction agreement (the “Transaction Agreement”) by and among TPRE and the Preference Share Investors. Pursuant to the terms of the Transaction Agreement, the Preference Share Investors will exchange their existing Series B preference shares of Sirius Group for new Series B preference shares, par value $0.10, of TPRE (the “SiriusPoint Preference Shares”) upon consummation of the proposed Merger (“Closing”), pursuant to the Merger Agreement. In exchange for the SiriusPoint Preference Shares, the Preference Share Investors have also agreed to toll certain potential claims they may have against Sirius Group from the date of the Transaction Agreement until Closing or the earlier termination of the Transaction Agreement, and have agreed to release such potential claims upon Closing. Standby letter of credit facilities On November 6, 2019, Sirius International agreed to renew two standby letter of credit facility agreements totaling $125 million to provide capital support for Lloyd's Syndicate 1945. The first letter of credit is a $90 million facility with Nordea Bank Abp, London Branch, which is issued on an unsecured basis. The second letter of credit is a $35 million facility with DNB Bank ASA, Sweden Branch, $25 million of which is issued on an unsecured basis. Each facility is renewable annually. The above referenced facilities are subject to various affirmative, negative and financial covenants that the Company considers to be customary for such borrowings, including certain minimum net worth and maximum debt to capitalization standards. Sirius International has other secured letter of credit and trust arrangements with various financial institutions to support its insurance operations. As of September 30, 2020 and December 31, 2019, these secured letter of credit and trust arrangements were collateralized by pledged assets and assets in trust of SEK 4.4 billion and SEK 3.4 billion, respectively, or $488 million and $363 million, respectively (based on the September 30, 2020 and December 31, 2019 SEK to USD exchange rates). As of September 30, 2020 and December 31, 2019, Sirius America Insurance Company's trust arrangements were collateralized by pledged assets and assets in trust of $48 million and $58 million, respectively. As of September 30, 2020 and December 31, 2019, Sirius Bermuda's letters of credit and trust arrangements were collateralized by pledged assets and assets in trust of $520 million and $784 million, respectively. 82

Revolving credit facility In February 2018, Sirius Group, through its indirectly wholly-owned subsidiary SIG entered into a three-year, $300 million senior unsecured revolving credit facility (the "Facility"). The Facility provides access to loans for working capital and general corporate purposes, and letters of credit to support obligations under insurance and reinsurance agreements and retrocessional agreements. The Facility is subject to various affirmative, negative and financial covenants that Sirius Group considers to be customary for such borrowings, including certain minimum net worth, maximum debt to capitalization and financial strength rating standards. As of September 30, 2020, there were no outstanding borrowings under the Facility. Debt and standby letter of credit facility covenants As of September 30, 2020, Sirius Group was in compliance with all of the covenants under the 2017 SEK Subordinated Notes, the 2016 SIG Senior Notes, the Nordea Bank Abp, London Branch facility, and the DNB Bank ASA, Sweden Branch facility. In addition, as of September 30, 2020, Sirius Group was in compliance with all of the covenants under the Facility. Off Balance Sheet Arrangements Sirius Group is not party to any off-balance sheet transaction, agreement or other contractual arrangement as defined by Item 303(a)(4) of Regulation S-K to which an entity unconsolidated with Sirius Group is a party that management believes is reasonably likely to have a current or future effect on its financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that Sirius Group believes is material to investors. Contractual Obligations and Commitments In the normal course of business, we are party to a variety of contractual obligations, summarized as of December 31, 2019 in our 2019 Annual Report. We consider these contractual obligations when assessing our liquidity requirements. During the nine months ended September 30, 2020, other than as disclosed in Note 5 "Reserves for unpaid losses and loss adjustment expenses" in Sirius Group's unaudited financial statements included elsewhere in this Quarterly Report on Form 10-Q with respect to an increase in our reserve for loss and LAE reserves, and Note 10 "Debt and standby letters of credit facilities" in Sirius Group's unaudited financial statements included elsewhere in this Quarterly Report on Form 10-Q with respect to our long term debt obligations, there were no other material changes in our contractual obligations as disclosed in the table of contractual obligations, and related footnotes, included in our 2019 Annual Report. Cash Flows Sirius Group derives cash primarily from the net inflow of premiums less claim payments related to underwriting activities, from fee income, and from net investment income. The insurance and reinsurance business inherently provides liquidity, as premiums are received in advance of the time claims are paid. However, the amount of cash required to fund claim payments can fluctuate significantly from period to period, due to the low frequency and high severity nature of certain types of business we write. Sirius Group's remaining cash flows are generally reinvested in our investment portfolio. In addition, as previously disclosed, Sirius Group has access to the $300 million Facility that provides access to loans for working capital and general corporate purposes, and letters of credit to support obligations under insurance and reinsurance agreements and retrocessional agreements. 83

The following table summarizes our consolidated cash flows from operating, investing, and financing activities for the nine months ended September 30, 2020 and 2019. Nine months ended (Millions) September 30, 2020 September 30, 2019 Operations $ 115.5 $ 87.9 Financing activities (29.4) (0.1) Increase in cash during year $ 33.6 $ 27.6 (1)Refer to Consolidated Statements of Cash Flows included in Sirius Group's Unaudited Consolidated Financial Statements included in "Part I, Item 1. Financial Statements." Cash flows from operations for the nine months ended September 30, 2020 and 2019 Net cash provided from operations was $116 million and $88 million for the nine months ended September 30, 2020 and 2019, respectively. Cash flows from operations increased $28 million for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 due to higher amounts of net premiums collected which were partially offset by higher net paid losses, lower net service fee income, and lower net investment income. Long-term compensation items affecting cash flows from operations For each of the nine months ended September 30, 2020 and 2019, Sirius Group made long-term incentive payments totaling $2 million. For the nine months ended September 30, 2020, Sirius Group made retention related award payments totaling $7 million that were issued to key employees in November 2019. See Note 13 "Share-based compensation" in Sirius Group's unaudited financial statements included elsewhere in this Quarterly Report on Form 10-Q for further details and discussion. Cash flows (used for) investing and financing activities for the nine months ended September 30, 2020 and 2019 Cash flows (used for) investing activities were $(59) million and $(51) million for the nine months ended September 30, 2020 and 2019, respectively. Cash flows (used for) financing activities were $(29) million for the nine months ended September 30, 2020 and insignificant for the nine months ended September 30, 2019. Financing and other capital activities On September 24, 2020, Sirius Group paid $4 million to WE B CEJS (formerly known as Armada Enterprises LLC) as a contingent consideration payment for the three-year contingent earn-out mechanism from the acquisition of Armada and its subsidiaries (the "Armada Earnout") for performance related to the 2019 underwriting year. Previously, on April 17, 2020, Sirius Group paid $6 million to WE B CEJS as a contingent consideration payment for performance related to the 2017 and 2018 underwriting years. See Note 3 "Significant transactions" in Sirius Group's audited financial statements included in our 2019 Annual Report for further details and discussion with respect to the Armada Earnout. 84 Effect of exchange rate changes on cash6.1(9.4) Investing activities(58.6)(50.8) Net cash provided from (used for)(1)

On July 2, 2020, Sirius Group paid $18 million to IMGAH for the contingent consideration payment for the 2019 calendar year, which represents the final contingent consideration payment. See Note 3 "Significant transactions" in Sirius Group's audited financial statements included in our 2019 Annual Report for further details and discussion with respect to the IMGAH contingent consideration. During the nine months ended September 30, 2020, Sirius Group paid $9 million of interest on the 2016 Senior Notes and $9 million of interest on the 2017 SEK Subordinated Notes. During the nine months ended September 30, 2019, Sirius Group paid $9 million of interest on the 2016 Senior Notes and $9 million of interest on the 2017 SEK Subordinated Notes. Summary of Critical Accounting Estimates Our Consolidated Financial Statements include certain amounts that are inherently uncertain and judgmental in nature. As a result, we are required to make assumptions and best estimates in order to determine the reported values. We consider an accounting estimate to be critical if: (1) it requires that significant assumptions be made in order to deal with uncertainties and (2) changes in the estimate could have a material impact on our results of operations, financial condition or liquidity. As disclosed in our 2019 Annual Report, we believe that the material items requiring such subjective and complex estimates are our: Loss and LAE Reserves Fair Value Measurements Goodwill Premiums Income Taxes There have been no material changes to the Company's critical accounting estimates for the nine months ended September 30, 2020. For additional information regarding our critical accounting estimates, refer to our 2019 Annual Report. 85